As filed with the Securities and Exchange Commission on January 25, 1999

                                                     Registration No. 333-63523
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549
                                  ------------

                                AMENDMENT NO. 2

                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                                    ------------
                                eLOTTERY, INC.
            (Exact name of registrant as specified in its charter)

             DELAWARE                        7999                   13-3808625
 (State or other jurisdiction   (Primary Standard Industrial     (I.R.S. Employer
      of incorporation or         Classification Code No.)      Identification No.)
         organization)

                                    ------------
                            478 Wheelers Farms Road
                               Milford, CT 06460
                                 203-876-7600
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              Michael W. Yacenda

                                eLottery, Inc.

                            478 Wheelers Farms Road
                          Milford, Connecticut 06460
                                (203) 876-7600
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                    ------------

                                      COPIES OF ALL COMMUNICATIONS TO:
      Barbara C. Anderson                Thurston R. Moore, Esq.          Michael W. Yacenda
EXECUTONE Information Systems, Inc.          Hunton & Williams               eLottery, Inc.
 Riverfront Plaza, East Tower            478 Wheelers Farms Road      Milford, Connecticut 06460
    478 Wheelers Farms Road                951 East Byrd Street               (203) 876-7600
  Milford, Connecticut 06460            Richmond, Virginia 23219
        (203) 876-7600                      (804) 788-8295

                                    ------------
      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                         CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------
 Title of Each Class of     Amount To    Proposed Maximum     Proposed Maximum     Amount of
    Securities To Be      Be Registered Offering Price Per   Aggregate Offering  Registration
       Registered                             Unit(1)             Price(1)          Fee(2)
-----------------------------------------------------------------------------------------------
Common  Stock, $ .01 par   9,967,824          $2.33            $23,232,936        $3,908.78
value per share             shares
-----------------------------------------------------------------------------------------------

     (1) Calculated solely for the purpose of calculating the registration fee at the book value of the shares being registered.
     (2) Amount is reduced by the amount of the registration fee paid by the Company on September 16, 1998 and November 16, 1998 in connection with its prior filings of the Registration Statement on Form S-1.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                          S-1 REGISTRATION STATEMENT
                             CROSS REFERENCE SHEET



Part I - Information Required in Prospectus Location in Prospectus

Item 1   Forepart of Registration           Facing Page; Outside Front Cover
           Statement and Outside Front        Page of Prospectus
           Cover Page of Prospectus

Item 2   Inside Front and Outside Back      Inside Front and Outside Back Cover
           Cover Pages of Prospectus          Pages of Prospectus

Item 3   Summary Information, Risk Factors  "PROSPECTUS SUMMARY;" "RISK FACTORS"
           and Ratio of Earnings to Fixed
           Charges

Item 4   Use of Proceeds                    N/A

Item 5   Determination of Offering Price    N/A

Item 6   Dilution                           N/A

Item 7   Selling Security Holders           N/A

Item 8   Plan of Distribution               "PLAN OF DISTRIBUTION"

Item 9   Description of Securities to be    "DESCRIPTION OF eLOTTERY CAPITAL
           Registered                          STOCK--eLottery Preferred
                                               Stock;" "DESCRIPTION OF eLOTTERY
                                               CAPITAL STOCK--eLottery Common
                                               Stock;"

Item 10  Interests of Named Experts and     "LEGAL MATTERS"
           Counsel

Item 11  Information with Respect to the
           Registrant

         (a) Description  of  Business       "PROSPECTUS SUMMARY;" MANAGEMENT'S
                                              DISCUSSION    AND    ANALYSIS   OF
                                              FINANCIAL CONDITION AND RESULTS OF
                                              OPERATIONS;" "BUSINESS"

         (b)  Description of Property       "BUSINESS"

         (c)  Legal Proceedings              "RISK FACTORS--Pending  Litigation
                                              that Could Have a Material Adverse
                                              Effect on eLottery and the NIL"

         (d)  Market Price, Dividends and   Inside Front Cover and Outside Back
              Related Stockholder Matters     Cover Pages of Prospectus;
                                              "SECURITY   OWNERSHIP  OF  CERTAIN
                                              BENEFICIAL   OWNERS  OF   eLOTTERY
                                              COMMON    STOCK    AND    eLOTTERY
                                              PREFERRED  STOCK;"   "DISTRIBUTION
                                              POLICY;" "RISK FACTORS--
                                              Competition;" "RISK
                                              FACTORS--Market Development
                                              Risks;"  "RISK  FACTORS--No  Prior
                                              Market for eLottery Common Stock;"
                                              "RISK  FACTORS--Potential
                                              Volatility   of   eLottery   Stock
                                              Price;"  "DESCRIPTION  OF eLOTTERY
                                              CAPITAL   STOCK--eLottery   Common
                                              Stock"

         (e)  Financial Statements          FINANCIAL STATEMENTS

         (f)                                  Selected  Financial  Data "SUMMARY
                                              OF FINANCIAL INFORMATION;"
                                              "UNAUDITED PRO FORMA  CONSOLIDATED
                                              FINANCIAL  INFORMATION;" "SELECTED
                                              HISTORICAL  CONSOLIDATED FINANCIAL
                                              INFORMATION"

         (g)  Supplementary Financial         N/A
              Information

         (h)  Management's Discussion and     "MANAGEMENT'S  DISCUSSION AND Analysis
              of Financial                     ANALYSIS OF FINANCIAL CONDITION
              Condition and Results            AND RESULTS OF OPERATIONS"
              of Operations

         (i)  Changes in and Disagreements     N/A
              with Accountants

         (j)  Quantitative and Qualitative    N/A
              Disclosure About Market Risk

         (k)  Directors and Executive       "MANAGEMENT OF eLOTTERY"
              Officers

         (l)  Executive Compensation        "EXECUTIVE COMPENSATION"

         (m)  Security  Ownership  of       "SECURITY  OWNERSHIP  OF CERTAIN
              Certain                        BENEFICIAL  OWNERS OF eLOTTERY
              Beneficial  Owners             COMMON STOCK AND eLOTTERY
              and  Management                PREFERRED STOCK"


         (n)  Certain Relationships and     "CERTAIN RELATIONSHIPS AND RELATED
              Related Transactions            TRANSACTIONS"

Item 12  Disclosure of Commission Position  "INFORMATION NOT REQUIRED IN
           on Indemnification for             PROSPECTUS--Undertakings"
           Securities Act Liabilities







Part II - Information Not Required in Prospectus

Item 13  Other Expenses of Issuance and     "INFORMATION NOT REQUIRED IN
           Distribution                       PROSPECTUS--Other Expenses of
                                              Issuance and Distribution"

Item 14  Indemnification of Officers and    "INFORMATION NOT REQUIRED IN
           Directors                          PROSPECTUS--Indemnification of
                                              Directors and Officers"

Item 15  Recent Sales of Unregistered       "INFORMATION NOT REQUIRED IN
              Securities                      PROSPECTUS--Recent Sales of
                                              Unregistered Securities"

Item 16  Exhibits and Financial Statement   "INFORMATION NOT REQUIRED IN
              Schedules                       PROSPECTUS--Exhibits and Financial
                                              Statement Schedules"

Item 17  Undertakings                       "INFORMATION NOT REQUIRED IN
                                              PROSPECTUS--Undertakings"



INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR
MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL
OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD
BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

              Subject to Completion, dated _______________, 1999

PROSPECTUS
                               9,967,824 Shares

                                    [LOGO]

                                eLOTTERY, INC.
                                 COMMON STOCK
                                ---------------

      EXECUTONE Information Systems, Inc. ("Executone") is distributing at no cost to you, as a holder of common stock, par value $.01 per share (the "Executone Common Stock"), of Executone, shares of common stock, par value $0.01 per share ("eLottery Common Stock"), of eLottery, Inc., a wholly-owned subsidiary of Executone formerly known as Unistar Gaming Corp. ("eLottery"). As an Executone shareholder, you will receive one share of eLottery Common Stock for every five (5) shares of Executone Common Stock that you own as of ___________, 1999 (the "Record Date"). Executone will distribute (the "Distribution") that number of shares of eLottery Common Stock such that, as of _______, 1999, the date of the Distribution (the "Distribution Date"), the holders of Executone Common Stock will own 85% of the outstanding shares of eLottery Common Stock. The holders (the "Executone Preferred Holders") of Executone Cumulative Convertible Preferred Stock, Series A (the "Executone Series A Preferred Stock"), and Executone Cumulative Contingently Convertible Preferred Stock, Series B (the "Executone Series B Preferred Stock" and, together with the Executone Series A Preferred Stock, the "Executone Preferred Stock"), have entered into a Share Exchange Agreement, dated August 12, 1998, as amended, with Executone and eLottery pursuant to which the Executone Preferred Holders will receive as of the Distribution Date, in exchange for their shares of Executone Preferred Stock, 15% of the outstanding shares of eLottery Common Stock and all of the outstanding shares of eLottery's Cumulative Convertible Preferred Stock, Series A, which may be converted, subject to certain conditions, into that number of shares of eLottery Common Stock such that, upon conversion, the Executone Preferred Holders will own 34% of the outstanding shares of eLottery Common Stock, excluding any additional shares of eLottery Common Stock issued after the Distribution Date.

                                ---------------

 YOU SHOULD CAREFULLY CONSIDER THE RISKS THAT ARE DISCUSSED UNDER THE CAPTION
      "RISK FACTORS" BEGINNING ON PAGE 8. THESE SECURITIES HAVE NOT BEEN
            APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE
               COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
                   ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                      ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

      The Distribution will be a taxable distribution for Federal income tax purposes. eLottery has filed a Registration Statement with the Securities and Exchange Commission covering the 9,967,824 shares of eLottery Common Stock. Prior to the Distribution, the eLottery Common Stock has not been listed on any stock exchange or the Nasdaq Stock Market. The eLottery Common Stock is authorized for trading on the [Nasdaq National Market] under the symbol ___.

      After the Distribution, and after the completion of its fiscal year, eLottery intends to send to each of its stockholders an annual report containing financial statements that have been examined and reported upon by, with an opinion expressed by, eLottery's independent auditors, Arthur Andersen LLP.

              The Date of this Prospectus is ____________, 1999.

                             AVAILABLE INFORMATION

      Executone is (and, following the completion of the Distribution, eLottery will be) subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files (and eLottery will file) reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by Executone (and to be filed by eLottery) may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: 73 Tremont Street, Suite 600, Boston, Massachusetts 02108-3912; 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such information can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a World-Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.
Executone's Common Stock is listed on the Nasdaq National Market. eLottery's Common Stock will be listed on the [Nasdaq National Market]. Reports and other information concerning Executone and eLottery can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

      eLottery intends to furnish holders of eLottery Common Stock with annual reports containing consolidated financial statements prepared in accordance with United States generally accepted accounting principles and quarterly reports for the first three quarters of each fiscal year. The annual financial statements will be audited by an independent public accounting firm.

      eLottery has filed with the  Commission a  Registration  Statement on Form
S-1 (together with any amendments hereto, the "Registration Statement") under the Securities Act of 1933, as amended, with respect to eLottery Common Stock to be distributed pursuant to the Distribution. This Prospectus does not contain all of the information in the Registration Statement and the related exhibits and schedules. Statements in this Prospectus as to the contents of any contract, agreement or other document are summaries only and are not necessarily complete. For complete information as to these matters, shareholders should refer to the applicable exhibit or schedule to the Registration Statement. The Registration Statement and the related exhibits filed by eLottery with the Commission may be inspected at the public reference facilities of the Commission listed above.

      Following the Distribution, eLottery will be required to comply with the reporting requirements of the Exchange Act and will file annual, quarterly and other reports with the Commission. eLottery also will be subject to the proxy solicitation requirements of the Exchange Act and, accordingly, will furnish audited financial statements to its stockholders in connection with its annual meetings of stockholders.

      NO PERSON IS AUTHORIZED BY EXECUTONE OR eLOTTERY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                               TABLE OF CONTENTS

PROSPECTUS SUMMARY.......................1
   The Company...........................1
   The Distribution......................4
   eLottery, Inc. Summary Financial
    Information .........................6
RISK FACTORS.............................8
   No Prior Market for eLottery
   Common Stock .........................8
   No Current Source of Revenue..........8
   Risk of Delisting from Nasdaq.........8
   Risk that eLottery Common Stock May
      Become Subject to the Penny Stock
      Regulations........................8
   Potential Volatility of eLottery
      Stock Price....................... 9
   Pending Litigation That Could Have
     a Material Adverse Effect on
      eLottery...........................9
   No Arm's-Length Negotiation of
      Related Agreements................11
   eLottery's History of Losses and
      Lack of Assurance of Future
      Profitability.....................11
   eLottery Has Never Operated as an
     Independent Entity ................11
   Unavailability of Executone's
     Financial and Other Resources .....11
   Dependence upon Key Personnel........12
   Certain Antitakeover Effects of
     Certain Provisions of eLottery's
      Certificate of Incorporation
      and eLottery's  Bylaws............12
   Substantial Percentage Ownership of
     eLottery By Executone Preferred
      Holders...........................12
   Competition..........................12
   Government Regulation and
     Legislation........................12
   Market Development Risks.............13
   Risks Associated with International
     Sales and Operations...............13
   Obligations Under the NIL Agreement..13
   Concentration in Single Industry.....13
   Year 2000 Risks......................13
THE DISTRIBUTION........................14
   Purposes of and Reasons for the
     Distribution.......................14
   Conditions to the Distribution.......14
   Manner of Effecting the
     Distribution.......................14
   Treatment of the Executone
     Preferred Stock ...................15
   Additional Information...............15
FEDERAL INCOME TAX CONSEQUENCES.........16
   Introduction.........................16
   Receipt of the Distribution by
     Executone Shareholders ............16
   Consequences to Holders of Executone
     Preferred Stock ...................16
   Effect of Transactions on Use of
     Net Operating Losses ..............17
DISTRIBUTION POLICY.....................17
CAPITALIZATION..........................17
eLOTTERY, INC. UNAUDITED CONSOLIDATED
  PRO FORMA FINANCIAL INFORMATION...... 18
eLOTTERY, INC. SELECTED HISTORICAL
  CONSOLIDATED FINANCIAL INFORMATION... 21
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
      OF OPERATIONS.....................23
   Introduction and Subsequent Event....23
   Years Ended December 31, 1997, 1996
     and 1995...........................23
   Nine Months Ended September 30,
     1998 and 1997 .....................26
   Forward-Looking Statements...........28
ARRANGEMENTS BETWEEN EXECUTONE AND
  eLOTTERY RELATING TO THE DISTRIBUTION 29
   Reorganization Agreement.............29
   Services Agreement...................30
   Tax Sharing Agreement................30
BUSINESS................................31
   The Company..........................31
   Industry Background..................33
   The eLottery Solution................35
   Products.............................36
   Competition..........................41
   Government Regulation................42
   Patents, Trademarks and Copyrights...43
   Employees............................43
   eLottery Properties..................43
MANAGEMENT OF eLOTTERY..................44
   Advisory Board, Directors and
     Officers...........................44
   Certain Board Committees.............45
   Compensation Committee Interlocks
     and Insider Participation  ....... 46
CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS .........................46
EXECUTIVE COMPENSATION..................47
   Compensation of Directors............47
   Compensation of Executive Officers...47
   Option Grants........................48
   Employment Agreements and
     Transition Retention Plans  .......48
   The Option Plan......................49
SECURITY OWNERSHIP OF CERTAIN
     BENEFICIAL OWNERS OF eLOTTERY
     COMMON STOCK AND eLOTTERY
     PREFERRED STOCK....................51
   By Management........................51
   By Others............................52
DESCRIPTION OF eLOTTERY CAPITAL STOCK...53
   eLottery Preferred Stock.............53
   eLottery Common Stock................54
   Stockholder Rights Plan..............54
CERTAIN ANTITAKEOVER EFFECTS OF CERTAIN
   PROVISIONS OF THE eLOTTERY
   CERTIFICATE, THE eLOTTERY BYLAWS,
   THE eLOTTERY RIGHTS PLAN AND THE
   GENERAL CORPORATION LAW OF DELAWARE..57
   General..............................57
   Classified Board of Directors........58
   Removal of Directors; Filling
     Vacancies .........................58
   Special Meetings.....................58
   Advance Notice Provisions for
      Stockholder Proposals and
      Stockholder Nominations of
      Directors.........................59
   Preferred Stock......................59
   Certain Voting Requirements..........60
   Stockholder Rights Plan..............60
   Delaware General Corporation Law.....60
LIABILITY AND  INDEMNIFICATION  OF
   DIRECTORS  AND  OFFICERS...........  60
   Limitation of Liability of
     Directors..........................60
     Indemnification of Directors and
      Officers......................... 60
PLAN OF DISTRIBUTION....................60
LEGAL MATTERS...........................61
EXPERTS.................................61
INDEX TO FINANCIAL STATEMENTS...........F-1

                              PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by the more detailed information and the financial statements (including the notes thereto) contained elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes (i) 49,839,120 shares of common stock of EXECUTONE Information Systems, Inc, par value $.01 per share (the "Executone Common Stock"), are issued and outstanding and (ii) the exchange of all outstanding shares of Executone Cumulative Convertible Preferred Stock, Series A (the "Executone Series A Preferred Stock"), and Executone Cumulative Contingently Convertible Preferred Stock, Series B (the "Executone Series B Preferred Stock" and, together with the Executone Series A Preferred Stock, the "Executone Preferred Stock"). Any reference herein to "eLottery, Inc.," "eLottery" or the "Company" shall be deemed to include business conducted under its former name, Unistar Gaming Corp.

                                        The Company

      eLottery, Inc. ("eLottery" or the "Company"), a development stage company, provides a wide array of products and services to the domestic and international lottery markets. The Company develops, provides and maintains Internet, Intranet, telephone, communications, accounting, banking, database and other applications and services to facilitate the electronic sale of new and existing lottery products worldwide. The Company has developed a new generation of proprietary lottery technologies designed to take advantage of the impact that the Company believes recent advances in telecommunications and computers will have on the nature and delivery of lottery products and the support systems necessary to administer them. eLottery believes it is the first to develop and operate secure, integrated Internet, Intranet and telephone lottery gaming systems. The Internet and Intranet systems provide for the electronic sale and support of both periodic and instant draw lottery games and instant electronic "scratch-off" games. Using the Company's systems, lotteries will be able to electronically distribute lottery tickets for both instant and periodic draw lottery games over the Internet through the Company's website, eLottery.com, through an Intranet, using telephony and through stand-alone custom-designed electronic lottery terminals ("ELTs") located in horse racing facilities, bars and other age-regulated environments. The Company believes that the electronic distribution of lottery tickets through these systems will increase sales for lotteries because the systems make the purchase of tickets more easily accessible and because they make use of technology to enhance and enliven the lottery gaming experience. The eLottery.com website and the lotteries will be open 24 hours a day, seven days a week, and will be able to electronically distribute lottery tickets and games and offer lottery players convenient and timely product fulfillment, including the ability to pay prize winnings or cash credits on an overnight delivery option for a fee via check or electronic funds transfer. The Company believes that its Internet lottery distribution systems will encourage lottery patrons to play more frequently and will also attract new lottery customers. In recent years, lottery authorities have recognized that by offering new games or products, they are often able to generate significant additional revenues. The Company believes that its systems provide lotteries with numerous advantages relative to traditional means of distribution including player tracking ability, sale of tickets over the Internet and entertaining fast-play instant games. The Company believes that the combination of the advantages of Internet commerce and the Company's ability to customize its systems will result in the Company becoming an agent and leading provider of products and services to the lottery industry.

      The worldwide lottery market is large. Lotteries are operated by state and foreign governmental authorities and their licensees in approximately 200 jurisdictions worldwide. Worldwide lottery ticket sales in 1997 were approximately $116.6 billion. In the United States, there are currently 38 lotteries offering traditional on-line draw games and 39 lotteries selling instant tickets. The term "on-line," as used within the lottery industry, does not mean that the ticket is distributed over the Internet. Rather, it refers to the use of a network of special purpose lottery terminals connected through dedicated phone lines to a central lottery computer. In 1997, lottery sales in the United States were $35.5 billion. Governments have authorized lotteries primarily as a means of generating non-tax revenues. Lottery revenues are often a means by which to lower taxes and are frequently set aside for particular public purposes, such as education, aid to the elderly, conservation, transportation and economic development. As lottery ticket sales have become a significant source of funding for such programs, many jurisdictions have come to rely on the revenues generated by such sales. Over the past three years, lottery ticket sales have grown at an annual rate of 1.0% worldwide and 2.2% in the United States. Both rates reflect a slowdown from prior years. The Company believes this trend increases the propensity of lotteries to seek new products and services to provide revenue growth similar to rates experienced in the past.

      Despite the growth in lottery revenues, the Company believes that many of the characteristics of the traditional lottery industry have created inefficiencies for all participants. Currently, lottery tickets are primarily purchased in convenience stores and through other retail stores. Customers, therefore, cannot purchase lottery tickets from the convenience of their homes or offices. The Company believes the ability to play a lottery from home or a remote location would significantly increase sales. Historically, U.S. state lotteries have not had a practical means to distribute their tickets internationally. Now, through the use of the Company's Internet systems, lotteries could distribute their lottery games to a new and much larger customer base beyond state and national borders. In addition, instant lottery tickets are currently sold only in physical paper form and must be manually "scratched-off" to play the game. The Company believes that electronically delivered lottery games are a superior product due to their (i) faster play, (ii) lower operating and product costs resulting from their virtual nature and (iii) greater
entertainment  value.   Further,   detailed  information  on  lottery  customers
currently is not tracked by the lotteries. The Company believes that this information could be valuable to the lotteries and others for marketing purposes. The methods of lottery ticket distribution essentially have remained the same since traditional lottery operators have not taken advantage of the significant advances in technology over the past decade.

      eLottery was founded to utilize the recent advances in personal computers and telecommunications to distribute lottery tickets. The Company believes that its lottery distribution systems offer significant advantages over the traditional means of distribution. The Company has spent over $30 million designing, developing, operating and gaining customer acceptance of its lottery distribution systems since its formation in 1993. In 1995, the Company signed its first contract with the Coeur D' Alene Tribe of Idaho (the "CDA" or the "Tribe") and its National Indian Lottery (the "NIL") to provide them with a telephone-based lottery (the "NIL Agreement"). In 1996, the Company began the development of an Internet-based lottery for the NIL and completed a prototype in March 1997. In July 1997, the NIL began operating its Internet games through the uslottery.com website. In June 1997, eLottery began development of a telephone interface to the Internet system and the NIL's Super6 draw lottery game. In the original telephone-based lottery, it was contemplated that calls via an "800" number would be processed with interactive voice response equipment or live agents located on the CDA's reservation in Idaho using automated call distribution ("ACD") software to process nationwide lottery sales. In January 1998, the NIL began marketing this product using local telephone numbers where the customer pays the long distance charge. In March 1998, eLottery began development of its Intranet system and completed a prototype in September 1998. On December 17, 1998, the District Court for the District of Idaho issued an opinion and order granting declaratory judgment in the action styled AT&T v. Coeur D' Alene Tribe, holding that the NIL is not legal under the Indian Gaming Regulatory Act ("IGRA") and is subject to state law. The CDA position was based on its view that all NIL gaming activity was occurring on "Indian lands" as required by IGRA. In so ruling, the District Court overruled the prior decisions of the Tribal Courts that ruled the NIL was legal under IGRA. In response to that decision, eLottery and the CDA terminated operation of the NIL.

      While the uslottery.com website was in operation, the NIL's lottery revenues grew rapidly since commencing lottery operation in July 1997. The NIL's lottery revenues grew to $4.2 million in the quarter ending September 30, 1998 compared to $ 0.6 million the same quarter of the prior year. Net sales for the first, second, third and fourth quarters of 1998 were $1.3 million, $2.9 million, $3.5 million and $4.2 million, respectively. Approximately 1,000,000 tickets were sold in the month of November 1998, the last full month of operations. The number of repeat customers indicates that the Company has also generated significant customer loyalty. Repeat customers accounted for over __% of net sales in 1998. This loyalty is also reflected in the amount of time customers spent on the site. The average player spent approximately 7.5 hours per month while other players averaged in excess of 30 hours per month. Although the NIL operations have now been terminated, the NIL enabled eLottery to develop both the business and gaming systems necessary for Internet and telephone lottery activities. As a result, eLottery is now actively marketing its technology and systems to state and international lotteries that decide to sell their tickets over the Internet, by telephone or through networked electronic lottery terminals.

      The Company has developed Year 2000 compliant electronic lottery products and distribution systems. To its knowledge, none of the current lottery providers have successfully developed and operated technology similar to that of the Company's systems. On the contrary, these lottery providers have already committed significant capital to traditional paper-based lottery distribution and manufacturing.

      eLottery's strategy is to capitalize on its proprietary Internet lottery distribution systems and become an agent and leading provider of products and services to the lottery industry. The Company expects to earn revenues primarily from four recurring sources: (i) agent and sales commission fees; (ii) software and system licensing fees; (iii) banking or credit card clearing fees; and (iv) advertising fees. The Company plans to attain this goal through the following key strategies:

      Enter into Agreements With Domestic and International Lotteries. The Company's strategy is to license its lottery distribution systems to lotteries worldwide. Since the Company's systems are configurable, it is able to offer numerous combinations of its products and services to meet the specific requirements of its customers. Further, the Company's systems will enable government lotteries to distribute their tickets across national borders, opening up significant markets that are currently inaccessible. The Company believes that government lotteries are widely viewed as fair and honest and are trusted by players. As a result, the Company believes that government lotteries will be the leaders in Internet lotteries. The Company is currently in various stages of negotiation with several U.S. and international lotteries to install and utilize its electronic lottery distribution systems. There can be no assurance that the Company will enter into any such agreements.

      Enter into Strategic Alliances. The Company is actively pursuing strategic alliances with other companies in the lottery services industry. eLottery believes that by forming the appropriate strategic relationships, it can increase the penetration of its products and services. The Company is currently negotiating the terms of joint venture relationships with two lottery operators that currently operate lotteries for several states and countries internationally. If the Company consummates such joint venture relationships, the Company and such lottery operators could extend the states' and countries' traditional ticket distribution systems using eLottery's electronic systems. There can be no assurance that the Company will consummate such joint venture relationships.

      Enhance Sales and Marketing. In order to realize the economic benefits of its proprietary lottery distribution systems, the Company plans to increase its sales and marketing efforts. The Company plans to hire additional sales and marketing professionals to promote eLottery's product line and services to lottery officials worldwide. The Company regularly engages public affairs and governmental relations advisors, including lobbyists, in various jurisdictions to advise legislators and the public in connection with lottery legislation, to monitor potential lottery legislation and to advise the Company in connection with the Company's lottery products and systems.

      Maintain Technology Focus and Expertise. An interactive commerce platform is necessary to enhance the eLottery service offering, leverage the unique characteristics of the Company's products, and support lottery operations. The Company's development group has expended and will continue to expend substantial efforts developing, acquiring and implementing technology-driven enhancements to its systems.

      See "RISK FACTORS" beginning on page 8 for a description of factors that may impact the Company's ability to implement the above strategies.

      As a result of their ownership of 15.5% of the Company's common stock after the Distribution (or 28.6% assuming conversion of only the eLottery Preferred Stock, as herein defined, owned by management and directors), management and directors will have significant incentive to maximize stockholder value. After completion of the Distribution, the Company will have approximately $5.5 million of cash and no debt other than capital lease obligations, which management believes will adequately fund eLottery's cash flow requirements through the end of 1999. While there can be no assurance that the following will occur, the Company currently intends to seek additional equity investors through public or private offerings in 1999 to partially fund the construction of ELTs, to hire additional sales and marketing personnel and for general corporate purposes. In addition, the Company and Executone have entered into
Reorganization, Services and Tax Sharing Agreements whereby Executone will provide certain administrative services to the Company for varying periods of time following the Distribution. Executone will bill the Company for its costs in connection with providing such services.

                               The Distribution

Description of the             Each holder of shares of  Executone  Common Stock
Distribution................   on  __________,  (the "Record Date") will receive
                               one (1) share of the common stock of eLottery, par value $.01 per share (the "eLottery Common
                               Stock"),  for every five (5) shares of  Executone
                               Common Stock owned (the "Distribution").

Distribution Date...........   On, or as soon as practicable  after,  _________,
                               1999,    the    date   of    Distribution    (the
                               "Distribution Date"),  _________, as distribution
                               agent,   will   commence   mailing   certificates
                               representing  shares of eLottery  Common Stock to
                               holders  of  record  as  of  the   Record   Date.
                               Executone  shareholders  will not be  required to
                               make any  payment or to take any other  action to
                               receive their  eLottery  Common  Stock.  See "THE
                               DISTRIBUTION--Manner      of    Effecting     the
                               Distribution."

Number of Shares of eLottery
Common Stock to be
Distributed in the             Executone  will  distribute  9,967,824  shares of
Distribution................   eLottery Common Stock in the Distribution,  based
                               upon 49,839,120 shares of Executone Common Stock outstanding as of December 31, 1998.

Number of Shares of eLottery
Common Stock to be
Outstanding After the          Approximately   11,726,851   shares  of  eLottery
Distribution................   Common  Stock  will  be  issued  and  outstanding
                               after the Distribution. In addition to the shares
                               of eLottery Common Stock to be distributed in the
                               Distribution,  the holders of Executone Preferred
                               Stock,  in exchange for their shares of Executone
                               Preferred Stock (the  "Exchange"),  automatically
                               will  receive  as  of  the   Distribution   Date,
                               pursuant  to the  Exchange  Agreement  (as herein
                               defined),   15%  of  the  outstanding  shares  of
                               eLottery   Common   Stock   and  all   shares  of
                               eLottery's   Cumulative   Convertible   Preferred
                               Stock, Series A (the "eLottery Preferred Stock"),
                               which  may  be  converted,   subject  to  certain
                               conditions,   into  that   number  of  shares  of
                               eLottery Common Stock such that, upon conversion,
                               the  Executone   Preferred   Holders  (as  herein
                               defined) will own 34% of the  outstanding  shares
                               of eLottery Common Stock, inclusive of the 15% of
                               the eLottery  Common Stock  received  pursuant to
                               the  Exchange   Agreement,   but   excluding  any
                               additional shares of eLottery Common Stock issued
                               after  the   Distribution   Date.   See  "CERTAIN
                               RELATIONSHIPS AND RELATED TRANSACTIONS."

Purposes of and Reasons for
the Distribution............   The  Board  of  Directors   of   Executone   (the
                               "Executone    Board")    concluded    that    the
                               Distribution   was  in  the  best   interests  of
                               Executone  shareholders because it would separate
                               eLottery's  assets  from  Executone's  other core
                               businesses  and  thereby   provide   investors  a
                               sharper focus as to the particular merits of each of those investments and provide greater recognition of the value of eLottery's assets.
                               Executone believes that the Distribution is a strategy superior to a sale of eLottery or its assets. See "THE DISTRIBUTION--Purposes of and Reasons for the Distribution."

Relationship with Executone
after the Distribution......   As a result of the  Distribution,  eLottery  will
                               cease to be a subsidiary  of  Executone  and will
                               thereafter    operate    as    an    independent,
                               publicly-held  company.  eLottery  and  Executone
                               have entered into  certain  agreements  providing
                               for (a) the orderly  separation  of Executone and
                               eLottery and the making of the Distribution,  (b)
                               the sharing of certain  facilities  and services,
                               (c) the  settling  of certain  employee  benefits
                               obligations  and  (d) the  allocation  of certain
                               tax  and  other  liabilities.  See  "ARRANGEMENTS
                               BETWEEN  EXECUTONE  AND eLOTTERY  RELATING TO THE
                               DISTRIBUTION"  AND  "CERTAIN   RELATIONSHIPS  AND
                               RELATED TRANSACTIONS."

Risk Factors................   See  "RISK  FACTORS"  beginning  on  page 8 for a
                               discussion  of  factors  that  could   materially
                               adversely affect the performance of eLottery.

Federal Income Tax             The  Distribution  is  expected  to be a  taxable
Consequences................   event to  Executone  shareholders.  See  "FEDERAL
                               INCOME TAX CONSEQUENCES" beginning on page 16 for a discussion of the material federal income tax consequences to holders of Executone Common Stock who receive shares of eLottery Common Stock in the Distribution.

[Nasdaq National Market]       The  eLottery  Common  Stock  is  authorized  for
Symbol......................   trading on the  [Nasdaq  National  Market]  under
                               the symbol _____.

                                 eLottery, Inc.
                         Summary Financial Information

      The following summary financial data of eLottery should be read in conjunction with, and is qualified in its entirety by reference to, the Financial Statements and the related notes thereto included on pages F-1 to F-18.

      On December 19, 1995, Executone acquired 100% of the common stock of eLottery for common and preferred stock with a combined value of $12.7 million. eLottery's wholly-owned subsidiary, UniStar Entertainment, Inc. ("UniStar Entertainment"), has an exclusive five-year management agreement with the Coeur d'Alene Tribe of Idaho, which was the primary asset acquired, to provide design, development, financial and management services to the NIL. See "RISK FACTORS-- Obligations Under the NIL Agreement."

      The acquisition was accounted for using the purchase method. Accordingly, the assets and liabilities acquired were recorded on the balance sheet at their fair market values, resulting in the recording of an intangible asset of approximately $15.8 million as of the acquisition date. During the period prior to its acquisition by Executone, eLottery was in its early development stages. The expenditures made by the previous owners were primarily expenses relating to the startup of the business, including legal, lobbying, consulting and other professional fees, along with payroll, travel and other related expenses. These expenses were reflected in the pre-acquisition statement of operations. Subsequent to the acquisition, eLottery's expenditures comprised primarily development costs for software and hardware, building costs and reimbursable advances to the NIL (See Notes 1, 3, 4 and 10 on pages F-7, F-8, F-10 and F-13, and Note 1 on page F-17), all of which were recorded on the balance sheet. Beginning in 1998, eLottery also began making expenditures for the development of its business to market the technology implemented in its operation of the US Lottery. As a result of purchase accounting and the change in the nature of the business after the acquisition by Executone, financial data for the periods prior to Executone's purchase of eLottery on December 19, 1995 is not comparable to periods subsequent to the acquisition.

      In response to the legal decision issued December 19, 1998 in Coeur d'Alene Tribe vs. AT&T (see Notes 9 and 10 in the Notes to Consolidated Financial Statements as of December 31, 1997 and 1996 and for the three years in the period ended December 31, 1997 for a description of the litigation), eLottery and the CDA have terminated operation of the NIL and the US Lottery. As a result, eLottery has reevaluated certain of its assets in accordance with the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets. Based upon such review, management has determined that both the intangibles and the advances to the NIL have been impaired as of the date of this legal decision and will be written down to zero during the fourth quarter of 1998. As of September 30, 1998, intangibles and advances to NIL were $12,977,582 and $12,872,544, respectively. eLottery has also determined that NIL startup costs (primarily post-acquisition building costs) included in other assets is impaired. These amounts would have been written off as of January 1, 1999 in accordance with the initial adoption of American Institute of Certified Public Accountant's Statement of Position 98-5, "Reporting on the Cost of Startup Activities" (SOP 98-5). However, due to the termination of NIL operations, management has concluded that these costs should be written off during the fourth quarter of 1998. NIL startup costs as of September 30, 1998 included in other assets were approximately $0.7 million. The remaining startup costs were included in intangibles and are part of the impairment adjustment described above. The impact of these adjustments had they been recorded as of September 30, 1998 are shown below in the column headed "Pro Forma September 30, 1998." This column does not represent the September 30, 1998 balance sheet as if the Distribution occurred at that date.

      The capital structure that has existed prior to the Distribution Date when eLottery's business operated as part of Executone is not relevant because it does not reflect eLottery's expected future capital structure as a separate, independent company. Accordingly, per share data has not been presented.

      The historical financial information presented may not necessarily be indicative of the results of operations or financial condition that would have been obtained if eLottery had been a separate, independent company during the periods shown. Neither should the information be deemed to be indicative of eLottery's future performance as an independent company.



                            Summary Financial Data
                         eLottery, Inc. and Subsidiary
                                  (Unaudited)


                            Post-acquisition                Pre-acquisition
                    --------------------------------   -----------------------
                                Nine months                Year ended                       Year ended
               Pro                ended                   December 31,                     December 31,
              Forma      ----------------------       ---------------------         --------------------------
             Sept. 30    Sept. 30,  Sept. 30,
               1998        1998        1997            1997     1996      1995 (a)     1994          1993
            ---------      ----        ----           -----     ----      -----        ----          -----

    `

Summary of
  Operations $   -       $    -      $  -            $  -        $ -     $   -      $    -            $  -

Revenues
Net Loss   (25,144,840)   (945,682)   (649,369)      (810,187)   (755,582) (2,607,496)(1,162,560)   (359,551)

Balance
Sheet

Total Assets 5,447,507 $31,971,221 $22,233,748    $24,090,424 $18,158,022     $84,303   $ 27,708      $1,876

Long-Term
Debt           345,076     345,076     397,844        433,068        -             -       -       -

Divisional   3,133,702   7,332,866  21,211,646     22,744,494  17,081,807     (48,941)  (578,335)   (359,551)
Control/Equity

(a) Executone acquired eLottery on December 19, 1995. Accordingly, the pre-acquisition balance sheet and income statement data is as of and for the period ended December 19, 1995.

                                eLottery, Inc.
                      Summary of Pro Forma Financial Data
                                  (Unaudited)

      The following unaudited summary pro forma financial data make adjustments to the historical balance sheet as if the Distribution had occurred on September 30, 1998. See "UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION" for a discussion of the principal adjustments involved in the preparation of the pro forma financial information. The pro forma financial statements of eLottery may not reflect the future results of operations or financial condition of eLottery or the results of operations had eLottery been a separate independent company during such period. This summary information also includes adjustments related to the impairment of certain assets related to the NIL, which terminated operations in December 1998. See "--Summary Financial Information."

Balance Sheet Data                                         September 30,
                                                                1998
                                                           ---------------
   Cash................................................    $  5,500,000
   Current Assets......................................       5,500,000
   Total Assets........................................      10,947,507
   Current Liabilities.................................              --
   Long-term debt .....................................         345,076
   Stockholders' equity................................      10,602,431
   Total Liabilities and Stockholders' Equity..........      10,947,507

                                    RISK FACTORS

      Readers should be aware of the following risk factors to which eLottery has been subject in the past, is currently and may in the future be subject, and that could materially adversely affect the performance of eLottery. eLottery also cautions readers that, in addition to the historical information included herein, this Prospectus includes certain forward-looking statements and information that are based on management's beliefs as well as on assumptions made by and information currently available to management. When used in this Prospectus, the words "anticipate," "intend," "plan," "believe," "estimate," "future," "expect" and similar expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including, but not limited to, the following factors that could cause eLottery's future results and stockholder values to differ materially from those expressed in any forward-looking statements made by or on behalf of eLottery.

            No Prior Market for eLottery Common Stock

      There is no current public market for eLottery Common Stock. Although eLottery Common Stock has been approved for listing, subject to official notice of issuance, with the [Nasdaq National Market], there can be no assurance that an active trading market for eLottery Common Stock will develop or be sustained following the Distribution nor can there be any assurance as to the prices at which eLottery Common Stock will trade following the Distribution.

            No Current Source of Revenue

      On December 17, 1998, the Idaho Federal District Court issued an opinion and order granting declaratory judgment in favor of AT&T in the action styled AT&T v. Coeur D' Alene Tribe. In response to that decision, eLottery and the CDA terminated operation of the NIL and the US Lottery, the trade name under which the NIL operated, which were the only existing operations of eLottery. eLottery has yet to enter into any agreements with any state, national or international lotteries for the use of its lottery systems. Although eLottery believes it is well positioned in the event that the state, national or international lotteries decide to sell their tickets over the Internet, Intranet, by telephone or through networked custom-designed electronic lottery terminals and is currently in various stages of negotiation with several U.S. and international lotteries as well as two other lottery operators, there can be no assurance that the state, national or international lotteries will sell their tickets by these methods or, if sold by these methods, that such lotteries or lottery operators will enter into contracts with eLottery to utilize the applications of the systems or, if entered into, that such contracts will be on terms favorable to the Company.

            Risk of Delisting from Nasdaq

      There can be no assurance that the eLottery Common Stock will continue to be included on the [Nasdaq National Market]. Failure to meet the listing requirements for the [Nasdaq National Market] or the Nasdaq SmallCap Market could result in the eLottery Common Stock being delisted from the Nasdaq Stock Market. If the eLottery Common Stock is delisted from trading on Nasdaq, trading, if any, would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the "Electronic Bulletin Board" of the National Association of Securities Dealers, Inc. and consequently, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, eLottery Common Stock.

            Risk that eLottery Common Stock May Become Subject to the Penny Stock Regulations

      Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock regulations adopted by the Securities and Exchange Commission (the "Commission"). A penny stock generally is any equity security with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such security is provided by the exchange or system). In addition, a security will be exempt from the penny stock regulations if the issuer of such security has (i) net tangible assets in excess of $2,000,000, if the issuer has been in continuous operation for at least three years, or $5,000,000 if the issuer has been in continuous operation for less than three years; or (ii) average revenue of at least $6,000,000 for the last three years. The penny stock regulations require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the regulations, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock regulations generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock regulations. If eLottery Common Stock becomes subject to the penny stock regulations, investors in eLottery Common Stock may find it more difficult to sell their securities.

            Potential Volatility of eLottery Stock Price

      Until the eLottery Common Stock is fully distributed and an orderly market develops, the prices at which the eLottery Common Stock trades may fluctuate significantly. In addition, the share prices of publicly-traded companies in the lottery services business vary greatly as a function of their large capital base and the importance of major, long-term governmental procurements to the success of their operations. Prices for eLottery Common Stock will be determined in the trading markets, to the extent that such markets exist, and may be influenced by many factors, including the depth and liquidity of the market for eLottery Common Stock, investor perceptions of eLottery and potential dilution of the eLottery Common Stock upon conversion of the eLottery Preferred Stock. In addition, there is no assurance that the combined prices of eLottery Common Stock and the Executone Common Stock following the Distribution will be equal to or greater than the trading price of Executone Common Stock prior to the Distribution.

      Because Executone shareholders generally may be obligated to pay Federal income taxes on the eLottery Common Stock, it is possible that there may be a larger number of sellers of eLottery Common Stock than buyers following the Distribution due to the needs of stockholders to generate the cash necessary to make tax payments. This circumstance could also tend to depress the market price of eLottery Common Stock. See "FEDERAL INCOME TAX CONSEQUENCES."

         Pending Litigation That Could Have a Material Adverse Effect on eLottery

      On October 16, 1995, the CDA filed an action  entitled Coeur d'Alene Tribe
v. AT&T Corp. in the Tribal Court, located in Plummer, Idaho (Case No. C195-097): (i) requesting a ruling that the NIL was legal under IGRA, that IGRA preempts state laws on the subject of Indian gaming, that Section 1084 was inapplicable and that therefore the states lacked authority to issue Section 1084 notification letters to any long-distance carrier; and (ii) seeking an injunction preventing AT&T from refusing to provide telephone service to the NIL. The CDA position was based on its view that all NIL gaming activity was occurring on "Indian lands" as required by IGRA. On February 28, 1996, the Tribal Court ruled: (i) that all requirements of IGRA have been satisfied; (ii) that Section 1084 is inapplicable and the states lack jurisdiction to interfere with the NIL; and (iii) that AT&T cannot refuse service to the NIL. This ruling and a related order dated May 1, 1996 were subsequently appealed to the Tribal Appellate Court, which on July 2, 1997 affirmed the lower Tribal Court's May 1, 1996 ruling and analysis upholding the CDA's right to conduct the NIL telephone lottery. On August 22, 1997, AT&T filed a complaint for declaratory judgment against the CDA in the U. S. District Court for the District of Idaho, to obtain a federal court ruling on the validity and enforceability of the Tribal Court ruling. On December 17, 1998, that Court issued an opinion and order denying the motions and counter-claims of the CDA and granting declaratory judgment in favor of AT&T upholding the position of AT&T and the amici. The District Court ruled that not all of the NIL gaming activity was occurring on "Indian lands," that IGRA did not apply as a result and that IGRA did not preempt the operation of state laws with respect to the NIL. In so ruling, the District Court overruled the prior decisions of the Tribal Courts that ruled the NIL was legal under IGRA. In response to that decision, eLottery and the CDA terminated operations of the NIL and the US Lottery to every state where it had been offered. The CDA has filed a notice of appeal of the District Court decision; however, eLottery will not participate in or fund any appeal of this ruling.

      On September 14, 1998, the CDA, eLottery and representatives of the U.S. Department of Justice had discussions regarding a declaratory judgment to be sought jointly from the U.S. District Court for the District of Idaho as to whether the operation of the NIL is legal under 18 U.S.C. ss.ss.1952 and 1955. eLottery was informed that the Department of Justice views such operation to be in violation of such statutes. The Department of Justice proposed that the parties file a joint stipulation of facts and cross-motions for summary judgment in the declaratory judgment action. On December 17, 1998, the Idaho Federal District Court issued an opinion and order granting declaratory judgment in favor of AT&T in the action styled AT&T v. Coeur D' Alene Tribe. In response to that decision, eLottery and the CDA terminated operation of the NIL and the US Lottery. In light of the ruling of the U.S. District Court of Idaho, and the termination of the NIL and the US Lottery, eLottery has requested confirmation from the Department of Justice that no further action will be taken.

      On May 28, 1997, the Attorney General of the State of Missouri brought an action in the Circuit Court of Jackson County, Missouri, against the CDA and UniStar Entertainment seeking to enjoin the NIL games offered by the CDA over the Internet and managed by UniStar Entertainment. The complaint also sought civil penalties, attorneys' fees and court costs. The complaint alleged that the NIL violates Missouri anti-gambling laws and that the marketing of the games violates the Missouri Merchandising Practices Act. UniStar Entertainment and the CDA removed the case to the U.S. District Court for the Western District of Missouri, which denied the State's subsequent motion to remand back to the state court. The court also subsequently granted a motion to dismiss the CDA from this case based on sovereign immunity. The court preliminarily denied a motion to dismiss UniStar Entertainment based on sovereign immunity, although the court indicated it might reconsider that decision. UniStar Entertainment filed a motion for reconsideration of its motion for dismissal. The State of Missouri appealed the dismissal of the CDA to the Eighth Circuit Court of Appeals.

      On January 28, 1998, the State of Missouri sought to dismiss voluntarily the existing federal case against UniStar Entertainment and the next day filed a new action against Executone, UniStar Entertainment and two tribal officials, with essentially the same allegations, in state court. On February 5, 1998, the U.S. District Court for the Eastern District of Missouri ruled that this second case also should be heard in federal court, transferred the second case to the Western District of Missouri where the original case had been filed, and dissolved a state court temporary restraining order. A motion to dismiss the second case based on the sovereign immunity of all the defendants and a motion to abstain in favor of the jurisdiction of the Coeur d'Alene Tribal Court are pending. The State of Missouri appealed to the Eighth Circuit the denial of its motion to remand the case to state court or, in the alternative, to seek a preliminary injunction.

      On January 6, 1999, the Eighth Circuit dismissed Missouri's appeal from the Eastern District of Missouri. In the same opinion, the Eight Circuit vacated the decisions from the Western District of Missouri as to the CDA and remanded that case to the Western District for a hearing on whether the Internet games of the NIL are gaming activities "on Indian lands." The Eighth Circuit also held valid Missouri's voluntary dismissal of UniStar Entertainment from the Western District lawsuit. On January 20, 1999, the CDA filed a motion for reconsideration and suggestion for rehearing en banc of the portion of the Eight Circuit's opinion regarding the CDA. In light of the termination of the NIL and the US Lottery, eLottery anticipates seeking dismissal of the Missouri actions.

      On September 15, 1997, the State of Wisconsin, by its Attorney General, filed an action in the Wisconsin State Circuit Court for Dane County against Executone, UniStar Entertainment and the CDA, to permanently enjoin the NIL offered by the CDA on the Internet. The complaint alleged that the offering of the NIL violates Wisconsin anti-gambling laws and that legality of the NIL had been misrepresented to Wisconsin residents in violation of state law. In addition to an injunction, the suit seeks restitution, civil penalties, attorneys' fees and court costs. Executone, UniStar Entertainment and the CDA have removed the case to the U.S. District Court in Wisconsin. On February 18, 1998, the District Court dismissed the CDA from the case based on sovereign immunity and dismissed Executone based on the State's failure to state a claim against Executone. The State of Wisconsin has appealed the dismissal of the CDA to the Seventh Circuit Court of Appeals. A motion to dismiss the case against UniStar Entertainment on the basis of sovereign immunity were denied. UniStar Entertainment has appealed the denial of its motion to dismiss to the Seventh Circuit Court of Appeals. In light of the termination of the NIL and the US Lottery, eLottery anticipates seeking dismissal of this action.

            No Arm's-Length Negotiation of Related Agreements

      eLottery and Executone have entered into a number of agreements for the purpose of effecting the Distribution and defining the ongoing relationship between them. These agreements consist of the Reorganization Agreement, Master Services Agreement and Tax Sharing Agreement described under "ARRANGEMENTS BETWEEN EXECUTONE AND eLOTTERY RELATING TO THE DISTRIBUTION" as well as compensation arrangements described under "EXECUTIVE COMPENSATION." These agreements have been developed by Executone in connection with its strategy to cause eLottery Common Stock to be distributed to Executone shareholders in the Distribution. Accordingly, none of the agreements are the result of arm's-length negotiation between independent parties. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

            eLottery's History of Losses and Lack of Assurance of Future Profitability

      eLottery has generated no revenues through September 30, 1998. eLottery is in the development stage and its activities to date have been primarily related to organization of the Company and development of the business and lottery systems necessary to further its business plan. There is no assurance that enough future revenues will be generated by, or that alternative sources of funding will be available to, eLottery to support the furtherance of its business plan or to meet its operating expenses.

            eLottery Has Never Operated as an Independent Entity

      eLottery has never operated as a separate, independent entity, and has never operated as a public company. Management's ability to operate eLottery as a public company on a stand-alone basis, including eLottery's ability to obtain additional financing, will impact the performance of eLottery and ultimately the return on each stockholder's investment in eLottery.

            Unavailability of Executone's Financial and Other Resources

      Prior to the Distribution, Executone has provided all of eLottery's financial support. Executone has agreed to continue to provide financial support to eLottery until the Distribution Date, which support will not exceed an average sum of $1.5 million per quarter in accordance with the terms of the Share Exchange Agreement, dated August 12, 1998, as amended on December 22, 1998 (as so amended, the "Exchange Agreement"), between Executone and eLottery and Watertone Holdings L.P., Cooper Life Sciences, Inc., John C. Shaw, Richard Bartlett, Jerry M. Seslowe, 10-26 S. William Street Associates, Louis K. Adler and Resource Holdings Ltd., the holders of the Executone Preferred Stock (the "Executone Preferred Holders"). Executone will also provide to eLottery, at the closing date of the Exchange (the "Exchange Closing Date"), in accordance with the terms of the Exchange Agreement, $3.0 million in cash, plus an additional amount in cash based upon when the Distribution is to be consummated as follows:

   Distribution Consummated    Cash Payable by
   By:                         Executone

   March 31, 1999............  $2.5 million
   April 30, 1999............  $2.0 million
   May 31, 1999..............  $1.5 million
   June 30, 1999.............  $1.0 million

If the Distribution is consummated after June 30, 1999, then the additional amount of cash shall be $500,000. At the Exchange Closing Date, Executone also will assume responsibility for, and pay when due, expenses incurred by eLottery but not yet paid, provided, however, that the maximum of such expenses shall not exceed $500,000. Following the Distribution Date, however, eLottery will no longer be a wholly-owned subsidiary of Executone and, other than as herein provided, will no longer be able to rely on Executone for financial support. eLottery also will not be able to benefit from its relationship with Executone to obtain credit for the purpose of supporting its operations.

      Dependence upon Key Personnel

      eLottery is dependent upon the ability and experience of its executive officers. Although eLottery currently has employment contracts with three of its executive officers, it does not maintain key man life insurance on the lives of such executive officers. The loss of the services of any or all of its executive officers or eLottery's inability in the future to attract and retain management and other key personnel could have a material adverse effect on eLottery.

            Certain Antitakeover Effects of Certain Provisions of eLottery's Certificate of Incorporation and eLottery's Bylaws

      Certain provisions of eLottery's Amended and Restated Certificate of Incorporation (the "eLottery Certificate") and eLottery's Bylaws (the "eLottery Bylaws") may have the effect of making more difficult an acquisition of control of eLottery in a transaction not approved by the Board of Directors of eLottery (the "eLottery Board"). See "CERTAIN ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE eLOTTERY CERTIFICATE , THE eLOTTERY BYLAWS, THE eLOTTERY RIGHTS PLAN AND THE GENERAL CORPORATION LAW OF DELAWARE." The eLottery Certificate would, in some circumstances, eliminate certain liabilities of eLottery directors in connection with the performance of their duties. See "LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS."

           Substantial Percentage Ownership of eLottery By Executone Preferred Holders

      The Executone Preferred Holders have entered into the Exchange Agreement with Executone and eLottery, pursuant to which, on the Distribution Date, all of the outstanding shares of Executone Preferred Stock will be converted automatically into (i) shares of eLottery Common Stock, which shares, as of the Distribution Date, will represent 15% of the outstanding shares of eLottery Common Stock (the "Original Issuance"); and (ii) all shares of eLottery Preferred Stock. No fractional shares of eLottery Common Stock or eLottery Preferred Stock shall be issued. Upon the achievement by the Company of certain net income and revenue levels, the Executone Preferred Holders will be entitled to convert the eLottery Preferred Stock into that number of shares of eLottery Common Stock (the "Underlying Shares") such that, when added to the Original Issuance, the Executone Preferred Holders will own 34% of the eLottery Common Stock, including only the Original Issuance and the Underlying Shares. See "DESCRIPTION OF eLOTTERY CAPITAL STOCK--eLottery Preferred Stock." Thus, depending upon whether the Executone Preferred Holders convert their eLottery Preferred Stock, Executone Preferred Holders could own a substantial percentage of eLottery.

            Competition

      The development, licensing and management of gaming technology and the provision of gaming entertainment are highly competitive. The gaming market is served by state and nationally sponsored lotteries and by many domestic and foreign gaming companies, including several large land-based casino companies. A number of large, mature lottery services companies serve both the domestic and international markets. All these competitors have substantially more capital, and therefore broader based resources to apply to technology and marketing than eLottery. eLottery also competes with other forms of leisure and entertainment activities for the public's disposable income.

            Government Regulation and Legislation

      The lottery market is highly regulated and the competition to secure new contracts is often intense. Awards of government contracts to companies in the industry may be challenged by competitors. Further, investigations of various types, including grand jury investigations, conducted by governmental authorities into possible improprieties and wrongdoing in connection with efforts to obtain or the awarding of lottery contracts and related matters may also result. Such incidents could have a material adverse effect on eLottery's ability to carry out its business plan.

      The Company anticipates that legislation regarding Internet gaming will be introduced in the current Congressional session. Whether any such legislation would address state sponsored lotteries and the form and extent of any such regulations are unknown. In the event that one or more bills did address state sponsored lotteries and were enacted, such legislation could have a material adverse effect on eLottery.

            Market Development Risks

      There are market risks associated with the development of eLottery's business. eLottery's existing products have not been subjected to extensive market exposure. All of eLottery's products currently in development are also products that employ new technologies and may not find sufficient customer or consumer support to become economically viable.

            Risks Associated with International Sales and Operations

      Although eLottery has not to date sold its products internationally, part of its current strategy is to license its lottery distribution systems to lotteries worldwide. Entry into the international market would subject eLottery to certain risks. The risks associated with international sales include, but are not limited to, the length of time required to establish a foreign market presence, costs of localizing products for foreign countries, trade laws and business practices favoring local competition, dependence on local vendors, compliance with multiple, conflicting and changing government laws and regulations, longer sales and payment cycles, import and export restrictions and tariffs, difficulties in staffing and managing foreign operations, greater difficulty or delay in accounts receivable collection, foreign currency exchange rate fluctuations, in some countries, a lesser degree of intellectual property protection, multiple and conflicting tax laws and regulations and political and economic instability. The occurrence of any of these factors could have a material adverse effect on eLottery's business, financial condition and results of operations.

            Obligations Under the NIL Agreement

      As a result of the termination of the operations of the NIL and the US Lottery in response to the order granting declaratory judgment in favor of AT&T in the action styled AT&T v. Coeur D'Alene Tribe, the Company is in negotiations with the CDA to terminate the NIL Agreement. In the event that the Company and the CDA are unable to reach an agreement with respect to the termination of the NIL Agreement, the Company, under the terms of the NIL Agreement, may be required to supply financial and administrative resources to the NIL. Such obligations of the Company could reduce the amount of time and resources that the Company may designate to its business plan, which could result in a material adverse effect on the Company's business, financial conditions and results of operations.

            Concentration in Single Industry

      eLottery's current operating strategy is to focus on lottery technologies and services. Although eLottery will seek to develop other lines of business from the existing lottery business, eLottery is subject to risks associated with concentrating on a single industry. Therefore, the adverse effect on eLottery's operating revenue resulting from an economic downturn in the lottery industry would be more pronounced than if eLottery had diversified its line of business.

            Year 2000 Risks

      Many computer systems were designed using only two digits to designate years. These systems may not be able to distinguish the year 2000 from the year 1900 (commonly referred to as the "Year 2000 Problem"). eLottery relies on software and related technologies in the operation of its business. In its review of its IT infrastructure for Year 2000 compliance, eLottery has completed a review of its applications software, operating systems software and firmware used on its hardware and other devices with the suppliers of the systems. eLottery tested these systems by processing Year 2000 events and transactions. All systems were found to be Year 2000 compliant. eLottery has also completed a review of its non-IT systems, primarily those systems related to environment management and security of its operating computer systems, and determined that there are no significant Year 2000 issues.

      Failure by data suppliers with whom eLottery associates to successfully address the Year 2000 issue on a timely basis could result in delays in data becoming available to eLottery for use in its products. eLottery has completed a review of potential Year 2000 issues with its key data suppliers who have confirmed that they will be able to process Year 2000 transactions on a timely basis. There can be no assurance, however, that the computer systems and operations of eLottery or its data suppliers, vendors or other service providers will be Year 2000 compliant. In addition, eLottery does not have a contingency plan in place should an unforeseen failure occur. Given eLottery's heavy reliance on computer systems, the failure of eLottery or those with whom it has a business relationship to have Year 2000 compliant systems could have a material adverse effect on eLottery and its operations. See "Management's Discussion and Analysis of Financial Condition--Years Ended December 31, 1997, 1996 and 1995--Year 2000 Compliance."



                                     THE DISTRIBUTION

      Purposes of and Reasons for the Distribution

      The Executone Board concluded that the Distribution was in the best interests of Executone shareholders because it would separate eLottery's assets from Executone's other core businesses and thereby provide investors a sharper focus as to the particular merits of each of those investments and provide greater recognition of the value of eLottery's assets. Executone believes that the Distribution is a strategy superior to a sale of eLottery or its assets.

            Conditions to the Distribution

      The Distribution is subject to a number of conditions contained in the Reorganization Agreement, including (i) the eLottery Common Stock shall have been approved for listing on the Nasdaq Stock Market, subject to official notice of issuance; (ii) the eLottery Board shall have adopted the eLottery Certificate and eLottery Bylaws and the eLottery Certificate and eLottery Bylaws shall be in effect; and (iii) the Registration Statement on Form S-1 (together with any amendments hereto, the "Registration Statement") shall have been declared by the Commission or become effective under the Securities Act of 1933, as amended (the "Securities Act"). See "ARRANGEMENTS BETWEEN EXECUTONE AND eLOTTERY RELATING TO THE DISTRIBUTION--Reorganization Agreement." Any of the conditions to the Distribution may be waived, at any time prior to the Distribution Date, for any reason, in the sole discretion of the Executone Board.

            Manner of Effecting the Distribution
      Beneficial holders of Executone Common Stock or their nominees will receive shares of eLottery Common Stock based upon the number of shares held by each shareholder individually on _________, 1999, the Record Date. At the time of the Distribution, share certificates for eLottery Common Stock will be delivered to ______________, as Distribution Agent, for mailing. On or as soon as practicable after the Distribution Date, the Distribution Agent will commence mailing the share certificates to holders of Executone Common Stock as of the close of business on that date, on the basis of one share of eLottery Common Stock for each five (5) shares of Executone Common Stock held on the Record Date. All such shares of eLottery Common Stock will be validly issued, fully paid, nonassessable and free of preemptive rights. See "DESCRIPTION OF eLOTTERY CAPITAL STOCK."

      No certificates or scrip representing fractional shares of eLottery Common Stock will be issued to Executone shareholders as part of the Distribution. The Distribution Agent will aggregate fractional shares into whole shares and sell them in the open market at then prevailing prices on behalf of holders who otherwise would be entitled to receive fractional share interests, and such persons will receive instead a cash payment in the amount of their pro rata share of the total sale proceeds. Proceeds from sales of fractional shares will be paid by the Distribution Agent based upon the average gross selling price per share of eLottery Common Stock of all such sales. Executone will bear the cost of commissions incurred in connection with such sales. Such sales are expected to be made as soon as practicable after the Distribution Date. None of Executone, eLottery or the Distribution Agent will guarantee any minimum sale price for the shares of eLottery Common Stock, and no interest will be paid on the proceeds.

      A broker or depository that holds Executone Common Stock for the account of others and that receives shares of eLottery Common Stock for the account of more than one beneficial owner should provide copies of this Prospectus to the beneficial owners.

      NO HOLDER OF EXECUTONE COMMON STOCK WILL BE REQUIRED TO PAY ANY CASH OR OTHER CONSIDERATION FOR THE SHARES OF eLOTTERY COMMON STOCK TO BE RECEIVED IN THE DISTRIBUTION OR TO SURRENDER OR EXCHANGE SHARES OF EXECUTONE COMMON STOCK OR TO TAKE ANY OTHER ACTION IN ORDER TO RECEIVE eLOTTERY COMMON STOCK. THE DISTRIBUTION WILL NOT AFFECT THE NUMBER OF, OR THE RIGHTS ATTACHING TO,
OUTSTANDING SHARES OF EXECUTONE COMMON STOCK. SEE "FEDERAL INCOME TAX CONSEQUENCES."

            Treatment of the Executone Preferred Stock

      The Executone Preferred Holders have entered into the Exchange Agreement with Executone and eLottery, pursuant to which, on the Distribution Date, all of the outstanding shares of Executone Preferred Stock will be converted automatically into (i) shares of eLottery Common Stock, which shares, as of the Distribution Date, will represent 15% of the Original Issuance; and (ii) all shares of eLottery Preferred Stock. No fractional shares of eLottery Common Stock or eLottery Preferred Stock shall be issued. Upon the achievement by the Company of certain net income and revenue levels, the Executone Preferred
Holders will be entitled to convert the eLottery Preferred Stock into the Underlying Shares such that, when added to the Original Issuance, the Executone Preferred Holders will own 34% of the eLottery Common Stock, including only the Original Issuance and the Underlying Shares. See DESCRIPTION OF eLOTTERY CAPITAL STOCK--eLottery Preferred Stock."

            Additional Information

      If a Holder wishes to receive additional copies of this Prospectus or additional information concerning the Distribution, the Holder should contact ___________________ at ______________________, telephone number
_________________.

                        FEDERAL INCOME TAX CONSEQUENCES

      Introduction

      The following summarizes the material federal income tax consequences of the Distribution to Executone shareholders. This summary is based on current law, which is subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all tax consequences of the Distribution and, in particular, may not address federal income tax consequences applicable to Executone shareholders subject to special treatment under federal income tax law. In addition, this summary does not address the tax consequences of the Distribution under applicable state, local or foreign laws. EACH EXECUTONE SHAREHOLDER SHOULD CONSULT WITH THE HOLDER'S OWN TAX ADVISOR ABOUT THE CONSEQUENCES OF THE DISTRIBUTION IN LIGHT OF THE SHAREHOLDER'S PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION OF ANY STATE, LOCAL OR FOREIGN LAW.

            Receipt of the Distribution by Executone Shareholders

      The Distribution will be a taxable event to Executone shareholders. For Federal income tax purposes, the amount of the Distribution received by each holder of Executone Common Stock will be the fair market value, as of the Distribution Date, of the eLottery Common Stock distributed to the shareholder. The amount of the Distribution will be taxable as a dividend to the extent it is distributed from Executone's "earnings and profits," as computed for federal income tax purposes. Executone believes that it had no accumulated earnings and profits at the end of 1998. In that case, the Distribution will be taxable as a dividend to the extent the Distribution (plus any other distributions made by Executone to its shareholders in 1999) does not exceed Executone's earnings and profits for 1999, determined without regard to any deficit in earnings and profits existing at the end of 1998. To the extent the Distribution is not from Executone's earnings and profits and is therefore not taxable as a dividend, the Distribution will reduce (but not below zero) a shareholder's basis in Executone Common Stock on which the Distribution is made. If the non-dividend portion (if any) of the Distribution exceeds the basis of such Executone Common Stock, the excess will be taxable as gain from the sale of the stock.

      A shareholder's initial tax basis in eLottery Common Stock received in the Distribution will be the stock's fair market value as of the Distribution Date. The holding period for eLottery Common Stock received in the Distribution will begin on the Distribution Date.

      Executone will make a determination of the fair market value of eLottery Common Stock as of the Distribution Date based on a number of factors, including the trading price of eLottery Common Stock at or near the Distribution Date. In early 2000, Executone will report the amount of the Distribution received by each record holder of Executone Common Stock (other than corporations and other shareholders exempt from information reporting) to the IRS and to the shareholder. There can be no assurance that the IRS or the courts will agree that the amount of the Distribution received by a holder of Executone Common Stock is the amount determined by Executone.

      "Backup" withholding at the rate of 31% will apply to the amount of the Distribution to a shareholder unless the shareholder furnishes or has furnished to the Company (or paying agent) its taxpayer identification number, certifies that such number is correct, and meets certain other conditions or is otherwise exempt from backup withholding. Backup withholding, if applicable, would be effected by withholding a portion of the shares of eLottery Common Stock otherwise distributable to the shareholder and selling the withheld shares to obtain funds for payment of the withholding tax. Any amounts withheld from a shareholder under the backup withholding rules will be allowable as a refund or a credit against such shareholder's United States federal income tax liability.

            Consequences to Holders of Executone Preferred Stock

      The Exchange will be a taxable transaction. A holder of Executone Preferred Stock generally will recognize gain or loss equal to the difference between the holder's federal income tax basis in the Executone Preferred Stock and the fair market value of the shares of eLottery Common Stock and eLottery Preferred Stock received in the Exchange. Holders of Executone Preferred Stock should consult their own tax advisors to determine the tax consequences of the Exchange to them.

            Effect of Transactions on Use of Net Operating Losses

      Executone has net operating loss carryovers ("NOLs"), which totaled approximately $60.5 million at the end of 1997. If there were to be a change in the ownership of more than 50% in value of the Executone stock over any 36-month period, subsequent use of the NOLs could be limited under section 382 of the Internal Revenue Code. The Distribution and related transactions, combined with changes in ownership of Executone stock within the preceding 36 months, are not expected to cause an ownership change that would limit Executone's future use of its NOLs. The Exchange, however, will produce a significant change in ownership of Executone stock and, therefore, will increase the possibility that subsequent changes in the ownership of Executone stock could result in a total ownership change of more than 50%.

      eLottery also has NOLs, which totaled approximately $2.3 million at the end of 1997. The Distribution and related transactions might result in an ownership change that would limit eLottery's future use of its NOLs. For financial accounting purposes, eLottery's NOLs are not reflected as a net asset, because a valuation allowance has been provided for the entire, potential deferred tax asset relating to the NOLs.

                                    DISTRIBUTION POLICY

      eLottery currently intends to retain future earnings for use in its business and, therefore, does not anticipate paying any dividends in the foreseeable future. The payment of future dividends, if any, will depend, among other things, on eLottery's results of operations and financial condition and on such other factors as the management of eLottery, in its discretion, may consider relevant.

                                      CAPITALIZATION

      The following table sets forth the unaudited historical and pro forma capitalization of eLottery as of September 30, 1998, assuming the consummation of the Distribution at that date.

      The table should be read in conjunction with eLottery's financial statements and the notes thereto and the unaudited pro forma consolidated financial information and notes thereto included elsewhere herein. The unaudited pro forma information set forth below does not necessarily reflect the capitalization of eLottery in the future.

                                                    September 30, 1998
                                                       (Unaudited)
                                        -----------------------------------------
                                                                Pro Forma
                                    Historical  NIL Impairment Adjustments   Pro Forma
                                  ------------- -------------- -----------  ----------
Cash:............................     $---        $   ---      $ 5,500,000 $ 5,500,000
Debt:............................     345,076         ---           ---        345,076
Stockholders' Equity:
Investment in eLottery...........  29,844,317         ---      (29,844,317)      ---
Common Stock of $.01 par value
     Authorized 25,000,000 shares;
     Issued and Outstanding
      11,756,351 shares                 ---                        117,564     117,564
Preferred Stock of $.01 par value
     Authorized 1,000,000 shares;
     Issued and Outstanding
       75,000 shares                    ---                           750          750
Additional Paid-in Capital.......       ---                    37,194,726   37,194,726
Accumulated Deficit.............. (2,511,451) (24,199,158)            ---  (26,710,609)
                                 --------------------------------------------------------

     Total Stockholders' Equity.. 27,332,866  (24,199,158)      7,468,723   10,602,431
                                 --------------------------------------------------------
     Total Capitalization....... $27,677,942 $(24,199,158)    $12,968,723  $16,447,507
                                 =========== =============   ============== =============



                                eLOTTERY, INC.
            UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

      The following unaudited Pro Forma Consolidated Balance Sheet of eLottery as of September 30, 1998 has been prepared pursuant to the Reorganization Agreement (as described under "AGREEMENTS BETWEEN EXECUTONE AND eLOTTERY RELATING TO THE DISTRIBUTION--Reorganization Agreement") as if the Distribution had been consummated as of the period indicated. The accounting for this transfer of assets and liabilities will be reflected at their historical carrying value. The basis for using such accounting is that the transaction is a pro rata distribution of eLottery Common Stock to the holders of Executone Common Stock.

      The unaudited Consolidated Pro Forma Balance Sheet has been prepared as if the transactions had occurred on September 30, 1998. A pro forma income statement has not been presented, since the transaction would not materially change the historical cost basis income statement. The pro forma financial information set forth below is unaudited and not necessarily indicative of the results that would actually have occurred if the transactions had been consummated as of September 30,1998 or results that may be obtained in the future.

      The pro forma adjustments, as described in the Notes to Pro Forma Consolidated Balance Sheet, are based on available information and upon certain assumptions that management believes are reasonable. The unaudited Pro Forma Consolidated Financial Information should be read in conjunction with eLottery's financial statements and the notes thereto. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and the other financial information included elsewhere herein.

      These pro forma statements also include adjustments related to the impairment of certain assets related to the NIL, which terminated operations in December 1998. See notes 3 and 10 in the Consolidated Financial Statements on pages F-8 and F-13.

                          eLottery, Inc. and Subsidiary
                      Consolidated Pro Forma Balance Sheet
                                   (Unaudited)

                                                     Pro Forma                    Pro Forma
                                      Sept. 30,        NIL         Pro Forma      Sept. 30,
                                        1998       Impairment(c)   Adjustments     1998
                                    ----------     ------------    -----------   ------------
ASSETS
Current Assets....................     $  1,625    $    (1,625)    $5,500,000 (a) $5,500,000
Property & Equipment, net.........                             -
                                       4,022,279                            -      4,022,279
Intangible Assets, net............                  (12,977,582)                           -
                                      12,977,582                            -
Advances to NIL...................    12,872,544    (12,872,544)                           -
                                                                            -
Investment in IGT.................                             -
                                         700,000                            -        700,000
Other Assets......................                     (671,963)                     725,228
                                       1,397,191                            -
                                     ------------  -------------   -----------   ------------


            TOTAL ASSETS..........   $31,971,221   $(26,523,714)   $5,500,000    $10,947,507
                                     ============  ==============  ===========   ============

LIABILITIES AND
DIVISIONAL
CONTROL/STOCKHOLDERS' EQUITY

LIABILITIES
Current Liabilities
      Current portion of capital       $ 115,248       $       -   $          (a)$         -
lease obligations.................                                  (115,248)
      Accounts payable and                                     -   (1,853,475)(a)          -
accrued liabilities...............     1,853,475
                                     ------------  --------------  -----------   ------------
                                       1,968,723               -   (1,968,723)             -


Deferred Income...................                   (2,324,556)                           -
                                       2,324,556                            -
Capital Lease Obligations.........       345,076               -
                                                                            -        345,076
                                     -----------   --------------  -----------   ------------

           TOTAL LIABILITIES......     4,638,355     (2,324,556)   (1,968,723)       345,076
                                     ------------  --------------  -----------   ------------

DIVISIONAL CONTROL/STOCKHOLDERS'
   EQUITY
Investment in eLottery............    29,844,317              -   (29,844,317)(b)          -

Common Stock .....................             -              -       117,564 (b)    117,564

Preferred Stock...................             -              -           750 (b)        750

Additional Paid in Capital........                            -    37,194,726(a,b)37,194,726
Accumulated Deficit...............     (2,511,451)   (24,199,158)           -    (26,710,609)
                                       ----------   ------------   -----------   ------------

    TOTAL DIVISIONAL CONTROL/
       STOCKHOLDERS' EQUITY.......     27,332,866    (24,199,158)   7,468,723     10,602,431
                                       ----------    ------------  -----------   ------------

    TOTAL LIABILITIES AND
DIVISIONAL CONTROL/STOCKHOLDERS'
 EQUITY                               $31,971,221   $(26,523,714)  $5,500,000    $10,947,507
                                       ==========    ============  ===========   ============


                         eLottery, Inc. and Subsidiary
                 Notes to Consolidated Pro Forma Balance Sheet
                              September 30, 1998
                                  (Unaudited)

      (a) Pursuant to the terms of the Exchange Agreement, Executone will provide to eLottery, at the Exchange Closing Date, $3.0 million in cash, plus an additional amount in cash based upon when the Distribution is to be consummated as follows:


   Distribution Consummated    Cash Payable by
   By:                         Executone

   March 31, 1999............  $2.5 million
   April 30, 1999............  $2.0 million
   May 31, 1999..............  $1.5 million
   June 30, 1999.............  $1.0 million

If the Distribution is consummated after June 30, 1999, then the additional amount of cash shall be $500,000. At the Exchange Closing Date, Executone also will assume responsibility for, and pay when due, expenses incurred by eLottery but not yet paid, provided, however, that the maximum of such expenses shall not exceed $500,000. The pro forma cash adjustment assumes the Distribution is consummated prior to March 31, 1999, resulting in $2.5 million in cash provided by Executone to eLottery as of the Exchange Closing Date.

Executone has also agreed to continue to provide financial support to eLottery until the Distribution Date, which will not exceed an average sum of $1.5 million per quarter in accordance with the terms of the Exchange Agreement. Such amounts have not been reflected in the Consolidated Pro Forma Balance Sheet. If the transaction had been consummated as of September 30, 1998, these expenses would not have been incurred.

      (b) eLottery has historically operated as a division of Executone. As a result of the transactions, eLottery will be a separate corporate entity. This entry reflects eLottery's new stockholders' equity accounts.

      (c) Represents adjustments related to the impairment of certain assets related to the NIL, which terminated operations in December 1998.

                                eLOTTERY, INC.
            SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

      The following selected financial data of eLottery should be read in conjunction with, and is qualified in its entirety by reference to, the Financial Statements and the related notes thereto included on pages F-1 to F-18.

      On December 19, 1995, Executone acquired 100% of the common stock of eLottery for common and preferred stock with a combined value of $12.7 million. UniStar Entertainment has an exclusive five-year management agreement with the CDA, which was the primary asset acquired, to provide design, development, financial and management services to NIL. See "RISK FACTORS--Obligations Under The NIL Agreement."

      Such acquisition was accounted for using the purchase method. Accordingly, the assets and liabilities acquired were recorded on the balance sheet at their fair market values, resulting in the recording of an intangible asset of approximately $15.8 million as of the acquisition date. During the period prior to its acquisition by Executone, eLottery was in its early development stages. The expenditures made by the previous owners were primarily expenses relating to the startup of the business, including legal, lobbying, consulting and other professional fees, along with payroll, travel and other related expenses. These expenses were reflected in the pre-acquisition statement of operations. Subsequent to the acquisition, eLottery's expenditures comprised primarily development costs for software and hardware, building costs and reimbursable advances to the NIL (See Notes 1, 3, 4 and 10 on pages F-7, F-8, F-10 and F-13, and Note 1 on page F-17), all of which were recorded on the balance sheet. Beginning in 1998, eLottery also began making expenditures for the development of its business to market the technology implemented with its uslottery.com website. As a result of purchase accounting and the change in the nature of the business after the acquisition by Executone, financial data for the periods prior to Executone's purchase of eLottery on December 19, 1995 is not comparable to periods subsequent to the acquisition.

      In response to the legal decision issued December 19, 1998 in Coeur d'Alene Tribe vs. AT&T (see Notes 9 and 10 in the Notes to Consolidated Financial Statements as of December 31, 1997 and 1996 and for the three years in the period ended December 31, 1997 for a description of the litigation), eLottery and the CDA have terminated operation of the NIL and the US Lottery. As a result, eLottery has reevaluated certain of its assets in accordance with the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets. Based upon such review, management has determined that both the intangibles and the advances to the NIL have been impaired as of the date of this legal decision and will be written down to zero during the fourth quarter of 1998. As of September 30, 1998, intangibles and advances to NIL were $12,977,582 and $12,872,544, respectively. eLottery has also determined that NIL startup costs (primarily post-acquisition building costs) included in other assets is impaired. These amounts would have been written off as of January 1, 1999 in accordance with the initial adoption of SOP 98-5. However, due to the termination of NIL operations, management has concluded that these costs should be written off during the fourth quarter of 1998. NIL startup costs as of September 30, 1998 included in other assets were approximately $0.7 million. The remaining startup costs were included in intangibles and are part of the impairment adjustment described above. The impact of these adjustments had they been recorded as of September 30, 1998 are shown below in the column headed "Pro Forma September 30, 1998." This column does not represent the September 30, 1998 balance sheet as if the Distribution occurred at that date.

      In addition, the Statement of Cash Flows ended December 31, 1995 is based upon cash flows during the pre-acquisition period of January 1, 1995 through December 18, 1995. Other than the acquisition, which was a non-cash transaction, there was no eLottery activity from December 19, 1995 through December 31, 1995. The pre-acquisition financial data has not been restated to conform to the post-acquisition presentation.

      The capital structure that has existed prior to the Distribution Date when eLottery's business operated as part of Executone is not relevant because it does not reflect eLottery's expected future capital structure as a separate, independent company. Accordingly, per share data has not been presented.

      The historical financial information presented may not necessarily be indicative of the results of operations or financial condition that would have been obtained if eLottery had been a separate, independent company during the periods shown. Neither should the information be deemed to be indicative of eLottery's future performance as an independent company.



                            Selected Financial Data
                         eLottery, Inc. and Subsidiary
                         (A Development Stage Company)
                                  (Unaudited)



                            Post-acquisition                Pre-acquisition
                    --------------------------------   -----------------------
                                Nine months                Year ended                       Year ended
               Pro                ended                   December 31,                     December 31,
              Forma      ----------------------       ---------------------         --------------------------
             Sept. 30    Sept. 30,  Sept. 30,
               1998        1998        1997            1997     1996      1995 (a)     1994          1993
            ---------      ----        ----           -----     ----      -----        ----          -----

    `

Summary of
  Operations $   -       $    -      $  -            $  -        $ -     $   -      $    -            $  -

Revenues
Net Loss   (25,144,840)   (945,682)   (649,369)      (810,187)   (755,582) (2,607,496)(1,162,560)   (359,551)

Balance
Sheet

Total Assets 5,447,507 $22,233,748 $24,090,424    $18,158,022     $84,303    $ 27,708     $1,876 $31,971,221

Long-Term
Debt           345,076     345,076     397,844        433,068        -             -       -       -

Divisional   3,133,702   7,332,866  21,211,646     22,744,494  17,081,807     (48,941)  (578,335)   (359,551)
Control/Equity


(a)Executone   acquired  eLottery  on  December  19,  1995.   Accordingly,   the
   pre-acquisition balance sheet and income statement data is as of and for the period ended December 19, 1995.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following Management's Discussion and Analysis should be read in conjunction with the financial statements on pages F-1 to F-18 and the Forward-Looking Statements on page 28. The audited financial statements included herein may not necessarily be indicative of the results of operations, financial position and cash flows of eLottery in the future or had it operated as a separate independent company during the periods presented. The audited financial statements included herein do not reflect any changes that may occur in the financing and operations of eLottery as a result of the Distribution. All references to eLottery throughout this section include eLottery, Inc. and its wholly-owned subsidiary, UniStar Entertainment, Inc.

            Introduction and Subsequent Event

      On December 19, 1995, Executone acquired 100% of the common stock of eLottery for common and preferred stock with a combined value of $12.7 million. UniStar Entertainment has an exclusive five-year management agreement with the CDA, which was the primary asset acquired, to provide design, development, financial and management services to the NIL. The NIL was operational beginning in January 1998. See "RISK FACTORS--Obligations Under The NIL Agreement."

      On December 17, 1998, the United States District Court for the District of Idaho ruled in the case of Coeur d'Alene Tribe vs. AT&T that the orders previously issued by the Tribal Court upholding the legality of the US Lottery were erroneous. In response to that decision, eLottery and the Tribe have terminated operation of the NIL and the US Lottery. As a result of this unfavorable legal outcome, eLottery has reevaluated certain of its assets in accordance with the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets. Based upon such review, management has determined that both the intangibles and the advances to the NIL have been impaired as of the date of this legal decision and will be written down to zero during the fourth quarter of 1998. As of September 30, 1998, intangibles and advances to NIL were $12,977,582 and $12,872,544, respectively. eLottery has also determined that NIL startup costs (primarily post-acquisition building costs) included in other assets are impaired. These amounts would have been written off as of January 1, 1999 in accordance with the initial adoption of SOP 98-5. However, due to the termination of NIL operations, management has concluded that it should be written off during the fourth quarter of 1998. NIL startup costs included in others assets as of September 30, 1998 were approximately $0.7 million.

      Although the NIL operations have now been terminated, the NIL enabled eLottery to develop both the business and gaming systems necessary for Internet and telephone lottery activities. As a result, eLottery is now actively marketing its technology and systems to state and international lotteries that decide to sell their tickets over the Internet, by telephone or through networked electronic lottery terminals.

      For the years ended December 31, 1997, 1996 and 1995, and for the nine-month periods ended September 30, 1998 and 1997, substantially all of eLottery's activities were directed toward the development and financing of the NIL. The discussion which follows is reflective of the status of the NIL during the periods presented.

            Years Ended December 31, 1997, 1996 and 1995

      Results of Operations. eLottery did not generate any revenues during 1997, 1996 or 1995 because the NIL was not profitable. Although the NIL became fully operational in January 1998, it had yet to generate quarterly net profits and therefore eLottery, which was to receive revenues only from the net profits of the NIL, generated no revenues through September 30, 1998. With the termination of the NIL and US Lottery operations, future eLottery revenue is expected to be generated from the sale or leasing of eLottery's technology and systems.

      Operating expenses for 1997 and 1996 were far lower than the 1995 levels. As previously noted, the 1995 operating expenses include legal, consulting and other fees and expenses that, in 1997 and 1996, were charged to the NIL and reflected on the balance sheet as Advances to NIL. These expenditures were to be reimbursed to eLottery from NIL net profits. Operating expenses for 1997 and 1996 consist primarily of payroll and related costs, recruiting expenses and other miscellaneous professional fees. The increase in payroll and related costs is primarily due to increased headcount. Selling, general and administrative expenses decreased primarily due to a reduction in recruiting charges and other professional fees. eLottery was allocated $313,044 in overhead costs related to Executone's administrative costs during the year ended December 31, 1997, which are included in other selling, general and administrative expenses. Such costs were not allocated during 1996 or 1995 as they were not material at that stage of business development. Shared activity expenses were chargeable to the NIL for future reimbursement to eLottery, in accordance with the NIL Agreement. During 1997, $366,677 of such charges were recorded as Advances to NIL, which were to be reimbursed to eLottery out of future NIL profits. These expenses were charged as eLottery expenses during the same period in 1996.

      eLottery has not recorded a tax benefit for its losses for the years ended December 31, 1997, 1996 and 1995. Based upon a lack of historical earnings and given that eLottery has only generated taxable losses since its inception, management believes it is more likely than not that eLottery will not be able to utilize such tax benefits.

      Liquidity and Capital Resources. The discussion below details eLottery's cash flows from operating, investing and financing activities. As previously noted, most of eLottery's activities were related to the development and financing of the NIL. Through December 31, 1997, eLottery has not generated cash from its operating activities. As previously noted, it has not generated any revenues and has used cash to fund its current expenses and liabilities. The remainder of eLottery's cash usage relates to the investment activities, detailed below, which primarily comprise expenditures for eLottery's capital requirements, along with the operating and capital requirements of the NIL. Since eLottery has not generated cash to date, its financing activities consist of funding from Executone.

                                             Year Ended December 31,
                                          -------------------------------
                                               1997            1996
                                          ---------------  --------------
           eLottery Operating Activities...    $ 807,679     $ 1,256,015

           eLottery Investing Activities:
           Gaming and Business Systems.....    2,326,612         501,098
           Distributions to the CDA........      300,000         325,000
           Investment in IGT...............           --         700,000
           Pre-Acquisition Liabilities.....      260,245       1,639,330
           NIL - Operations................    1,811,708         342,587
           NIL - Building Cost.............      848,928         223,726
           Other...........................

                                                 47,128               --
                                              ---------     ------------
                       Subtotal............   5,594,621        3,731,741
                                              ---------     ------------

           Capital Lease Obligations.......      70,574              --

           Cash Distributed by Executone...          --          (73,946)

             Total Funding from Executone.. $ 6,472,874       $4,913,810
                                            ===========      ===========

      The previous owners of eLottery, prior to Executone's acquisition on December 19, 1995, advanced $4.2 million to fund eLottery operating activities and for capital and other contributions.

      Funding of eLottery operations decreased $448,336 in 1997 compared to 1996 primarily due to the 1996 repayment of current liabilities accrued with the purchase of eLottery at the end of 1995.

      The development of the lottery and business software systems for the NIL, which includes the games themselves, the banking interface, the game reporting system and the financial accounting systems, resulted in funding of $2.3 million during 1997. This was an increase of $1.8 million over the 1996 spending level. No expenditures on these systems were made prior to the acquisition. Expenditures increased in 1997 as the NIL launched the test-marketing of its Internet system games in May 1997 and the draw lottery game in January 1998. As of December 31, 1997, these systems are all assets of eLottery and are classified in "Other Assets" on the Consolidated Balance Sheets. On January 1, 1998, these expenditures were reclassified to "Property & Equipment" and are being depreciated over a five-year period.

      As part of the NIL Agreement with the CDA, eLottery was required to make a guaranteed monthly payment of $25,000 to the CDA. This payment was an advance against future profit distributions and was to be reimbursed when the NIL was making profit distributions to eLottery. These expenditures are included in "Advances to NIL" on the Consolidated Balance Sheets.

      In February 1997, UniStar Entertainment signed an agreement with CasinoWorld Holdings, Ltd. ("CWH") under which CWH provides project management services overseeing the development of the software for the NIL, with UniStar Entertainment contracting independently for system software development.

      In September 1996, UniStar Entertainment entered into a Securities Purchase Agreement (the "Purchase Agreement") with Virtual Gaming Technologies, Inc. ("VGTI," and formerly Internet Gaming Technologies, Inc. ("IGT")). Pursuant to the Purchase Agreement, UniStar Entertainment invested $700,000 in IGT common stock (the "IGT Investment"). The Purchase Agreement was terminated in March 1997 and, as part of the release, UniStar Entertainment was granted a 200,000-share, five-year option at $3.45 per share, a price 15% more than the price per share of the IGT Investment. The IGT Investment is being accounted for under the cost method.

      eLottery incurred $611,126 in capital lease obligations during 1997 for computer hardware as part of the development costs of the gaming and business systems. During 1997, eLottery paid $70,574 in lease payments.

      With the acquisition of eLottery in December 1995, Executone acquired $2.4 million in liabilities related to the NIL, primarily relating to legal and other professional fees. The payment of these liabilities is considered part of the NIL funding. In 1997, such payments decreased by $1.4 million compared to 1996.

      The funding of NIL operating activities in 1997 increased $1.5 million over the 1996 level as the launch of the Internet lottery in 1997 and the ramp up of the telephone lottery increased NIL operating expenses. This was primarily due to increases in payroll and related costs, advertising and promotional fees, and professional fees. As these amounts were to be reimbursed to eLottery from NIL net profits, these expenditures are included in "Advances to NIL" on the Consolidated Balance Sheets.

      The 1997 funding of the building that houses the NIL operations center increased $625,202 over 1996. The building is owned by the NIL. These expenditures, considered start-up costs related to the NIL, have been capitalized and are included in "Other Assets" on the Consolidated Balance Sheets. See "--New Accounting Pronouncements."

      eLottery's financing activities consist solely of funding from Executone. See "--Nine Months Ended September 30, 1998 and 1997--Liquidity and Capital Resources" for a discussion of eLottery's cash requirements and availability subsequent to the Distribution Date.

      The National Indian Lottery. The initial goal of the investment in eLottery was to establish and manage a telephone lottery that could be played by any individual of majority age, residing in one of the 36 states or the District of Columbia that currently operates a state-run lottery. In the original telephone-based lottery, it was contemplated that calls via an "800" number would be processed with interactive voice response equipment or live agents located on the CDA's reservation in Idaho using ACD software to process nationwide lottery sales. The NIL business plan evolved in response to legal challenges to encompass Internet-based instant lottery games, and as of January 1998, a local, non-toll-free telephone and Internet-accessible weekly draw lottery. On December 17, 1998, the U. S. District Court for the District of Idaho issued an opinion and order granting declaratory judgment in favor of AT&T in the action styled AT&T v. Coeur D' Alene Tribe. In response to that decision, eLottery and the CDA terminated operation of the NIL and the US Lottery.

      Due to advertising, professional fees and other startup costs, the NIL did not generate a profit prior to termination of operations. As a result, eLottery did not recognize any revenue under the terms of the NIL Agreement.

      New Accounting Pronouncements. In April 1998, the American Institute of Certified Pubic Accountants issued SOP 98-5. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. In addition, the pronouncement requires that, effective January 1, 1999, previously capitalized start-up costs be expensed and classified as a cumulative effect of a change in accounting principle. eLottery anticipated that approximately $2.0 million in start-up costs currently classified as other assets and intangible assets would be written off effective January 1, 1999, in accordance with this new pronouncement. However, with the termination of NIL operations, these costs will be written off in the fourth quarter of 1998.

      Year 2000 Compliance. eLottery relies on software and related technologies in the operation of its business. In its review of its IT infrastructure for Year 2000 compliance, eLottery has completed a review of its applications software, operating systems software and firmware used on its hardware and other devices with the suppliers of the systems. eLottery tested these systems by processing Year 2000 events and transactions. All systems were found to be Year 2000 compliant. eLottery has also completed a review of its non-IT systems, primarily those systems related to environment management and security of its operating computer systems, and determined that there are no significant Year 2000 issues.

      Failure by data suppliers with whom eLottery associates to successfully address the Year 2000 issue on a timely basis could result in delays in data becoming available to eLottery for use in its products. eLottery has completed a review of potential Year 2000 issues with its key data suppliers who have confirmed that they will be able to process Year 2000 transactions on a timely basis. However, there can be no assurance that the systems of other companies on which eLottery's systems rely will not encounter Year 2000 problems. A failure by another company to deal successfully with the Year 2000 Problem could have an adverse effect on eLottery's systems, including its ability to process transactions on the systems. eLottery does not have a contingency plan in place should an unforeseen failure occur. Such a plan, if necessary, will be developed dependent upon the nature and extent of the problem.

            Nine Months Ended September 30, 1998 and 1997

      Results of Operations. eLottery did not generate any revenues during the nine-month periods ended September 30, 1998 and 1997 because the NIL did not generate any net profits. Although the NIL became fully operational in January 1998, it had yet to generate quarterly net profits and therefore eLottery, which was to receive revenues only from the net profits of the NIL, generated no revenues through September 30, 1998. With the termination of the NIL and the US Lottery operations, future eLottery revenue is expected to be generated from the sale or leasing of eLottery's technology and systems.

      Operating expenses for the nine-month period ended September 30, 1998 were $945,275, an increase of $298,922 over the same period last year. Depreciation expense increased approximately $600,000 compared to the same period last year. The system hardware and software assets, along with other gaming equipment, began their service lives as of the commencement of the term of the NIL Agreement in January 1998 when the NIL became fully operational. Such assets are being depreciated over a five-year period. eLottery also incurred approximately $277,000 in costs during the third quarter of 1998 to develop products for marketing to state and international lotteries. These increases were partially offset by shared activity expenses for the nine-month period ended September 30, 1998. Shared activity expenses were chargeable to the NIL for future reimbursement to eLottery, in accordance with the NIL Agreement. During the nine-month period ended September 30, 1998, $834,766 of such charges were recorded as Advances to NIL, compared to $166,366 for the same period in 1997. These expenses were charged as eLottery expenses during the first six months of 1997.

      Liquidity and Capital Resources. The funding of eLottery for the nine-month periods ended September 30, 1998 and 1997 is summarized as follows:



                                                    Nine Months Ended
                                                       September 30
                                                     1998         1997
                                                 -----------  -----------
eLottery Operating Activities                    $(1,315,406) $  726,587

eLottery Investing Activities:
Gaming and Business Systems                        1,519,584   1,301,045
Distributions to the CDA                             225,000     225,000
Pre-Acquisition Liabilities                          545,618     455,341
NIL - Operations                                   4,169,521   1,037,477
NIL - Building Cost                                        -     968,874
State Business Development Costs                     286,445           -
Other                                                 23,064      23,061
                                                      ------      ------
            Subtotal                               6,769,232   4,010,798

Capital Lease Obligations                             80,228      41,823

            Total Funding from Executone         $ 5,534,054  $4,779,208



      Funding  of  eLottery   operations  during  the  nine-month  period  ended
September 30, 1998 primarily reflects the buildup in accounts payable resulting from the increased funding of NIL operations.

      Expenditures to develop the lottery and business systems were comparable during the nine-month periods ended September 30, 1998 and 1997. The 1998 expenditures were incurred in the development of nine new Internet lottery games that were launched in April 1998. In 1997, these expenditures were incurred in developing the software systems for the launch of the Internet lottery.

      Payments relating to pre-acquisition liabilities increased by $90,277 during the nine-month period ended September 30, 1998 compared to the same period last year. This increase is due to the increase in legal fees incurred to litigate the Missouri and Wisconsin actions brought during 1997, along with the AT&T litigation.

      The funding of NIL operating activities during the nine-month period ended September 30, 1998 increased by $3.1 million versus the same period last year. The increase reflects the operational status of both the Internet and draw lotteries in 1998 and includes payroll and related costs, advertising and promotional fees, and professional fees. These expenditures are included in "Advances to NIL" on the Consolidated Balance Sheets. Funding for the NIL building costs declined $968,874 for the nine-month period ended September 30, 1998 compared to the same period in 1997 as building construction was completed by the end of 1997. As of September 30, 1998, future expenditures for building construction are expected to be minimal.

      Beginning in 1998, eLottery began to incur costs to explore opportunities to provide eLottery's systems and services to state lotteries interested in providing ticket purchases either through the Internet or through terminals at various remote locations. For the nine-month period ended September 30, 1998, eLottery incurred $286,445 for the startup of this business. This line of business is not related to the NIL and such costs are not chargeable to the NIL. As of September 30, 1998, eLottery had no material commitments for capital expenditures.

      Executone has agreed to continue to provide financial support to eLottery until the Distribution Date, which support will not exceed an average sum of $1.5 million per quarter in accordance with the terms of the Exchange Agreement. Based upon cash consumed over the last 18 months, it is estimated that eLottery will require approximately $6 million to fund its operations for 1999. To provide the necessary funding for eLottery to operate until it is generating a sufficient amount of cash to fund its own operations, Executone will provide to eLottery, at the Exchange Closing Date, $3.0 million in cash, plus an additional amount in cash based upon when the Distribution is to be consummated as follows:

   Distribution Consummated    Cash Payable by
   By:                         Executone

   March 31, 1999............  $2.5 million
   April 30, 1999............  $2.0 million
   May 31, 1999..............  $1.5 million
   June 30, 1999.............  $1.0 million


If the Distribution is consummated after June 30, 1999, then the additional amount of cash shall be $500,000. At the Exchange Closing Date, Executone also will assume responsibility for, and pay when due, expenses incurred by eLottery but not yet paid, provided, however, that the maximum of such expenses shall not exceed $500,000. The $5.5 million in cash that eLottery is anticipated to have on hand as of the Distribution Date, in addition to the maximum of $500,000 in liabilities that Executone will pay, is expected to adequately fund eLottery's cash flow requirements through the end of 1999, at which time it is expected to be able to fund its operations on a break-even cash basis.

      Capital investments required to launch the custom-designed electronic lottery terminal business, planned to begin in 1999, are expected to be funded using debt financing. eLottery is currently seeking commitments for such longer-term financing arrangements.


Forward-Looking Statements


      Forward-looking statements regarding eLottery are based on management assumptions regarding potential player acceptance of eLottery's products, advertising and marketing costs, the feasibility, timing and effectiveness of planned marketing and advertising, and estimates of other operating and capital expenses. If actual events differ materially from eLottery's assumptions, projections and estimates, eLottery's actual results could vary significantly from the performance projected in the forward-looking statements. Investors should also be aware that eLottery has never operated as a separate, independent entity and, as a result, future performance may be impacted significantly by its management's ability to operate the business on a stand-alone basis and, if necessary, obtain additional financing.

                  ARRANGEMENTS BETWEEN EXECUTONE AND eLOTTERY
                         RELATING TO THE DISTRIBUTION

      For the purpose of structuring the Distribution and certain of the relationships between Executone and eLottery after the Distribution, Executone and eLottery have entered into the Reorganization Agreement, a Master Services Agreement (the "Services Agreement") and a Tax Sharing Agreement (the "Tax Sharing Agreement" and, together with the Exchange Agreement, the Reorganization Agreement, the Services Agreement and the Standby Agreement, the "Ancillary Agreements"). All of the Ancillary Agreements are described below or elsewhere herein and are included as exhibits to the Registration Statement filed with the Commission, of which this Prospectus is a part. The following summaries are qualified in their entirety by reference to the agreements as filed. None of these agreements are the result of arm's-length negotiation. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."


Reorganization Agreement

      The Reorganization Agreement provides for, among other things, the principal corporate transactions required to effect the Distribution and certain other matters governing the relationship between Executone and eLottery with respect to or in consequence of the Distribution, including but not limited to the following: (i) the Exchange by Executone of shares of eLottery Common Stock held by Executone for newly-issued shares of eLottery Common Stock and eLottery Preferred Stock to be transferred to the Executone Preferred Holders pursuant to the Exchange Agreement; (ii) the transfer by Executone to eLottery of various assets; (iii) the issuance by eLottery to the common shareholders of Executone of the eLottery Common Stock pursuant to the Distribution; (iv) the division between Executone and eLottery of certain liabilities; (v) the elimination of intercompany accounts; and (vi) the execution of certain other agreements governing the relationship between Executone and eLottery following the Distribution. Pursuant to the Reorganization Agreement, Executone will be liable for: (i) the liabilities of Executone under the Ancillary Agreements to which Executone is or becomes a party; (ii) the liabilities relating to any of Executone's businesses accrued or unaccrued, whenever arising; (iii) providing eLottery with $3.0 million in cash at the Distribution Date, plus an additional amount in cash based upon when the Distribution is consummated; (iv) the liabilities relating to any of eLottery's businesses that arise and are accrued before the Distribution Date; provided, however, that the maximum of such liabilities shall not exceed $500,000 based on Executone's undertaking to keep current on expenses incurred by eLottery before the Distribution Date (the "Executone Liability Limitation"); and (v) all expenses arising in connection with the Distribution (collectively, the "Executone Liabilities"). eLottery will be liable for: (i) the liabilities of eLottery under the Ancillary Agreements to which eLottery is or becomes a party; (ii) the liabilities relating to any of eLottery's businesses that arise and are accrued after the Distribution Date;
(iii) the liabilities relating to eLottery's businesses over and above the Executone Liability Limitation; and (iv) liabilities arising out of litigation to which eLottery or a subsidiary is or becomes a party, including any claims of patent infringement or contract claims, regardless of the date as of which such claims arise; provided that all expenses and costs incurred on or prior to the Distribution Date in connection with currently pending litigation to which
eLottery or a subsidiary is a party shall be Executone Liabilities (collectively, the "eLottery Liabilities"). See "THE DISTRIBUTION." In addition, Executone and eLottery have agreed to share the costs associated with the Transition and Retention Plans described below. See "EXECUTIVE COMPENSATION--Employment Agreements and Transition Retention Plans."

      Conditions. The Reorganization Agreement provides that the Distribution is subject to a number of conditions, including: (i) the eLottery Common Stock shall have been approved for listing on the [Nasdaq National Market] subject to official notice of issuance; (ii) the eLottery Board shall have adopted the eLottery Certificate and eLottery Bylaws and the eLottery Certificate and eLottery Bylaws shall be in effect; and (iii) the Registration Statement shall have been declared by the Commission or become effective under the Securities Act.

      Benefit Plans. The Reorganization Agreement contains a number of provisions relating to current and former employees. The provisions generally contemplate that eLottery will assume no obligations or liabilities with respect to employee plans or benefits prior to the Distribution Date and that after the Distribution Date, eLottery will be responsible for providing employee benefits for eLottery personnel. The Reorganization Agreement also contemplates that eLottery will contract with Executone for executive and administrative services as described under the Services Agreement described below.

      Indemnification. The Reorganization Agreement provides that: (i) Executone will indemnify eLottery against all costs arising in connection with the Executone Liabilities; and (ii) eLottery will indemnify Executone against all costs arising in connection with the eLottery Liabilities.

Services Agreement

      The Services Agreement provides for eLottery to continue to receive certain executive and administrative services of Executone. Such services include legal services, payroll services, benefits administration, provision of office space, computer services, accounting and tax services and other miscellaneous services. Executone will make these services available to eLottery in substantially the same manner as it makes the same services available for its own operations in exchange for fees intended to compensate Executone at least for its costs. These services will be provided for 120 days as specified in the Services Agreement, unless extended upon mutual written consent of Executone and eLottery. Executone or eLottery may discontinue one or more of the services upon the provision of prior written notice as specified in the Services Agreement.

Tax Sharing Agreement

      In connection with the Distribution, eLottery and Executone will enter into a Tax Sharing Agreement that provides, among other things, for the allocation among the parties thereto of Federal, state, local and foreign income tax liabilities for all periods through the Distribution Date. Though valid as between the parties thereto, the Tax Sharing Agreement is not binding on the IRS and does not affect the joint and several liability of Executone and its subsidiaries to the IRS for all Federal income taxes owed to the IRS by such corporations.

                                   BUSINESS

The Company

      eLottery, a development stage company, provides a wide array of products and services to the domestic and international lottery markets. The Company develops, provides and maintains Internet, Intranet, telephone, communications, accounting, banking, database and other applications and services to facilitate the electronic sale of new and existing lottery products worldwide. The Company has developed a new generation of proprietary lottery technologies designed to take advantage of the impact that the Company believes recent advances in telecommunications and computers will have on the nature and delivery of lottery products and the support systems necessary to administer them. eLottery believes it is the first to develop and operate secure, integrated Internet, Intranet and telephone lottery gaming systems. The Internet and Intranet systems provide for the electronic sale and support of both periodic and instant draw lottery games and instant electronic "scratch-off" games. Using the Company's systems, lotteries will be able to electronically distribute lottery tickets for both instant and periodic draw lottery games over the Internet through the Company's website, eLottery.com, through an Intranet, using telephony and through ELTs located in horse racing facilities, bars and other age-regulated environments. The Company believes that the electronic distribution of lottery tickets through these systems will increase sales for lotteries because the systems make the purchase of tickets more easily accessible and because they make use of technology to enhance and enliven the lottery gaming experience. The eLottery.com website and the lotteries will be open 24 hours a day, seven days a week, and will be able to electronically distribute lottery tickets and games and offer lottery players convenient and timely product fulfillment, including the ability to pay prize winnings or cash credits on an overnight delivery option for a fee via check or electronic funds transfer. The Company believes that its Internet lottery distribution systems will encourage lottery patrons to play more frequently and will also attract new lottery customers. In recent years, lottery authorities have recognized that by offering new games or products, they are often able to generate significant additional revenues. The Company believes that its systems provide lotteries with numerous advantages relative to traditional means of distribution including player tracking ability, sale of tickets over the Internet and entertaining fast-play instant games. The Company believes that the combination of the advantages of Internet commerce and the Company's ability to customize its systems will result in the Company becoming an agent and leading provider of products and services to the lottery industry.

      The worldwide lottery market is large. Lotteries are operated by state and foreign governmental authorities and their licensees in approximately 200 jurisdictions worldwide. Worldwide lottery ticket sales in 1997 were approximately $116.6 billion. In the United States, there are currently 38 lotteries offering traditional on-line draw games and 39 lotteries selling instant tickets. The term "on-line," as used within the lottery industry, does not mean that the ticket is distributed over the Internet. Rather, it refers to the use of a network of special purpose lottery terminals connected through dedicated phone lines to a central lottery computer. In 1997, lottery sales in the United States were $35.5 billion. Governments have authorized lotteries primarily as a means of generating non-tax revenues. Lottery revenues are often a means by which to lower taxes and are frequently set aside for particular public purposes, such as education, aid to the elderly, conservation, transportation and economic development. As lottery ticket sales have become a significant source of funding for such programs, many jurisdictions have come to rely on the revenues generated by such sales. Over the past three years, lottery ticket sales have grown at an annual rate of 1.0% worldwide and 2.2% in the United States. Both rates reflect a slowdown from prior years. The Company believes this trend increases the propensity of lotteries to seek new products and services to provide revenue growth similar to rates experienced in the past.

      Despite the growth in lottery revenues, the Company believes that many of the characteristics of the traditional lottery industry have created inefficiencies for all participants. Currently, lottery tickets are primarily purchased in convenience stores and through other retail stores. Customers, therefore, cannot purchase lottery tickets from the convenience of their homes or offices. The Company believes the ability to play a lottery from home or a remote location would significantly increase sales. Historically, U.S. state lotteries have not had a practical means to distribute their tickets internationally. Now, through the use of the Company's Internet systems, lotteries could distribute their lottery games to a new and much larger customer base beyond state and national borders. In addition, instant lottery tickets are currently sold only in physical paper form and must be manually "scratched-off" to play the game. The Company believes that electronically delivered lottery

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games are a superior  product due to their (i) faster play, (ii) lower operating and  product  costs  resulting  from  their  virtual  nature  and (iii)  greater
entertainment  value.   Further,   detailed  information  on  lottery  customers
currently is not tracked by the lotteries. The Company believes that this information could be valuable to the lotteries and others for marketing purposes. The methods of lottery ticket distribution essentially have remained the same since traditional lottery operators have not taken advantage of the significant advances in technology over the past decade.

      eLottery was founded to utilize the recent advances in personal computers and telecommunications to distribute lottery tickets. The Company believes that its lottery distribution systems offer significant advantages over the traditional means of distribution. The Company has spent over $30 million designing, developing, operating and gaining customer acceptance of its lottery distribution systems since its formation in 1993. In 1995, the Company signed its first contract with the CDA and its NIL to provide them with a telephone-based lottery. In 1996, the Company began the development of an Internet-based lottery for the NIL and completed a prototype in March 1997. In July 1997, the NIL began operating its Internet games through the uslottery.com website. In June 1997, eLottery began development of a telephone interface to the Internet system and the NIL's Super6 draw lottery game. In the original telephone-based lottery, it was contemplated that calls via an "800" number would be processed with interactive voice response equipment or live agents located on the CDA's reservation in Idaho using ACD software to process nationwide lottery sales. In January 1998, the NIL began marketing this product using local telephone numbers where the customer pays the long distance charge. In March 1998, eLottery began development of its Intranet system and completed a prototype in September 1998. On December 17, 1998, the District Court for the District of Idaho issued an opinion and order granting declaratory judgment in the action styled AT&T v. Coeur D' Alene Tribe, holding that the NIL is not legal under IGRA and is subject to state law. The CDA position was based on its view that all NIL gaming activity was occurring on "Indian lands" as required by IGRA. In so ruling, the District Court overruled the prior decisions of the Tribal Courts that ruled the NIL was legal under IGRA. In response to that decision, eLottery and the CDA terminated operation of the NIL.

      While the uslottery.com website was in operation, the NIL's lottery revenues grew rapidly since commencing lottery operation in July 1997. The NIL's lottery revenues grew to $4.2 million in the quarter ending September 30, 1998 compared to $ 0.6 million the same quarter of the prior year. Net sales for the first, second, third and fourth quarters of 1998 were $1.3 million, $2.9 million, $3.5 million and $4.2 million, respectively. Approximately 1,000,000 tickets were sold in the month of November 1998, the last full month of operations. The number of repeat customers indicates that the Company has also generated significant customer loyalty. Repeat customers accounted for over __% of net sales in 1998. This loyalty is also reflected in the amount of time customers spent on the site. The average player spent approximately 7.5 hours per month while other players averaged in excess of 30 hours per month. Although the NIL operations have now been terminated, the NIL enabled eLottery to develop both the business and gaming systems necessary for Internet and telephone lottery activities. As a result, eLottery is now actively marketing its technology and systems to state and international lotteries that decide to sell their tickets over the Internet, by telephone or through networked electronic lottery terminals.

      The Company has developed Year 2000 compliant electronic lottery products and distribution systems. To its knowledge, none of the current lottery providers have successfully developed and operated technology similar to that of the Company's systems. On the contrary, these lottery providers have already committed significant capital to traditional paper-based lottery distribution and manufacturing.

      eLottery's strategy is to capitalize on its proprietary Internet lottery distribution systems and become an agent and leading provider of products and services to the lottery industry. The Company expects to earn revenues primarily from four recurring sources: (i) agent and sales commission fees; (ii) software and system licensing fees; (iii) banking or credit card clearing fees; and (iv) advertising fees. The Company plans to attain this goal through the following key strategies:

      Enter into Agreements With Domestic and International Lotteries. The Company's strategy is to license its lottery distribution systems to lotteries worldwide. Since the Company's systems are configurable, it is able to offer

                                       34
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numerous  combinations  of its  products  and  services  to  meet  the  specific requirements of its customers. Further, the Company's systems will enable government lotteries to distribute their tickets across national borders, opening up significant markets that are currently inaccessible. The Company believes that government lotteries are widely viewed as fair and honest and are trusted by players. As a result, the Company believes that government lotteries will be the leaders in Internet lotteries. The Company is currently in various stages of negotiation with several U.S. and international lotteries to install and utilize its electronic lottery distribution systems. There can be no assurance that the Company will enter into any such agreements.

      Enter into Strategic Alliances. The Company is actively pursuing strategic alliances with other companies in the lottery services industry. eLottery believes that by forming the appropriate strategic relationships, it can increase the penetration of its products and services. The Company is currently negotiating the terms of joint venture relationships with two lottery operators that currently operate lotteries for several states and countries internationally. If the Company consummates such joint venture relationships, the Company and such lottery operators could extend the states' and countries' traditional ticket distribution systems using eLottery's electronic systems. There can be no assurance that the Company will consummate such joint venture relationships.

      Enhance Sales and Marketing. In order to realize the economic benefits of its proprietary lottery distribution systems, the Company plans to increase its sales and marketing efforts. The Company plans to hire additional sales and marketing professionals to promote eLottery's product line and services to lottery officials worldwide. The Company regularly engages public affairs and governmental relations advisors, including lobbyists, in various jurisdictions to advise legislators and the public in connection with lottery legislation, to monitor potential lottery legislation and to advise the Company in connection with the Company's lottery products and systems.

      Maintain Technology Focus and Expertise. An interactive commerce platform is necessary to enhance the eLottery service offering, leverage the unique characteristics of the Company's products, and support lottery operations. The Company's development group has expended and will continue to expend substantial efforts developing, acquiring and implementing technology-driven enhancements to its systems.

      See "RISK FACTORS" beginning on page 8 for a description of factors that may impact the Company's ability to implement the above strategies.

      As a result of their ownership of 15.5% of the Company's common stock after the Distribution (or 28.6% assuming conversion of only the eLottery Preferred Stock owned by management and directors), management and directors will have significant incentive to maximize stockholder value. After completion of the Distribution, the Company will have approximately $5.5 million of cash and no debt other than capital lease obligations, which management believes will adequately fund eLottery's cash flow requirements through the end of 1999. While there can be no assurance that the following will occur, the Company currently intends to seek additional equity investors through public or private offerings in 1999 to partially fund the construction of ELTs, to hire additional sales and marketing personnel and for general corporate purposes. In addition, the Company and Executone have entered into Reorganization, Services and Tax Sharing Agreements whereby Executone will provide certain administrative services to the Company for varying periods of time following the Distribution. Executone will bill the Company for its costs in connection with providing such services.

      eLottery's   principal   executive   offices  are  currently   located  at
Executone's headquarters at 478 Wheelers Farms Road, Milford, Connecticut
06460 and its telephone number is 203-876-7600.

Industry Background

      Growth of the Internet and On-line Commerce

      The   Internet  is  an   increasingly   significant   global   medium  for
communications,  content and on-line  commerce.

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Growth in Internet usage has been fueled by a number of factors, including the large and growing installed base of personal computers in the workplace and home, advances in the performance and speed of personal computers and modems, improvements in network infrastructure, easier and cheaper access to the Internet and increased awareness of the Internet among businesses and consumers.

      The increasing functionality, accessibility and overall usage of the Internet and on-line services have made them an attractive commercial medium. The Internet and other on-line services are evolving into a unique sales and marketing channel, similar to the evolution of retail stores, mail-order catalogs and television shopping. On-line retailers can interact directly with customers by frequently adjusting their featured selections, editorial insights, shopping interfaces, pricing and visual presentations. The minimal cost to publish on the Web, the ability to reach and serve a large and global group of customers electronically from a central location, and the potential for personalized low-cost customer interaction provide additional economic benefits for on-line retailers. Unlike traditional retail channels, on-line retailers do not have the burdensome costs of managing and maintaining a significant retail store infrastructure or the continuous printing and mailing costs of catalog marketing. Because of these advantages over traditional retailers, on-line retailers have the potential to build large, global customer bases quickly and to achieve superior economic returns over the long term. An increasingly broad base of products is being sold on-line, including computers, travel services, brokerage services, automobiles, music and books.

      Traditional Lottery Industry

      Lotteries are operated by domestic and foreign governmental authorities and their licensees in approximately 200 jurisdictions throughout the world. In the United States, there are currently 38 lotteries offering traditional on-line draw games and 39 lotteries selling instant tickets. Governments authorize lotteries as a means of generating revenues without the imposition of additional taxes. Lottery revenues are often used as a means to reduce taxes and are frequently set aside for particular public purposes, such as education, aid to the elderly, conservation, transportation and economic development. As lottery ticket sales have become a significant source of funding for such programs, many jurisdictions have come to rely on the revenues generated by such sales.

      There are many types of government-authorized lotteries in the world. The Company categorizes traditional (as opposed to video) lottery systems into two principal groups: "on-line" and "off-line." The term "on-line," as used within the lottery industry, does not mean that the ticket is distributed over the Internet. Rather, it refers to the use of a network of special purpose lottery terminals connected through dedicated phone lines to a central lottery computer. An on-line lottery system is generally used to conduct games such as lotto, sports pools, daily numbers and keno in which lottery players make their own selections. Various games of chance are offered involving the selection of numbers from a field of possible numbers. A lottery player requests the desired numbers and purchases the lottery ticket from the clerk-activated terminal provided by the Company or other lottery vendor to a lottery ticket retailer. The amount wagered per transaction is determined by individual lottery authorities and is usually $0.50 to $1.00 per wager. The lottery terminals are typically located in high-traffic retail outlets, such as news stands, convenience stores, gas stations, food stores, tobacco shops and liquor stores, which are selected by the lottery authorities to sell tickets on the lottery authority's behalf. The data is entered either manually by keyboard or automatically through a mark sense reader or scanner. The wager information is then transmitted via communication lines to the central computer system where the information is verified, recorded and stored. Winners are able to claim their prizes within minutes of the drawing of the winning number for the game selected.

      Off-line lotteries feature games that are not computerized and typically feature instant ticket games in which players remove coatings from pre-printed tickets ("scratchers"), which account for substantially all of the off-line lottery sales in the United States. Outside of the United States, off-line lotteries also include traditional on-line games (numbers, lotto, etc.) that are offered through a manual, off-line system. Players' selections are accumulated and delivered to a central processing location where the bets are entered into the computer.

      All of the United States jurisdictions operating traditional lotteries currently include on-line lottery as part of their operations. Outside the United States, many countries have government-operated or privately-licensed lotteries, most of which have historically been off-line. Approximately 85 foreign lottery authorities have implemented on-line lottery systems.

      There are several advantages to on-line lotteries as compared to off-line lotteries. Most importantly, wagers can be accepted and processed by an on-line lottery system until minutes before a drawing. In cases where a large prize has attracted substantial wagering interest, the extended sales period increases the potential for higher lottery revenue. Unlike instant games or scratchers, where the number of winning tickets and amount of awards must be determined in advance, on-line lotteries allow for the rollover of lottery jackpots. In addition, on-line lottery systems provide greater reliability and security than either off-line numbers games or scratchers, allow a wider variety of games to be offered, and automate accounting and administrative procedures that are otherwise performed manually. The Company believes that instant ticket game revenues have been growing at a faster rate than total domestic U.S. lottery revenues because of relatively higher payout percentages and the increasing automation of instant ticket validation and accounting systems. Such games compete with the lottery games electronically distributed on the Company's systems.

      Typically 50% of the gross revenues of a domestic on-line lottery is returned to the players in the form of prizes. Approximately 15% is used to fund the operations of the lottery, including the expenses of the lottery authority, costs of advertising, payments to point-of-purchase retailers and payments to vendors. The remaining amount, approximately 35%, is available to the state to support specific public programs or as a contribution to the state's general fund.

      In the United States, products and services are typically marketed to lottery authorities through long-term contracts, awarded through a competitive bidding process pursuant to which the lottery vendor supplies, installs and operates the lottery system for the state or jurisdiction in return for a percentage of ticket sales. The vendor generally retains title to the lottery system. Once a contract is awarded to a lottery vendor, that vendor is typically the sole provider of on-line lottery services and operations to that jurisdiction for a specified time period within a defined geographic territory.

      The international market, as well as a minority of United States jurisdictions, is typically characterized by on-line lottery system sales instead of long-term contracts. In the on-line lottery system, the vendor develops and installs the on-line lottery system and trains lottery personnel in the operation of the system for a fixed fee. Other services, such as equipment maintenance and ticket stock production, may be available under separate contracts.

      The eLottery Solution

      eLottery was founded to utilize the recent advances in personal computers and telecommunications to distribute lottery tickets. The Company believes that its systems provide lotteries with numerous advantages relative to traditional means of distribution including player tracking ability, sale of tickets over the Internet and entertaining fast-play instant games. The Company believes that the combination of the advantages of on-line commerce and the Company's ability to customize its systems for various domestic and international lottery jurisdictions will result in the Company becoming an agent and leading provider of products and services to the lottery industry worldwide.

      eLottery has developed and implemented a secure, integrated Internet, Intranet, ELT and telephone lottery gaming systems. With the ability to offer lotteries a full array of electronic distribution systems, management believes that the Company is well positioned to benefit from the introduction of new technologies to the lottery industry. Key components of the eLottery solution include:

      Comprehensive Product Offering. The Company has the ability to offer lotteries a full range of electronic lottery distribution systems to increase its ticket sales. These systems include Internet, Intranet, telephone and ELT based distribution platforms. eLottery believes its complete package of products will be attractive to lotteries considering implementation of new distribution technologies to attract existing and new customers.

      Lottery Player Convenience. eLottery believes that its electronic systems will enable lottery players to purchase tickets with more convenience than is currently available. The eLottery.com website and the lotteries will be open 24 hours a day, seven days a week, and will be able to electronically distribute lottery tickets and games and offer lottery players convenient and timely product fulfillment, including the ability to pay prize winnings or cash credits on an overnight delivery option for a fee via check or electronic funds transfer. Tickets will be available for purchase from customers' homes or offices over the Internet, through direct dial-up Intranets, via telephony and through ELTs.

      Fast-Play Instant Games. The Company has developed numerous instant electronic lottery games that customers can play much like a video lottery machine. These lottery games, at the discretion of the lottery patron, can be played at a faster rate than traditional paper manual "scratch-off" games. The Company believes such lottery games will provide lotteries with increased revenues when compared to the traditional games.

      Player Tracking and Reporting Ability. eLottery's systems provide lotteries with the ability to track players' lottery gaming patterns. This information may be valuable to lotteries and others for marketing purposes. Traditional distribution methods currently do not enable lotteries to collect this information on its players. The Company's systems also provide a multitude of real time data. Detailed play information is accumulated in the system including lottery games played, duration of play, time of play, purchase and prize data and a host of other data elements.

      Lower Operating and Marketing Costs. The Company believes that the operating and marketing costs for its electronic distribution systems will be lower than that of conventional paper-based and on-line lottery tickets due to their virtual nature and the relatively limitless number of potential pre-determined tickets that can be issued over the Internet, Intranet and ELTs.

Products

      eLottery develops, provides and maintains Internet, Intranet, telephone, communications, accounting, banking, database and other applications and services for use by the governmental lottery market. eLottery has developed its systems to provide secure electronic production, delivery, validation, billing and accounting for lottery games. The systems are configurable, which allows the addition, deletion and substitution of games offered. Tickets may be purchased through the lottery operations center using a personal computer connected via the Internet, via a custom-designed ELT connected over a LAN or over the telephone.

      Both the Internet and Intranet systems contain significant features and procedures to prevent abusive play. eLottery believes that the Internet system contains processes and procedures to protect against play by minors and to control problem gaming and that the Intranet system as implemented will provide protections against such play at least equal to that provided by existing state-run lottery systems.

      The  System.   The  key  functions   and   components  of  the  Company's
electronic lottery distribution system are as follows:

o Basic Operation. A customer registers, opens an account, and receives a user identification number and password. Registration can be through the Internet, by telephone or in person at a lottery retail store. The customer deposits funds into the account by credit or debit card, cash or check. Once the account is funded, the customer may use the available balance to purchase tickets to play the games or other
         merchandise.   Any  prizes  are  credited  to  the  account.  Customer
         withdrawals can be requested through the Internet, by telephone or in person at a lottery retail store.

o        Card Access. The  system  can  also be  accessed  using  player  cards.
         Player cards add several dimensions to the system, particularly from a regulatory point of view. Because these cards are issued at
         controlled   facilities,   access  to  the   system   can  be  equally
         controlled,  enforcing,  for  example,  age  requirements,   residency
         requirements, use of cash and amount of play. In addition, these lottery cards can be sold through the lotteries' existing agent distribution channel. Several types of cards are available including bearer cards, bonus cards, club cards and prepaid lottery cards.

         A bearer card has a unique identity (consisting of an ID and Password embedded in the card) representing an account on the system. These cards contain no information other than an encrypted ID and PIN number, which are associated with accounts. These cards are available throughout the hosting facility. Funds are added to the bearer cards at an "Automated Recharge Machine" ("ARM") or at a cashier's station. Cash can be added at any denomination at the cashier station, but is limited to $1, $5, $10 or $20 increments at the ARM. Once a player's card is funded (i.e., the associated account has funds deposited), it may be used in a lottery gaming station or ELT to play games.

         A bonus card is initialized with "bonus" dollars. These are dollars that can be used to play games but cannot be cashed in. Such cards are used as promotional cards to encourage people to begin playing. They can be "recharged" with cash at any ARM or cashier's station. However, the bonus dollars are consumed prior to any cash added to the card and the bonus dollars cannot be disbursed.

         A club card is generally issued by an authorized lottery office or authorized agent where player information can be assured adequate protection and confidentiality. These cards are protected with PINs. Such cards are to be used as members of the state "Lottery Club" and will entitle them to various monthly promotions and other forms of communications about the enhanced lottery games. The play activity is tracked on these club cards and enables the player to qualify for various club awards that may be established by the state lotteries.

         A  prepaid   lottery   card  is  a  card  issued  in  a   predetermined
         denomination.

o Client Server Architecture. The system is designed so that players can access the system using several different devices connected to the centralized server. For example, players can use personal computers connected over the Internet; ELTs connected via a LAN or over the
         Internet,   or  a  voice   response   unit   connected  by  telephone.
         Administrative terminals can be connected via the Internet, thus allowing the operation and administration of the eLottery system to be conducted from remote locations.

o Centralized Accounting Server. A centralized accounting server keeps track of all of the transactions on the system. This server accounts for and controls transactions with customers including registration, deposits, withdrawals, purchases of tickets or other merchandise and the awarding of prizes. The centralized accounting server produces a myriad of reports to monitor both the player's activities as well as the performance of the games according to their individual working papers.

o Lottery Server. The lottery server is a centralized network of computers controlling the essential operations of the games including the game play, issuance of the tickets or generation of a random event, determination of a winner and the awarding of the prize.

o Banking System. This system validates the credit card information received from the customer with the national Visanet network. The system is currently capable of processing 10,000 transactions per hour in about 10 seconds each and is expandable to handle a larger volume of transactions.

o Intranet System. The Intranet system is based on the same architecture as the Internet system using private connections instead of the Internet.

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

o        Lottery Stations.  Lottery stations can be several  different  devices.
         The lottery games can be played using personal computers connected either via the Internet or direct dial. Games can be played using an ELT or the draw games can be played using a telephone. The ELT is built using standard "off the shelf" hardware components consisting primarily of a touch screen monitor and a standard Pentium processor networked to the central system.

o        Cashiers Terminals.   The  cashier   stations  can  accept  the  player
         deposits. The player presents the card, which is swiped reading the card ID and password into the system. Funds are received from the player and entered by the cashier. The central system then adds the deposit to the balance of the account associated with the card. To withdrawal balances from the card, the player again, presents the card to the cashier, the cashier then swipes the card and the system displays the "card" balance. The cashier disburses the requested cash to the player.

o Automatic Recharge Machines ("ARMs"). Funds can also be added through automated recharge machines. The player inserts the card into a reader and inserts the amount of money they wish to add into a bill collector. The system updates the balances, the ARM prints a receipt and returns the card.

o Agent Cards. The card reader of the ARM will also identify an authorized agent's card. This access will permit the agent to obtain
         information   about  the  machine  as  well  as  perform  the  "empty"
         function. To empty a machine, the agent inserts their agent card and the appropriate PIN. The agent opens the machine and takes out the bill collection box and inserts a new bill collection box. Once this process is completed, the agent finishes the empty process and a receipt is printed that should equal the balance in the box. The receipt also identifies the ARM from which it was taken, the user ID of person emptying the machine as well as the date and time of the process.

      The components of the system can be used together or on a stand-alone basis depending upon the specific application.

      Security. The Company recognizes that security and integrity are the foundation of successful lottery organizations. As the incidence and severity of publicly-reported cases of physical and computer crime continue, major lotteries periodically reassess key security questions concerning the vulnerability of lottery games. Attempts to penetrate security measures may come from various combinations of customers, retailers, vendors, lottery officials and others. The Company believes the integrity of a lottery is essential to its successful operation. The Company is unaware of any practical, economically feasible way to breach the security of its instant lottery tickets that could result in a material loss to any of its customers, nor is it aware of any breach thereof that has resulted in any material loss to any of its lottery customers.

      The Company constantly assesses the adequacy of its security systems, incorporating various improvements, bar coding and additional layers of protection. The Company believes there must be well-planned security measures in place at every stage of the lottery operation. Also, computer function safeguards, including secure ticket data, control number encryption, winner file data and ticket stock control have been incorporated in the Company's data processing and the computer operations phase. The Company plans to retain a major public accounting firm to perform agreed upon procedures for each game produced before it is sent to the customer.

      Lottery Games. The architecture of both of the Company's Internet and Intranet systems allow the addition, deletion and substitution of lottery games offered. The lottery games have been designed to fall within generally accepted definitions of a "lottery" game. While the definition of a "lottery" varies state by state, such state statutes tend to outline certain common characteristics for lottery games, including the following:

o The game involves the exchange of consideration, the element of chance and the awarding of a prize;
o     No skill is involved in the game;
o     The game is not played against a single machine; and
o The game involves either a centralized drawing or a predetermined outcome.

      Lottery games generally fall into two broad classifications: (i) instant games or "Scratchers" in which the outcome is predetermined and known instantly and (ii) draw games in which the outcome depends upon a random event in the future. eLottery currently has four families of games that are available on both the Internet system and Intranet system: (i) Bingo; (ii) Lotto; (iii) Classics; and (iv) Draw games. Each family of games is described in further detail below.

o Bingo. In Bingo, a player selects 24 numbers out of a total of 75 and wins if the numbers selected match a pattern randomly drawn by a computer. eLottery has three lottery games in this category: Bingo, Super Bingo and Ultra Bingo. These lottery games offer several features, including the ability for the player to create their own card, to select the number of balls to be drawn and to select the dollar amount of the ticket. Bingo Cards also can be saved and played at a later time.

o Lotto Games. In Lotto games, a player selects from one to ten numbers from a possible 34 to 100 numbers and drawings range from five to 20 numbers. eLottery offers four lottery games in this category including Lotto 6/49 instant game, Super Lotto, Super Lotto 100 and Box Lotto 49.

o Classics. The third family of instant games represents variations of other Scratchers games offered by state lotteries. These games are produced in "virtual" ticket rolls then "dispensed" electronically to the player when purchased. eLottery offers two games in this category, Lucky 21 and the Big Spin.

o Lottery Draw Games. In lottery draw games, players select a pattern of numbers that are stored in a database until a drawing is conducted. Once the drawing is conducted, the numbers are matched with the database to identify the winning patterns and players. eLottery has developed three variations in this category, including Super6, Pick 3 and Power 6.

      Product Development. eLottery's product development efforts are devoted to continual improvement in all aspects of the systems. Software developers operating under exclusive and proprietary development contracts supplement the Company's staff. These developers leverage the Company's ability to produce games, create database accounting and banking systems, enhance and customize system features and provide state-of-the-art Internet design and engineering capability. The Company believes this an efficient low cost method to gain access to the best and latest technologies in each of the respective areas. The system architecture is designed to permit several developers to work independently on various modules of the system. For example, the Company's electronic lottery distribution systems can accommodate virtually any lottery game that runs in an electronic environment. These games can be modified to separate key elements to run in a secure client server environment and operate efficiently on the Company's electronic lottery distribution systems. This ability to modify the lottery games allows the Company to work with all game publishers and modify their games to operate on the system and significantly add to the Company's game portfolio.

      eLottery is also focused on development of new products in the following areas:

o Browser-Based Lottery Games. These are games that would play within the players' web browser thereby facilitating the download of the software.

o Tournaments. eLottery is investigating the development of tournament games. Players would enter the tournament and pay a membership fee to play a lottery game of skill and win prizes according to the outcome of the tournament.

o Traditional Casino Games. eLottery has investigated a suite of casino games including black jack, video poker, slots, roulette and craps that can be integrated into its systems. To date, the Company has not engaged in further development of these games because it has not had any agreements with entities legally authorized to market such games.

o ELTs. The ELT prototypes are operational, but additional development is necessary prior to deployment of the Intranet system to customer sites. Further development of the Intranet system will involve customization to a specific customer's specifications and only will be undertaken at such time as such customer enters into a contract to purchase or license the Company's Intranet system. eLottery believes it can complete such customization in less than six months and for less than $500,000. Although eLottery has done no formal research regarding the possible acceptance of the Intranet system, it has presented the Intranet system to several state lotteries.

      The Company has spent over $30 million designing, developing, operating and gaining customer acceptance of its lottery distribution systems since its foundation in 1993. eLottery has spent $4.3 million on research and product development to date, primarily related to the development of its systems, and has plans to spend an additional $1.5 to $2.0 million over the next year.

      Sales and Marketing. eLottery is pursuing the sale of its technology and systems worldwide. eLottery is marketing (i) directly to state agencies and other licensed entities, (ii) individually through authorized lottery services companies and (iii) through strategic alliances with other providers of games and gaming technology. Such marketing includes demonstrations of its electronic lottery distribution systems and visits to eLottery's premises.

      The ultimate success of the Company's lottery platform depends on its acceptance by lottery operators and lottery patrons. The Company believes that, from the point of view of lottery operators, the attractiveness of its new electronic lottery distribution systems depends on its ability to increase lottery sales, its ease of upgrade, maintenance and game change and its information management. The Company believes that, from the lottery patron's perspective, the attractiveness of a platform is a function of entertainment value. eLottery's sales and marketing strategy is to generate product sales by highlighting the advantages presented by its electronic lottery distribution systems to lottery operators, such as the potential for increased lottery ticket sales, and by positioning itself as a partner with lottery operators. eLottery's marketing strategy also targets lottery players and will focus on developing brand recognition for the eLottery.com website, which the Company believes can be accomplished partially through the development of proprietary lottery games that the Company believes deliver greater entertainment value than games used in the traditional lottery industry.

      The Company intends to position itself as a partner with lottery operators in establishing the next generation of lottery entertainment. The Company is working to develop close relationships with lottery operators, utilizing its marketing representatives as consultants to lottery operators on methods to increase lottery ticket sales through the use of eLottery's products. The Company's electronic lottery distribution systems have been designed to supplement the sales and marketing efforts of the operating lotteries enhancing their ability to attract new players and increase the revenue from their customer base. In particular, the Company's lottery distribution system options include Demo mode, Bonus dollars, Data collection and Specialized e-mail features. In Demo mode, lottery patrons are able to learn the games and test play strategies before committing their own funds. This mode enhances player entertainment and increases customer satisfaction. Bonus dollars are electronic credits lottery patrons are able to use to play games, but are not refundable in cash. This feature was used by the NIL to provide various electronic promotions designed to both increase play and attract new players. Detailed play information is accumulated in the system including lottery games played, duration of play, time of play, purchase and prize data and a host of other data elements. When matched with other demographic data, this information is valuable in designing promotional offers and advertising campaigns. Specialized e-mail features provide the capability to deliver Bonus dollars to specific accounts based upon the results of a contest, completion of a survey, winning a game of chance or other similar promotion.

      The Company intends to build a sales and support organization to handle sales and after-sales service to the Company's lottery customers. As of January 15, 1999, the Company had six employees and agents in its sales and support area, and the Company plans to have approximately 10 by the end of 1999. The Company intends to sell its products by developing close working relationships with lotteries, using the Company's direct sales representatives as consultants. Where appropriate, the Company may enter into distribution arrangements or other strategic relationships to enter additional markets.

      eLottery Website. The Company is in the process of completing its own website. The Company expects the website to include basic information about the Company and its products, provide a live test site to preview games and obtain customer feedback and an active game website where all of the games can be played without charge. The Company believes this site will generate a community of players interested in electronic lotteries. This player base may be a valuable resource to provide an initial base of customers to lotteries as they go on-line for the first time as well as an ongoing source of new customers.

      Lottery Market and Targeted Customers. eLottery believes that the lottery market will continue to grow and is targeting primarily state lotteries and other licensed domestic entities for the sale of its technology.

o         Lottery Market.  Worldwide   lottery   ticket   sales  in  1997   were
          approximately $116.6 billion dollars, approximately $35.5 billion of which were sold in the United States. Over the past three years, lottery ticket sales have grown at an annual rate of 1.0% worldwide and 2.2% in the United States. Both rates reflect a slowdown from
          prior  years.   The  Company   believes  this  trend   increases  the
          propensity of lotteries to seek new products and services to provide revenue growth similar to rates experienced in the past. The games offered by eLottery generally are analogous to the Instant, Video Lottery and Keno segments. The table below details lottery revenue in the United States for 1996 and 1997 by type of game.

                    Lottery Sales in the United States (in millions)

                              1996          1997       Annual Growth
                                                            Rate
                           ------------  -----------  -----------------
     Instants and Pull     $  14,201     $ 14,217            0.1%
     Tab Games
     Draw Lotteries           17,730       17,744            0.1%
     Video Lottery             1,161        1,605           38.2%
     Keno and other            1,979        1,920           (3.0)%
                           ============  ===========  =================
                           $  35,071     $ 35,486            1.2%
                           ============  ===========  =================

o State and Other Governmental Lotteries. eLottery believes that its systems represent the next generation of instant lottery technology. During the last 30 years, instant lotteries have evolved from lottery tickets sold by clerks in stores, to being dispensed through automated ticket machines designed to increase the accessibility of lottery tickets. eLottery believes its systems further increase the accessibility of lottery tickets by providing lottery tickets that are available electronically. These tickets can be obtained through a custom-designed ELT connected to the Company's electronic lottery distribution systems either by a LAN or by telephone lines if the systems are remote. eLottery believes it is well positioned in the event that the state and international lotteries decide to sell their tickets over the Internet. eLottery has made presentations to several states discussing utilization of its electronic lottery distribution systems, but has not yet entered into any additional contracts.

o         International Sales.   Similarly,   the  Company   believes   that the
          international  lottery  market  represents  a  significant  potential
          market  for  the  systems.   Lotteries   are  operated  in  over  200
          jurisdictions throughout the world and in 1997 lottery ticket sales outside North America were approximately $81.1 billion. While the traditional draw-type lotteries now predominate overseas, eLottery's systems could increase availability by distributing tickets across national borders and thereby open up formerly inaccessible markets. In addition, because its systems are configurable, they can offer numerous combinations of products and services to meet varying needs of international customers. Although eLottery has not yet made any overseas sales, it plans to increase its international presence by licensing its lottery distribution systems to lotteries worldwide primarily through joint ventures with existing lottery service providers. eLottery intends to support these efforts by enhancing
          international   sales  and   marketing   efforts  and  entering  into
          strategic   alliances.   See  "RISK  FACTORS--Risks   Associated  with
          International Sales and Operations."

Competition

      The lottery business is highly competitive, and eLottery faces competition from a number of domestic and foreign instant ticket manufacturers, on-line lottery system providers and other competitors.

      In particular, there are currently three primary lottery services competitors in the United States: GTECH Corporation ("GTECH"), Automated Wagering International, Inc. ("AWI"), a subsidiary of Powerhouse Technologies, Inc. ("Powerhouse"), and Scientific Games Holdings Corp. ("Sci-Games"). eLottery believes that these companies engage in vigorous competition with respect to existing lottery technologies and services and have experienced a decline in the growth of existing lottery operations. The objective of eLottery is to provide, either alone or through partnerships with existing lottery services companies, value added lottery systems and services for the domestic and international markets. It is believed that these products, systems and services can support new methods and styles of lottery participation, providing new growth opportunities for established state lotteries and higher margin returns for the providers of related technologies and services.

      Internationally, there are many lottery services and product suppliers that provide competition to eLottery, in addition to the companies listed above. eLottery believes that it has the ability to provide technologies that support new methods and styles of lottery participation in foreign countries. In addition, eLottery believes that applications of its electronic lottery distribution systems, which are based on the use of standardized components that support a variety of hardware and software interfaces, can provide cost-effective solutions to improve lottery operations in remote and developing nations. eLottery anticipates that a considerable length of time will be needed to develop an independent market presence in foreign countries other than Canada and Mexico, and there will be substantially higher costs in pursuing these markets. Therefore, eLottery anticipates that the marketing of its products and services internationally will be conducted primarily through joint ventures with existing providers of lottery services. No assurance can be given that eLottery will develop such relationships to the point of having a significant impact on its financial results or operations in the near future.

      Both in the domestic market and internationally, factors that influence the award of lottery contracts in addition to price are believed to include, among others, the ability to optimize lottery revenues through game design and technical capability, quality of the product, dependability, production capacity, marketing experience, financial condition and reputation of the bidder, the security and integrity of the bidder's production operations, products and services and the satisfaction of various other requirements and qualifications imposed by specific jurisdictions.

      Management believes that it has no current competitor in the market for the specific lottery products it has developed. Competitors have typically either manufactured only instant tickets or provided only certain on-line services to support conventional sales of paper lottery tickets, including software for the management systems, marketing assistance and various other specific duties. However, certain competitors have announced plans to market Internet-based lottery systems. eLottery has two primary domestic and international competitors in this regard: Powerhouse, which changed its name from Video Lottery Technologies, Inc. in 1997, and GTECH.

      eLottery is a relatively recent arrival among the developers of technology and marketing concepts for lottery operators. In addition, eLottery's limited experience in the industry is expected to negatively impact eLottery's competitive position. However, in the delivery of market tested, secure, integrated telephone, Internet and Intranet technologies that support new forms of lottery participation and methods of administration, eLottery believes that its experience level is superior. As the only market tested provider of products that have the unique capabilities of the electronic lottery distribution systems, eLottery believes it is the only experienced provider in its particular market niche. eLottery believes that other lottery services and product suppliers have for several years made capital investments intended to position themselves to participate in this market niche. However, none has yet demonstrated the unique focus or devoted the extensive time and resources necessary to successfully develop, customize and install an operational integrated telephone and Internet lottery system similar to that provided by eLottery and once operated by the NIL. In addition, to some extent, the technological developments inherent in the Company's electronic lottery distribution systems have the potential to materially reduce the capital investment required to finance secure lottery operations, which could affect the perception that the experience and resources of competing companies are as valuable as they have been in the past. The Company believes that prior lottery experience has been a factor in states' prior decisions in connection with the award of lottery contracts. Thus, eLottery believes its prior lottery experience will be a factor that limits the ability of eLottery's competitors to compete with eLottery in the development of this market niche. See "RISK FACTORS--Competition."

Government Regulation

      Lotteries are not permitted in various states or jurisdictions of the United States unless expressly authorized by law. The ongoing operations of authorized lotteries in the United States typically are extensively regulated. Applicable legislation varies from jurisdiction to jurisdiction but, in addition to authorizing the lottery and creating the applicable regulatory authority, the lottery statutes generally dictate certain broad parameters of lottery operation, including the percentage of lottery revenues that must be paid out in prizes. Lottery authorities typically exercise significant control as to the selection of vendors and award of lottery contracts, ticket prices, types of games played and marketing strategy, all of which can affect eLottery's operating results.

      Prior to and after granting a lottery contract, governmental authorities generally conduct an investigation of the company and its employees pursuant to which such authorities may require removal of an employee deemed to be unsuitable. Certain states also require extensive personal and financial disclosure (including, among other things, submission of fingerprints, personal financial statements and federal and state income tax returns) and background checks of control persons and entities beneficially owning a specified percentage (typically 5% or more) of the company's securities. The failure of such beneficial owners to submit to such background checks and provide such disclosure could jeopardize the award of a lottery contract to eLottery or provide the basis for cancellation of any existing lottery contract.

      The award of lottery contracts and ongoing operations of lotteries in international jurisdictions also are extensively regulated, although this regulation usually varies from that prevailing in the United States.
Restrictions are frequently imposed on foreign corporations seeking to do business in such jurisdictions. Laws and regulations applicable to lotteries in the United States and foreign jurisdictions are subject to change and the effect of such changes on eLottery's ongoing and potential operations cannot be predicted with certainty. See "RISK FACTORS--Government Regulation and Legislation" and "--Risks Associated with International Sales and Operations."

Patents, Trademarks and Copyrights

      Management believes that the success of eLottery is in part dependent upon the ability to design, develop and market new products and new or enhanced applications. The patentability of such new products or applications is evaluated and patent applications are filed in those jurisdictions where necessary to protect unique developments. eLottery currently has two U.S. patent applications pending regarding the connection of key proprietary technology elements.

      eLottery has registered or applied to register its trademarks when it believes registration to be important to its ongoing business operations. eLottery also generally claims copyright protection for its software and relies upon trade secret, contract and copyright laws to protect its proprietary rights in its software, designs and documentation.

      Certain of eLottery's products incorporate technology and software licensed by eLottery from independent third parties. All material software is owned by eLottery. Generally, these licenses have required payment of a license fee for the licensed technology.

Employees

      eLottery operates primarily through the use of independent software development contracts to improve its access to software development talent and keep its fixed overhead to a minimum. As of September 30, 1998, eLottery employed four general and administrative management employees, not including the customer service and technical employees employed by the NIL, none of whom are represented by unions. eLottery believes that relations with its employees are good.

eLottery Properties

      eLottery's headquarters occupy approximately 1,500 square feet of leased space in Executone's headquarters building at 478 Wheelers Farms Road, Milford, Connecticut 06460. eLottery's right to occupy this space expires 120 days after the Distribution Date.

      eLottery intends to locate alternative office space for its operation prior to expiration of this arrangement with Executone. Due to the type and small amount of space required by eLottery, the management of eLottery does not anticipate that it will have any difficulty in finding suitable space at a reasonable cost.

                            MANAGEMENT OF eLOTTERY

Advisory Board, Directors and Officers

      In anticipation of the Distribution, Executone has formed a board consisting of Robert A. Berman, Jerry M. Seslowe, Stanley M. Blau, Alan Kessman, Stanley J. Kabala and Michael W. Yacenda (the "eLottery Advisory Board"), to serve as an advisory board to the Executone Board, providing recommendations to the Executone Board regarding the current and future structure and business operations of eLottery, including, without limitation: up to two additional members of the eLottery Advisory Board, executive compensation, banking and credit matters and general strategic planning.

      The directors of eLottery will be divided into three substantially equal classes and will serve staggered terms of three years each. Each director in Class I will hold office initially for a term expiring at the first annual meeting of stockholders of eLottery, each director in Class II will hold office initially for a term expiring at the second annual meeting of stockholders of eLottery and each director in Class III will hold office for an initial term expiring at the third annual meeting of stockholders of eLottery. The following persons will serve eLottery in the capacities indicated, effective on or before the date of the Distribution:

Name                        Age      Position                          Class

Robert A. Berman            38       Director and Chairman of the       III
                                     Board
Stanley M. Blau             60       Director                           II
Alan Kessman                51       Director and Vice Chairman          I
Jerry M. Seslowe            52       Director                           II
Michael W. Yacenda          46       Director, President and            III
                                     Treasurer
Philip Gunn                 46       Director                          ____
Charles A. Degliomini       40       Vice President, Sales and
                                     Marketing - Government
                                     Lotteries
Robert W. Hopwood           54       Vice President, Operations
                                     and Customer
                                     Service
Stanley J. Kabala           55       Advisory Board Member


      Robert A. Berman has been the Chairman of the Board and Chief Executive Officer of Hospitality Worldwide Services, Inc., a hospitality maintenance services company ("Hospitality Worldwide"), since November 1997, and currently serves as a director of such corporation. Since 1993, Mr. Berman also has served as a Managing Director of Watertone Holdings L.P., a real estate holding company, and Watermark Investment Limited, LLC, a venture capital and asset management firm. From March 1997 to November 1997, Mr. Berman was President of Hospitality Worldwide. Mr. Berman has an extensive background in the financial development of a variety of commercial ventures including commercial real estate and construction.

      Stanley M. Blau is a partner of P.S. Capital, LLC, an investment firm specializing in the New Media, Internet and high tech marketplace. He has been a director of Executone since 1983 and was formerly Vice Chairman of Executone from 1988 until 1996. Mr. Blau was also Chief Executive Officer of one of Executone's predecessor corporations from 1987 until July 1988.

      Alan Kessman served as Chairman of the Board and Chief Executive Officer of Executone from 1988 until June 1998. He currently serves as Chief Executive Officer and a director of Vion Pharmaceuticals, Inc., a biopharmaceutical company, and as a director of Castelle Corporation, a networking faxing product company. Prior to 1988, he served as President and Chief Executive Officer of ISOETEC Communications, Inc., a telephone and information systems developer and a predecessor of Executone ("ISOETEC"), since 1983. From 1978 to 1983, Mr. Kessman served as President of three operating subsidiaries of Rolm Corporation, which sells telecommunications equipment, and from 1981 to 1983, he served as a Corporate Vice President of Rolm Corporation, responsible for sales and service in the eastern United States.

      Jerry M. Seslowe has been a Managing Director of Resource Holdings Ltd., an investment and financial consulting firm ("Resource Holdings"), since 1983. Prior to 1983, Mr. Seslowe was a partner at KPMG Peat Marwick, a provider of investment and financial services. Mr. Seslowe has served as a director of Executone since February 1996 and prior to Executone's acquisition of eLottery was a director of eLottery. Mr. Seslowe is a certified public accountant and an attorney.

      Michael W. Yacenda has served as Executive Vice President of Executone since January 1990, and additionally as President of eLottery since 1996. Prior to that time, he was Vice President, Finance and Chief Financial Officer of Executone from July 1988 to January 1990. He served as a Vice President of ISOETEC from 1983 to 1988. From 1974 to 1983, Mr. Yacenda was employed by the public accounting firm, Arthur Andersen & Co. Mr. Yacenda is a certified public accountant.

      Charles A. Degliomini has been Vice President, Sales and Marketing Government Lotteries of eLottery since September 1, 1998. From 1988 to 1998, he was President and founder of Atlantic Communications, a New York based corporate and government affairs management company. From 1985 to 1988, Mr. Degliomini also served as Chief-of-Staff with the General Services Administration ("GSA"), the 30,000 employee business arm of the Federal government. Mr. Degliomini has held positions as Special Assistant to United States Senator Alfonse M. D'Amato; Director of Communications in New York in 1984 for the Reagan-Bush presidential campaign; Director of Government Affairs for the Eaton Corporation, a global manufacturer of engineered industrial products; and Assistant Director of Communications for Rite-Aide founder, Lewis E. Lehrman.

      Robert  W.  Hopwood  has  been  Vice   President  of  Executone  and  Vice
President-Operations and Customer Service of UniStar Entertainment since May 1996, and prior thereto served as Vice President, Customer Care of Executone from January 1990. From 1983 until 1990, Mr. Hopwood was the Director of Technical Operations of Executone and ISOETEC.

      Stanley J. Kabala was elected Chairman of the Board, President and Chief Executive Office of Executone in June 1998. Prior to that time, he was President and Chief Executive Officer of Rogers Cantel Mobile Communications, the largest wireless telephone company in Canada, and Chief Operating Officer of its parent, Rogers Communications, Inc., from 1996 to 1997. During 1995, Mr. Kabala was President and Chief Executive Officer of Unitel Communications, Inc., Canada's largest alternative long distance provider. From 1968 through 1994, Mr. Kabala held various positions at AT&T Corporation, most recently Vice President--Customer Service for the Business Communications Services Division and Vice President--AT&T 800 and Business Applications Services.

      Philip Gunn is co-founder and President of Growth Capital Partners, LLC, a professional merchant banking and venture capital investment firm ("GCP"). Before establishing GCP in 1982, Mr. Gunn was a Vice President in the Manufacturers Hanover Merchant Banking Group with overall responsibility for merger and acquisition advisory services. During the past twenty years, he has been active in structuring, negotiating and financing corporate acquisitions, management buyouts and venture capital investments.

      One additional person will be recommended to the Executone Board by the eLottery Advisory Board for election to the eLottery Board. Such candidate will be appointed to the eLottery Board prior to the Distribution Date; provided that, in the business judgment of the Executone Board, such person is a suitable candidate. If the Executone Board determines that such person is not so suitable, the Executone Board will consider other nominees. The additional director will be in Class ___.

Certain Board Committees

      The eLottery Board has two standing committees, an Audit Committee and a Compensation Committee.

      The function of the Audit Committee is to recommend the selection of auditors and to review the audit report and the adequacy of internal controls. The members of the Audit Committee will be Mr. Kessman and Mr. Blau.

      The Compensation Committee recommends to the full eLottery Board the compensation arrangements, stock option grants and other benefits for executive management of eLottery as well as the incentive plans to be adopted by eLottery. The members of the Compensation Committee will be Messrs. Blau and Seslowe.

Compensation Committee Interlocks and Insider Participation

      Mr. Seslowe, a member of the Compensation Committee, is a Managing Director of and owns more than 10% of Resource Holdings, a former stockholder of eLottery. eLottery has entered into a financial advisory agreement with Resource Holdings pursuant to which Resource Holdings will receive (i) a $5,000 per month retainer for the period beginning July 1, 1998 through December 31, 1999, (ii) 25,000 options to acquire eLottery Common Stock priced in the same manner as the options granted to non-employee directors and (iii) travel and other expenses authorized by eLottery. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      The Executone Preferred Holders have entered into the Exchange Agreement with Executone and eLottery pursuant to which, on the Distribution Date, all of the outstanding shares of Executone Preferred Stock will be converted automatically into: (i) shares of eLottery Common Stock which shares, as of the Distribution Date, will represent 15% of the Original Issuance; and (ii) all shares of eLottery Preferred Stock. No fractional shares of eLottery Common
Stock or eLottery Preferred Stock shall be issued. Upon the occurrence of certain events, the Executone Preferred Holders will be entitled to convert the eLottery Preferred Stock into the Underlying Shares such that, when added to the Original Issuance, the Executone Preferred Holders will own 34% of the eLottery Common Stock, including only the Original Issuance and the Underlying Shares. Thus, depending whether the Executone Preferred Holders convert their eLottery Preferred Stock, Executone Preferred Holders could own a substantial percentage of eLottery. In addition, pursuant to the Exchange Agreement, two of the Executone Preferred Holders will receive a total of $129,556.32 as of the Distribution Date, in settlement of all claims arising on and prior to the Distribution Date.

      Executone has entered into a retention and incentive program with Messrs. Yacenda and Hopwood pursuant to which Executone has agreed to extend stock loans (the "Stock Loans") made under the EXECUTONE 1994 Incentive Stock Plan (the "Stock Plan"). See "EXECUTIVE COMPENSATION--Employment Agreements and Transition Retention Plans."

      eLottery and Executone have entered into a number of agreements for the purpose of effecting the Distribution and defining the ongoing relationship between them. These agreements consist of the Reorganization Agreement, Services Agreement, Standby Agreement and Tax Sharing Agreement described under "ARRANGEMENTS BETWEEN EXECUTONE AND eLOTTERY RELATING TO THE DISTRIBUTION" as well as compensation arrangements described under "EXECUTIVE COMPENSATION." These agreements have been developed by Executone, as eLottery's sole stockholder, in connection with its strategy to cause eLottery's stock to be distributed to Executone shareholders in the Distribution. Accordingly, none of the agreements are the result of arm's-length negotiation between independent parties.

      Mr. Kessman, Director and Vice Chairman of the Board of eLottery, entered into a consulting agreement with eLottery, which was terminated as of December 31, 1998, pursuant to which Mr. Kessman received (i) a $5,000 per month retainer for the period beginning July 1, 1998 through December 31, 1998, (ii) 25,000 options to acquire eLottery Common Stock priced in the same manner as the options granted to non-employee directors and (iii) travel and other expenses authorized by eLottery.

      eLottery has entered into an agreement with Resource Holdings pursuant to which Resource Holdings will act as eLottery's financial advisor. Mr. Seslowe, a Director of eLottery, is a Managing Director of and owns more than 10% of Resource Holdings. Under this agreement, Resource Holdings will receive (i) a $5,000 per month retainer for the period beginning July 1, 1998 through December 31, 1999, (ii) 25,000 options to acquire eLottery Common Stock priced in the same manner as the options granted to non-employee directors and (iii) travel and other expenses authorized by eLottery.

      Certain software development services have been provided to eLottery by The Winston Group, one of whose principals is Robert W. Hopwood, Jr., the son of an officer of eLottery, Robert W. Hopwood. As of December 31, 1997, eLottery had incurred $193,000 in fees from this firm. This contract was entered into on terms eLottery believes are as favorable as would have been obtained through arm's-length negotiations with an independent third party.

                             EXECUTIVE COMPENSATION

Compensation of Directors

      Non-employee directors of eLottery who are currently on the eLottery Advisory Board will receive an initial award of 25,000 stock options priced at $1.28 per share. Other non-employee directors will receive an initial award of 50,000 shares when the director first joins the eLottery Board, which shall be priced at $1.28 per share if the director joins the Board prior to the Distribution Date, and at the market price at the time of his or her election to the Board if the director joins the Board after the Distribution Date. In addition, each non-employee director will receive annual compensation consisting of: (i) an award of 5,000 stock options for each year of service on the eLottery Board, including the first year; and (ii) $2,500 for each Board meeting attended plus out-of pocket expenses incurred in attending meetings of the eLottery Board.

      Directors who are employees of eLottery will not be paid any additional remuneration for services as members of the eLottery Board or any committee thereof.

Compensation of Executive Officers

      The following table summarizes compensation paid to all of eLottery's Executive Officers for services rendered to eLottery.

                          SUMMARY COMPENSATION TABLE


                                                       Long-Term
                                                     Compensation
                                                     Awards/Securities
       Name and                Annual   Compensation   Underlying          All Other
  Principal Position    Year  Salary($)   Bonus($)    Options(#)       Compensation($)(3)
  ------------------    ----  --------   ---------   --------------    ------------------
Michael W. Yacenda      1997   $256,000          0         0               $5,997
Executive Vice          1996    256,000     49,900         0                5,935
President and           1995    256,000          0         0                6,353
President, UniStar
Entertainment (1)

Robert W. Hopwood       1997    130,000     10,000         0                2,707
Vice President,         1996    130,000     19,250         0                2,605
Operations and          1995    130,000          0         0                2,529
Customer Service,
eLottery

Charles A. Degliomini   1997         --         --        --                   --
Vice President, Sales   1996         --         --        --                   --
and                     1995         --         --        --                   --
Marketing Government
Lotteries, eLottery (2)

(1) President and Treasurer of eLottery as of the Distribution Date.
(2) Mr. Degliomini was hired during 1998.

(3) The amounts in this category include for each individual a matching contribution by Executone under its 401(k) plan in the amount of $660 each for each year. This column also includes premiums paid by Executone for long-term disability and life insurance for Mr. Yacenda ($5,337, $5,275 and $5,693) and Mr. Hopwood ($2,047, $1,945 and $1,869) in 1997, 1996 and 1995,
    respectively.

Option Grants

      Each of the following option grants relates to grants of options to acquire shares of eLottery Common Stock as of the Distribution Date.

                   OPTION GRANTS AS OF THE DISTRIBUTION DATE

                       Individual Grants
-----------------------------------------------------------------------
                                                                           Potential
                                      Percent of                           Realizable
                                       Total                                 Value
                                       Options                             at Assumed
                                      Granted to                            Annuals
                       Number of      Employees                            Rates of
                      Securities      as of the                           Stock Price
                      Underlying         Dis-    Exercise                Appreciation
                        Option        tribution    Price   Expiration  --------------
   Name                Grants (#)       Date     ($/Share)    Date      5%($)   10%($)
--------------------------------------------------------------------------------------
Michael A. Yacenda    200,000 (1)       66.7%     $ 1.28       (3)    $160,997 $407,998
Robert W. Hopwood      50,000 (2)       16.7%       1.28       (3)    $ 40,249 $102,000

Charles A. Degliomini  50,000 (2)       16.7%       1.28       (3)    $ 40,259 $102,000



     (1) One hundred fifty thousand (150,000) of these options will vest as follows: (i) one-third of such options will vest on September 1, 1999 and (ii) 8.33% of such options will vest at the end of each calendar quarter after September 1, 1999. Twenty-five thousand (25,000) of these options will vest if and only if eLottery attains $5 million in gross revenue during the calendar year 1999. Twenty-five thousand (25,000) of these option will vest if and only if eLottery attains $10 million in gross revenue during the calendar year 1999.

      (2) One-third of these options will vest on September 1, 1999 and 8.33% of these options will vest at the end of each calendar quarter after September 1, 1999.

(3) Such options shall expire on the tenth anniversary of the Distribution Date.

    Employment Agreements and Transition Retention Plans

      Employment Agreements. eLottery has entered into employment agreements (the "Employment Agreements") with Messrs. Yacenda, Hopwood and Degliomini, respectively (the "Executives"). The Employment Agreements with Messrs. Yacenda, Hopwood and Degliomini each have a three-year term. Each of the Employment Agreements may be renewed for such one-year periods as the parties to each of the Employment Agreements mutually agree. The Employment Agreements outline each Executive's compensation, including salary, the grant of options and insurance benefits. Each Executive agreed in his Employment Agreement not to engage in the lottery or casino business for the term of his Employment Agreement and for a period of 18 months thereafter. Finally, upon occurrence of certain events relating to the terms of each Executive's employment with eLottery, the Executives will receive liquidated damages in the amount of the Factor (as hereinafter defined) times the Executive's yearly salary. The "Factor" is 2.99 for the first 12 months of each Employment Agreement, 2.00 for the second 12 months of each Employment Agreement and 1.00 thereafter.

      Transition and Retention Plans. In order to facilitate Executone's business plan in connection with the Distribution, Executone has offered to Messrs. Yacenda and Hopwood, participants in the Stock Plan, a retention and incentive program effective as of September 15, 1998 (the "Transition and Retention Plans"). The Transition and Retention Plans extend the Stock Loans of Messrs. Yacenda and Hopwood, the aggregate amount of which is $1.8 million, including $400,000 in interest advanced to Messrs. Yacenda and Hopwood, to the earlier of March 31, 2001, or the date on which their respective employment with eLottery terminates. Under the Transition and Retention Plans, Messrs. Yacenda and Hopwood earn forgiveness of their respective Stock Loans over time. eLottery has agreed to advance to Messrs. Yacenda and Hopwood the interest on such loans that accrues after the Distribution Date as it comes due. Executone previously had agreed to guarantee the Stock Loans. If Messrs. Yacenda or Hopwood resign while there exists an outstanding balance on their respective Stock Loans, then the resigning employee is liable for that portion of such Stock Loan that has not been forgiven. If Messrs. Yacenda and Hopwood remain employed with eLottery and the full benefit under the Transition and Retention Plans vests, then, pursuant to the Exchange Agreement, eLottery and Executone will share equally in any liability incurred under the Transition and Retention Plans. If Messrs. Yacenda or Hopwood resign from eLottery, eLottery will indemnify Executone for 50% of any liability it incurs as a result of such guarantee. If eLottery terminates the employment of Messrs. Yacenda or Hopwood, eLottery will indemnify Executone for 100% of any liability it incurs as a result of such guarantee.

The Option Plan

      The existing eLottery Board has adopted, and Executone, as the sole stockholder of eLottery, has approved, the eLottery, Inc. Stock Option Plan (the "Option Plan") for the purpose of attracting and retaining executive officers and employees. The Option Plan will be administered by the Compensation Committee of the eLottery Board (the "Committee").

      Officers and other employees of eLottery and "parent" and "subsidiary" corporations (within the meaning of Code section 424) of eLottery are eligible to participate in the Option Plan. Under Code section 424, a "parent" corporation generally is a corporation possessing at least 50 percent of the total combined voting power of all classes of stock of a company (or of any other "parent corporation"), and a "subsidiary" corporation generally is a corporation of which such company (or any other "subsidiary" of such company) owns at least 50 percent of the total combined voting power of all classes of stock. The Committee selects the individuals who will participate in the Option Plan ("Participants").

      The Option Plan authorizes the issuance of options to purchase up to 1,000,000 shares of eLottery Common Stock. The Plan provides for the grant of
(i) options intended to qualify as incentive stock options under Section 422 of the Code ("ISOs"), and (ii) options not intended to so qualify ("nonqualified options"). Code Section 422 imposes various requirements in order for an option to qualify as an ISO-e.g., a maximum ten-year term and an option price that is not less than the fair market value of the underlying shares on the date of grant. In the case of an ISO granted to a Participant who is a Ten Percent Stockholder (defined below), the ISO must expire within five years of the date of grant, and the option price may not be less than 110% of the fair market value of the underlying shares on the date of grant. A Participant is a Ten Percent Stockholder if he owns, or is deemed to own, more than ten percent of the total combined voting power of all classes of stock of eLottery or a parent or subsidiary of eLottery. A Participant is deemed to own any voting stock owned (directly or indirectly) by the Participant's spouse, brothers, sisters, ancestors  and lineal  descendants.  A  Participant  and such  persons  are also considered to own proportionately any voting stock owned (directly or indirectly) by or for a corporation, partnership, estate or trust of which the Participant or any such person is a stockholder, partner or beneficiary.

      In addition, under Code Section 422, no Participant may receive ISOs (under all incentive stock option plans of eLottery and its parent or subsidiary corporations) that are first exercisable in any calendar year for eLottery Common Stock having an aggregate fair market value (determined as of the date the ISO is granted) that exceeds $100,000 (the "$100,000 Limit"). To the extent options first become exercisable by a Participant in any calendar year for a number of shares of eLottery Common Stock in excess of the $100,000 Limit, they will be treated as nonqualified options.

      The principal  difference  between  options  qualifying as ISOs under Code
Section 422 and nonqualified options is that a Participant generally will not recognize ordinary income at the time an ISO is granted or exercised, but rather at the time the Participant disposes of shares acquired under the ISO. In contrast, the exercise of a nonqualified option generally is a taxable event that requires the Participant to recognize, as ordinary income, the difference between the shares' fair market value and the option price. The employer will not be entitled to a federal income tax deduction on account of the grant or the exercise of an ISO, whereas the employer is entitled to a federal income tax deduction on account of the exercise of a nonqualified option equal to the ordinary income recognized by the Participant. The employer may claim a federal income tax deduction on account of certain dispositions of shares acquired upon the exercise of an ISO.

      The Committee will determine the option exercise period and any conditions on exercisability of options granted under the Option Plan. The exercise price will be determined by the Committee at the time of grant, but will not be less than the fair market value of the eLottery Common Stock on the date of grant if the option is intended to be an ISO (or less than 110% of such fair market value in the case of an ISO granted to a Ten Percent Stockholder). No Participant may be granted, in any calendar year, options for more than 200,000 shares of eLottery Common Stock.

      An option may be exercised for any number of shares of eLottery Common Stock up to the full number for which the option could be exercised. A Participant will have no rights as a stockholder with respect to shares of eLottery Common Stock subject to an option until the option is exercised. Any shares of eLottery Common Stock subject to options that are forfeited (or expire without exercise) pursuant to the terms established at the time of grant will again be available for grant under the Option Plan. Payment of the exercise price of an option granted under the Option Plan may be made in cash, cash equivalents acceptable to the Committee or, if permitted by the option agreement, by surrendering to eLottery shares of eLottery Common Stock having a fair market value equal to the option exercise price.

      No option award may be granted under the Option Plan more than 10 years after the earlier of the date that the eLottery Board adopted, or the stockholder of eLottery approved, the Plan. The eLottery Board may amend or terminate the Option Plan at any time, but an amendment will not become effective without stockholder approval if the amendment increases the number of shares that may be issued under the Option Plan (other than equitable adjustments upon certain corporate transactions), or changes the class of individuals eligible to become Participants. No amendment will affect a Participant's outstanding award without the Participant's consent.

                         SECURITY OWNERSHIP OF CERTAIN
                  BENEFICIAL OWNERS OF eLOTTERY COMMON STOCK
                         AND eLOTTERY PREFERRED STOCK

By Management

      The following table sets forth the number of shares of eLottery Common Stock and eLottery Preferred Stock expected to be beneficially owned following the Offering, directly or indirectly, by each director, each Named Executive Officer and all directors and executive officers as a group, based upon certain assumptions. These assumptions are (i) the beneficial ownership by such persons of Executone Common Stock and Executone Preferred Stock as of December 31, 1998 is the same as such ownership on the Record Date, and (ii) the Executone Preferred Holders have received 15% of the Original Issuance pursuant to the Exchange Agreement. A list of the individuals who are expected to be executive officers of eLottery immediately following the Offering is set forth under "MANAGEMENT OF eLOTTERY." Except as otherwise indicated, each individual named is expected to have sole investment and voting power with respect to the securities shown.

                                        Estimated
                         Estimated      Percentage
                         Amount and      of           Estimated      Estimated
                          Nature of     Common       Amount and      Percentage
                        Common Stock     Stock         Nature of      of
   Name of               Beneficial     Beneficial    Preferred      Preferred
Beneficial Owner         Ownership      Ownership       Stock          Stock
--------------------   ---------------  ---------  ----------------  -----------

Robert A. Berman(1)     1,087,202          9.3%        46,355           61.8%
Stanley M. Blau....       107,638          *                -            -
Alan Kessman(2)....       347,467          3.0%             -            -
Jerry M. Seslowe(3)        87,680          *            1,408            1.9%
Michael W. Yacenda.       171,372          1.5%             -            -
Philip Gunn........             -          -                -            -
Charles A.                      -          -                -            -
Degliomini.........
Robert W. Hopwood..        21,743          *                -            -

All Directors and
 Officers as a          1,823,102        15.5%         47,763          63.7%
 group..............


 * Denotes less than 1% beneficial ownership.
(1)To be owned by Watertone Holdings L.P., of which Watermark Investments Limited, L.L.C., an entity controlled by Mr. Berman, is the general partner. Such entities are located at 730 Fifth Avenue, New York, New York 10038.
(2)Includes 37,500 shares held in trust for his children to which Mr. Kessman disclaims beneficial ownership.
(3) Includes shares owned by Resource Holdings.

By Others

      The following table sets forth each person or entity (other than persons set forth in the preceding table) that is expected to beneficially own more than 5% of eLottery Common Stock and Preferred Stock outstanding immediately following the Offering. These figures assume that the beneficial ownership by such persons of Executone Common Stock and Executone Preferred Stock as of December 31, 1998 is the same as such ownership on the Record Date;


                              Estimated      Estimated    Estimated      Estimated
                              Amount and     Percentage   Amount and     Percentage
                              Nature of      of           Nature of      of
Name of Beneficial Owner     Common Stock    Common       Preferred      Preferred
                              Beneficial      Stock         Stock         Stock
                              Ownership                   Beneficial
                                                          Ownership
--------------------------  ---------------  ---------  ---------------  ---------
Heartland Advisors, Inc.     1,812,971         15.5%          -             -
790 North Milwaukee
Street
Milwaukee, WI  53202

Edmund H., Shea, Jr.*..        649,015          5.5%          -             -
655 Brea Canyon Road
Walnut Creek, CA  91789

Lawndale Capital               685,120          5.8%          -             -
Management LLC.........
One Sansome Street,
Suite 3900
San Francisco, CA  94104

Cooper Life Sciences...        554,586           4.7%     23,646           31.5%
160 Broadway
New York, NY  10038


*Owned by entities controlled by Mr. Shea.

                     DESCRIPTION OF eLOTTERY CAPITAL STOCK

      Under the eLottery Certificate, the total number of shares of all classes of stock that eLottery has authority to issue is 26,000,000, consisting of 1,000,000 shares of eLottery Preferred Stock and 25,000,000 shares of eLottery Common Stock. An aggregate of up to approximately 9,967,824 shares of eLottery Common Stock is expected to be distributed in the Distribution, based on the number of shares of Executone Common Stock outstanding on December 31, 1998. The actual number of shares sold will depend upon the number of shares of Executone Common Stock outstanding as of the Record Date.

eLottery Preferred Stock

      The eLottery Board is authorized to provide for the issuance of shares of preferred stock, in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof. See "CERTAIN ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE eLOTTERY CERTIFICATE, THE eLOTTERY BYLAWS, THE eLOTTERY RIGHTS PLAN AND THE GENERAL CORPORATION LAW OF DELAWARE--Preferred Stock."

      As of the Distribution Date, eLottery will have one series of preferred stock, the eLottery Preferred Stock, issued and outstanding, of which 75,000 shares will be issued and outstanding.

      Each share of the eLottery Preferred Stock has voting rights equal to one share of eLottery Common Stock. Until conversion by the holder or redemption by eLottery, the eLottery Preferred Stock will earn dividends equal to 50% of the consolidated Retained Earnings (as defined in the eLottery Certificate) of eLottery since the date of issuance of the eLottery Preferred Stock, as of the end of a fiscal period, less any dividends paid to the holders of the eLottery Preferred Stock prior to such date (the "Preferred Dividends"). All dividends on eLottery Preferred Stock are payable only (i) when and as declared by the eLottery Board, (ii) upon conversion or redemption of the eLottery Preferred Stock or (iii) upon liquidation, and only if at the time of a proposed payment
(A) the cumulative Retained Earnings of eLottery is positive, and (B) the net income of eLottery in the preceding fiscal year exceeded $1,000,000.

      The eLottery Preferred Stock is convertible under certain conditions described below during the Conversion Period for up to a maximum of the number of shares of eLottery Common Stock necessary, when added to the eLottery Common Stock issued to the Executone Preferred Holders in the Original Issuance, to total 34% of the outstanding eLottery Common Stock including only the Original Issuance and the Underlying Shares. Based on the number of shares of Executone Common Stock outstanding as of December 31, 1998, this formula would result in the eLottery Preferred Stock being convertible into a maximum of 3,375,913 shares of eLottery Common Stock if eLottery meets certain revenue and profit parameters. The actual number of shares of eLottery Common Stock into which the eLottery Preferred Stock will be convertible will depend on the number of shares of Executone Common Stock outstanding on the Record Date. The Conversion Period is defined as the period commencing on the date of issuance of the eLottery Preferred Stock and ending on January 20, 2002.

      Each share of the eLottery Preferred Stock is convertible, provided eLottery had net income for the immediately preceding fiscal year of at least $1,000,000, into the product of the excess of such net income over $1,000,000, divided by 12 million, times the estimated maximum number of shares of eLottery Common Stock per share of eLottery Preferred Stock, which is estimated to be
44.95 based on the number of outstanding shares of Executone Common Stock on December 31, 1998. The eLottery Preferred Stock is also convertible during the Conversion Period for the estimated maximum of 3,375,913 shares of eLottery Common Stock (or an estimated 44.95 shares of eLottery Common Stock per share of eLottery Preferred Stock), at any time the cumulative net revenues of eLottery exceed $50 million. The eLottery Preferred Stock is also convertible during the Conversion Period for the same maximum number of shares of eLottery Common Stock if a controlling interest in eLottery is sold, transferred or assigned to a third party who is not a wholly-owned subsidiary of eLottery.

      The eLottery Preferred Stock is redeemable by eLottery for the maximum number of shares into which it might be converted, or an estimated total of 3,375,913 shares of eLottery Common Stock, at eLottery's option; provided, however, that such redemption right may not be exercised by eLottery if, on the date that eLottery elects to exercise its redemption right, the market price of the eLottery Common Stock is less than $1.00 per share as appropriately adjusted with respect to any subdivisions, stock dividends or combinations of the eLottery Common Stock, except with the consent of the holders of two-thirds of the outstanding shares of eLottery Preferred Stock.

      Based on the liquidation value assigned to their previous ownership of Executone Preferred Stock, the eLottery Preferred Stock is entitled to a preference on any voluntary or involuntary dissolution, liquidation or winding up of eLottery, equal to $3,500,000 plus any accrued and unpaid Preferred Dividends.

      While any of the eLottery Preferred Stock is outstanding, at each annual meeting of the stockholders at which a vacancy exists in the position of Series A Director (as hereinafter defined ), the holders of a majority of the outstanding eLottery Preferred Stock, voting as a single class, to the exclusion of holders of any capital stock of eLottery ranking junior (either as to dividends, redemption or upon liquidation, dissolution or winding up) to the eLottery Preferred Stock, shall have the right to nominate one director for election to the eLottery Board (the "Series A Director"). eLottery shall use its best efforts to cause each such nominee to be elected as a member of the eLottery Board. The designee of the holders of the eLottery Preferred Stock on the eLottery Board may be removed, and may only be removed, with or without cause, by the holders of a majority of the outstanding shares of eLottery Preferred Stock, voting as a separate class. Any vacancy in the position of Series A Director shall be filled by a majority vote of the holders of the eLottery Preferred Stock voting as a separate class.

eLottery Common Stock

      The holders of eLottery Common Stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors, and, except as otherwise required by law, the holders of such shares exclusively possess all voting power. The eLottery Certificate does not provide for cumulative voting in the election of directors. The holders of eLottery Common Stock are entitled to such dividends as may be declared from time to time by eLottery Board from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of eLottery available for distribution to such holders. No dividends can be paid to the holders of eLottery Common Stock as long as there are arrearages in Preferred Dividends. All shares of eLottery Common Stock received in the Distribution will be fully paid and nonassessable and the holders thereof will not have any preemptive rights. See "CERTAIN ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE eLOTTERY CERTIFICATE, THE eLOTTERY BYLAWS, THE eLOTTERY RIGHTS PLAN AND THE GENERAL CORPORATION LAW OF DELAWARE."

Stockholder Rights Plan

      On ___________, 1999, the eLottery Board approved a Stockholder Rights Agreement, dated as of and to be effective on _____________, 1999 (the
"Stockholder Rights Agreement") between eLottery and ________________, as Stockholder Rights Agent, having the principal terms summarized below. In accordance with the Stockholder Rights Agreement, the eLottery Board also declared a dividend distribution of one right (each, a "Stockholder Right") for each outstanding share of eLottery Common Stock to stockholders at the close of business on the Distribution Date.

      Each Stockholder Right entitles the registered holder to purchase from eLottery one share of the eLottery Common Stock. Stockholders will receive one Stockholder Right per share of eLottery Common Stock held of record at the close of business on the Distribution Date. The exercise price of each Stockholder Right will be $_____, subject to adjustment (the "Purchase Price").

      Stockholder Rights will also attach to shares of Common Stock issued after the Distribution but prior to the Rights Distribution Date (as hereinafter defined) unless the eLottery Board determines otherwise at the time of issuance. The description and terms of the Stockholder Rights are set forth in the Stockholder Rights Agreement.

      The Stockholder Rights will be appurtenant to the eLottery Common Stock and will be evidenced by eLottery Common Stock certificates (the "Stockholder Rights Certificates"), and no separate certificates evidencing the Stockholder Rights will be distributed initially. The Stockholder Rights will separate from the eLottery Common Stock and a distribution of the Stockholder Rights Certificates will occur (the "Rights Distribution Date") upon the earlier of:
(i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 25% or more of the outstanding shares of eLottery Common Stock (the "Stock Acquisition Date"); or (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially becoming an Acquiring Person. Until the Rights Distribution Date, (i) the Stockholder Rights will be evidenced by the Stockholder Rights Certificates and will be transferred with and only with Stockholder Rights Certificates, (ii) any Stockholder Rights Certificates issued will contain a notation incorporating the Stockholder Rights Agreement by reference and (iii) the surrender for transfer of any Stockholder Rights
Certificates outstanding will also constitute the transfer of the Stockholder Rights associated with the eLottery Common Stock represented by such Stockholder Rights Certificates.

      The Stockholder Rights are not exercisable until the Rights Distribution Date and will expire at the close of business on ________________, 2000, unless earlier redeemed or exchanged by eLottery as described below. As soon as practicable after the Rights Distribution Date, Stockholder Rights Certificates will be mailed to holders of record of the eLottery Common Stock as of the close of business on the Rights Distribution Date, and thereafter such separate Stockholder Rights Certificates alone will represent the Stockholder Rights.

      While each Stockholder Right will initially provide for the acquisition of one share of eLottery Common Stock at the Purchase Price, the Stockholder Rights Agreement provides that if any person becomes an Acquiring Person, proper provision shall be made so that each holder of a Stockholder Right (except as set forth below) will thereafter have the right to receive, upon exercise and payment of the Purchase Price, eLottery Common Stock (or, in certain circumstances, cash, property or other securities of eLottery) having a value equal to twice the amount of the Purchase Price.

      In the event that, at any time following the Stock Acquisition Date, (i) eLottery is acquired in a merger, statutory share exchange or other business combination in which eLottery is not the surviving corporation, or (ii) 50% or more of eLottery's assets or earning power is sold or transferred, each holder of a Stockholder Right (except as set forth below) shall thereafter have the right to receive, upon exercise and payment of the Purchase Price, common stock of the acquiring company having a value equal to twice the Purchase Price. The events set forth in this paragraph and in the immediately preceding paragraph are referred to as the "Triggering Events."

      Upon the occurrence of a Triggering Event that entitles Stockholder Rights holders to purchase securities or assets of eLottery, Stockholder Rights that are or were owned by the Acquiring Person, or any affiliate or associate of such Acquiring Person, on or after such Acquiring Person's Stock Acquisition Date shall be null and void and shall not thereafter be exercised by any person (including subsequent transferees). Upon the occurrence of a Triggering Event that entitles Stockholder Rights holders to purchase common stock of a third party, or upon the authorization of an Exchange (as hereafter defined), Stockholder Rights that are or were owned by any Acquiring Person or any affiliate or associate of any Acquiring Person on or after such Acquiring Person's Stock Acquisition Date shall be null and void and shall not thereafter be exercised by any person (including subsequent transferees).

      The Purchase Price payable, and the number of shares of eLottery Common Stock or other securities or property issuable upon exercise of the Stockholder Rights are subject to adjustment from time to time to prevent dilution.

      At any time (including a time after any person becomes an Acquiring Person), eLottery may exchange all or part of the Stockholder Rights (except as set forth below) for shares of eLottery Common Stock (an "Exchange") at an exchange ratio of one share per Stockholder Right, as appropriately adjusted to reflect any stock split or similar transaction.

      At any time until ten days following the Stock Acquisition Date, eLottery may redeem the Stockholder Rights in whole, but not in part, at a price of $.01 per Stockholder Right (the "Redemption Price"). eLottery may thereafter but prior to the occurrence of a Triggering Event redeem the Stockholder Rights in whole, but not in part, at the Redemption Price provided that such redemption is incidental to a merger or other business combination transaction involving eLottery that is approved by a majority of the eLottery Board, does not involve an Acquiring Person, and in which all holders of eLottery Common Stock are treated alike. After the redemption period has expired, eLottery's right of redemption may be reinstated if an Acquiring Person reduces his beneficial ownership to less than 10% of the outstanding shares of eLottery Common Stock in a transaction or series of transactions not involving eLottery. Immediately upon the action of the eLottery Board ordering redemption of the Stockholder Rights, the Stockholder Rights will terminate and the only right of the holders of Stockholder Rights will be to receive the Redemption Price.

      Until a Stockholder Right is exercised, the holder thereof, as such, will have no rights as a stockholder of eLottery, including, without limitation, the right to vote or to receive dividends. While the distribution of the Stockholder Rights will not be taxable to stockholders or to eLottery, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Stockholder Rights become exercisable for eLottery Common Stock (or other consideration) or for common stock of the acquiring company as set forth above.

      Other than certain provisions relating to the principal economic terms of the Stockholder Rights, any of the provisions of the Stockholder Rights Agreement may be amended by the eLottery Board prior to the Rights Distribution Date. After the Rights Distribution Date, the provisions of the Stockholder Rights Agreement may be amended by the eLottery Board in order to cure any ambiguity, to make certain other changes that do not adversely affect the interests of holders of Stockholder Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Stockholder Rights Agreement; provided, however, no amendment to adjust the time period governing redemption may be made at such time as the Stockholder Rights are not redeemable.

      CERTAIN ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE eLOTTERY
          CERTIFICATE, THE eLOTTERY BYLAWS, THE eLOTTERY RIGHTS PLAN
                  AND THE GENERAL CORPORATION LAW OF DELAWARE

General

      The eLottery Certificate and the eLottery Bylaws contain provisions that will make more difficult the acquisition of control of eLottery by means of a tender offer, a proxy contest, open market purchases, or otherwise. In addition, eLottery has adopted the eLottery Rights Plan pursuant to which there will be outstanding one Right for each share of eLottery Common Stock outstanding on the Distribution Date, or (unless otherwise specified by the eLottery Board at the time of any such issuance) each share of eLottery Common Stock issued thereafter and prior to the date the Rights become exercisable. See "DESCRIPTION OF eLOTTERY CAPITAL STOCK--Stockholder Rights Plan." The purpose of the eLottery Rights Plan and the relevant provisions of the eLottery Certificate and the eLottery Bylaws is to discourage certain types of transactions, described below, that may involve an actual or threatened change of control of eLottery and to encourage persons seeking to acquire control of eLottery to consult first with the eLottery Board to negotiate the terms of any proposed business combination or offer. The provisions are designed to reduce the vulnerability of eLottery to an unsolicited proposal for a takeover of eLottery that does not have the effect of maximizing long-term stockholder value or is otherwise unfair to stockholders of eLottery, or an unsolicited proposal for the restructuring or sale of all or part of eLottery that could have such effects.

      eLottery believes that stocks issued in initial public offerings are often volatile and misunderstood by the market until the spun-off company has a chance to establish its own record and disseminate sufficient financial information to support proper financial analysis. Management believes that these anti-takeover provisions have special value during this early period of potential vulnerability.

      Also, although federal securities laws and regulations applicable to certain business combinations govern the disclosure required to be made to minority stockholders in order to consummate such a transaction, they do not assure stockholders that the terms of the business combination (i.e., what stockholders will receive for their shares of stock) will be fair from a financial standpoint. Although certain provisions of the federal regulations applicable to tender offers impose certain procedural requirements for the conduct of a tender offer those provisions are not intended to, and do not, maximize stockholder value.

      The eLottery Rights Plan and certain provisions of the eLottery Certificate and the eLottery Bylaws, in the view of Executone and eLottery, will help ensure that the eLottery Board, if confronted by a surprise proposal from a third party that has acquired a block of eLottery's stock, will have sufficient time to review the proposal as well as appropriate alternatives to the proposal and to act in what it believes to be the best interests of the stockholders. In addition, certain other provisions of the eLottery Certificate and the eLottery Bylaws are designed to prevent a purchaser from utilizing "two-tier pricing" and similar inequitable tactics in the event of an attempt to take over eLottery.

      These provisions, individually and collectively, will make more difficult, and may discourage certain types of potential acquirors from proposing a merger, tender offer or proxy contest, even if such transaction or occurrence may be favorable to the interest of the stockholders, and may delay or frustrate the assumption of control by a holder of a large block of eLottery stock and the removal of incumbent management, even if such removal might be beneficial to stockholders. By discouraging takeover attempts, these provisions might have the incidental effect of inhibiting certain changes in management and the temporary fluctuations in the market price of the shares that often result from actual or considered takeover attempts.

      Set forth below is a description of certain provisions in the eLottery Certificate, the eLottery Bylaws and the eLottery Rights Plan. The description is intended as a summary only and is qualified in its entirety by reference to the eLottery Certificate, the eLottery Bylaws and the eLottery Rights Plan, copies of which are available upon request. Capitalized terms used and not defined herein are defined in the eLottery Certificate, the eLottery Bylaws or the eLottery Rights Plan.

Classified Board of Directors

      The eLottery Certificate provides for the eLottery Board to be divided into three classes serving staggered terms so that directors' initial terms will expire either at the 1999, 2000 and 2001 annual meeting of stockholders. Starting with the 1999 annual meeting of stockholders, one class of directors will be elected each year for a three-year term. See "MANAGEMENT OF eLOTTERY--Officers and Directors."

      The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the eLottery Board in a relatively short period of time. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the eLottery Board.

      Executone and eLottery believe that a classified board of directors will help to ensure the continuity and stability of the eLottery Board and eLottery's business strategies and policies as determined by the eLottery Board, because generally a majority of the directors at any given time will have had prior experience as directors of eLottery. The classified board provision will also help assure that the eLottery Board, if confronted with an unsolicited proposal from a third party that has acquired a block of the voting stock of eLottery, will have sufficient time to review the proposal and appropriate alternatives and to seek the best available result for all stockholders.

      While any of the eLottery Preferred Stock is outstanding, at each annual meeting of the stockholders at which a vacancy exists in the position of Series A Director, the holders of a majority of the outstanding eLottery Preferred Stock, voting as a single class, to the exclusion of holders of any capital stock of eLottery ranking junior (either as to dividends, redemption or upon liquidation, dissolution or winding up) to the eLottery Preferred Stock, shall have the right to nominate the Series A Director. eLottery shall use its best efforts to cause each such nominee to be elected as a member of the eLottery Board. The designee of the holders of the eLottery Preferred Stock on the eLottery Board may be removed, and may only be removed, with or without cause, by the holders of a majority of the outstanding shares of eLottery Preferred
Stock, voting as a separate class. Any vacancy in the position of Series A Director shall be filled by a majority vote of the holders of the eLottery Preferred Stock voting as a separate class.

Removal of Directors; Filling Vacancies

      The eLottery Certificate provides that directors may be removed only for cause and only by the affirmative vote of holders of at least a majority of the shares entitled to vote at a meeting of stockholders at which a quorum is present. This provision, when coupled with the provision in the eLottery Bylaws authorizing only the eLottery Board to fill vacant directorships until the next annual meeting of stockholders, will preclude stockholders from removing incumbent directors without cause and filling the vacancies created by such removal with their own nominees. Additionally, even if a director is removed for cause, the directors will fill the vacancy.


Special Meetings

      The eLottery Bylaws provide that special meetings of stockholders can be called only by the Chairman, President or a majority of the eLottery Board. Stockholders are not permitted to call a special meeting or to require that the eLottery Board call a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business stated in the notice of meeting.

      This provision prevents a stockholder from forcing stockholder consideration of a proposal over the opposition of the eLottery Board by calling a special meeting of stockholders or calling for a vote on any proposal at a special meeting other than such proposals stated in the notice of meeting.

      This   provision   prevents  a   stockholder   from  forcing   stockholder
consideration of a proposal over the opposition of the eLottery Board prior to the time the eLottery Board believes such consideration to be appropriate.

Advance Notice Provisions for Stockholder Proposals and
Stockholder Nominations of Directors

      The eLottery Bylaws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the eLottery Board, of candidates for election as directors ("the Nomination Procedure") and with regard to certain matters to be brought before an annual meeting of stockholders of eLottery (the "Business Procedure").

      The Nomination Procedure provides that only persons who are nominated by, or at the direction of, the eLottery Board or by a stockholder who has given timely written notice to the secretary of eLottery prior to the meeting at which directors are to be elected, will be eligible for election as directors of eLottery. The Business Procedure provides that at an annual meeting, and subject to any other applicable requirements, only such business may be conducted as has been brought before the meeting by, or at the direction of, the eLottery Board or by a stockholder who has given timely prior written notice to the secretary of eLottery of such stockholder's intention to bring such business before the meeting. Except for the election of directors at a special meeting, to be timely, notice under both the Nomination Procedure and the Business Procedure must be received by eLottery not less than 90 days prior to the meeting. In the case of an election of directors at a special meeting, notice must be received by the close of business on the seventh day following the date on which notice of the meeting is first given to stockholders.

      Under the Nomination Procedure, notice to eLottery from a stockholder who proposes to nominate a person at a meeting for election as a director must contain certain information about the nominee, including age, business and residence addresses, principal occupation, the class and number of shares of eLottery stock beneficially owned and such other information as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee, and certain information about the stockholder proposing the nominee. If the Chairman or other officer presiding at a meeting determines that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director.

      Under the Business Procedure, notice relating to the conduct of business other than the nomination of directors must contain certain information about such business and about the stockholder who proposes to bring the business before the meeting, including a brief description of the business the stockholder proposes to bring before the meeting (including the specific proposal to be presented) and the reasons for conducting such business at the meeting, the name and record address of the stockholder, the class and number of shares of eLottery that are beneficially owned by the stockholder, and any material interest of the stockholder in such business. If the chairman or other officer presiding at a meeting determines that a proposal was not properly brought before the meeting in accordance with the Business Procedure, it will not be considered at the meeting.

      The Nomination Procedure requires advance notice of nominations by stockholders in order to afford the eLottery Board a meaningful opportunity to consider the qualifications of the proposed nominees, and to the extent deemed necessary or desirable by the eLottery Board, to inform stockholders about such qualifications. The Business Procedure requires advance notice of a proposal in order to provide a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by the eLottery Board, to provide the eLottery Board with a meaningful opportunity to inform stockholders, prior to the meeting, of the proposal, together with any recommendation as to the eLottery Board's position or belief as to action to be taken with respect to the proposal, so as to enable stockholders better to determine whether they desire to attend the meeting or grant a proxy to the eLottery Board as to the disposition of the proposal.

Preferred Stock

      The eLottery Preferred Stock to be outstanding as of the Distribution Date is convertible under certain conditions into eLottery Common Stock, potentially making it more difficult for a potential acquiror to acquire control of eLottery. See "DESCRIPTION OF eLOTTERY CAPITAL STOCK--eLottery Preferred Stock."

      As discussed in "DESCRIPTION OF eLOTTERY CAPITAL STOCK--eLottery Preferred Stock," the eLottery Certificate authorizes eLottery Board to issue additional shares of preferred stock, in one or more classes or series. Executone and eLottery believe that the availability of the preferred stock will provide eLottery with increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of preferred stock, as well as shares of eLottery Common Stock, will be available for issuance without further action by eLottery's stockholders, unless such action is required by applicable law or the rules of any stock exchange on which eLottery securities may be listed, although the preferred stock could, depending on the terms of such class or series, impede the completion of a merger, tender offer or other takeover attempt that could be in the best interests of the stockholders of eLottery.

Certain Voting Requirements

      The eLottery Certificate requires the affirmative vote of more than two-thirds of the outstanding shares of eLottery Common Stock for the approval of mergers, share exchanges, certain dispositions of assets and other extraordinary transactions.

Stockholder Rights Plan

      For a discussion of the eLottery Rights Plan, see "DESCRIPTION OF eLOTTERY CAPITAL STOCK--Stockholder Rights Plan."

Delaware General Corporation Law

      Section 203 of the Delaware General Corporation Law ("DGCL") regulates business combinations with interested stockholders. Under Section 203 of the DGCL, a Delaware corporation is prohibited from entering into a business combination with the beneficial owner of 15% or more of more of the corporation's outstanding voting stock (an "interested stockholder"), or its affiliates, for three years from the date such stockholder became an interested stockholder unless (i) prior to the date the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in such person or entity becoming an interested stockholder, (ii) the interested stockholder acquired at least 85% of such corporation's outstanding voting stock (excluding shares owned by persons who are directors, officers and by certain employee stock plans) in the same transaction in which such stockholder became an interested stockholder or (iii) on or subsequent to the date of the transaction by which the stockholder became an interested stockholder, the business combination is approved by the board of directors and the holders of two-thirds of the corporation's outstanding voting stock (not including shares owned by the interested stockholder). In general, a Delaware corporation must specifically elect, through an amendment to its bylaws or certificate of incorporation, not to be governed by these provisions. eLottery has not made such an election and, therefore, is currently subject to these provisions of the DGCL.

             LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

Limitation of Liability of Directors

      The eLottery Certificate eliminates the liability of directors of eLottery to eLottery or its stockholders to the extent permitted by Delaware law.

Indemnification of Directors and Officers

      The  eLottery  Certificate   requires   indemnification  of  officers  and
directors of eLottery to the extent permitted by Delaware law.

                              PLAN OF DISTRIBUTION

      eLottery will distribute to each holder of shares of Executone Common Stock on the Record Date one share of eLottery Common Stock for every five (5) shares of Executone Common Stock owned. For a description of the purposes of and reasons for the Distribution, see "THE DISTRIBUTION--Purposes of and Reasons for the Distribution." As of the Distribution Date, eLottery will be an independently-traded public company. Executone will bear the cost of the expenses of the Distribution in the amount of $____________.

                                  LEGAL MATTERS

      The validity of the shares of eLottery Common Stock offered hereby will be passed upon for eLottery by Hunton & Williams, Richmond, Virginia.

                                     EXPERTS

      The audited financial statements included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                         INDEX TO FINANCIAL STATEMENTS

                                                                      Page
                                                                   Reference
eLottery, Inc. and Subsidiary
   Report of Independent Public Accountants.........................  F-2
   Consolidated Balance Sheets - December 31, 1997 and 1996.........  F-3
   Consolidated Statements of Operations -
      Years ended December 31, 1997, 1996 and 1995..................  F-4
   Consolidated Statements of Cash Flows -
      Years ended December 31, 1997, 1996 and 1995..................  F-5
   Consolidated Statements of Divisional Control -
      Years ended December 31, 1997, 1996 and 1995..................  F-6
   Notes to Consolidated Financial Statements....................... F-7

eLottery, Inc. and Subsidiary
   Consolidated Balance Sheets - September 30, 1998 and 1997........ F-15
   Consolidated Statements of Operations -
      Nine months ended September 30, 1998 and 1997................. F-16
   Consolidated Statements of Cash Flows -
      Nine months ended September 30, 1998 and 1997................. F-17
   Notes to Consolidated Financial Statements....................... F-18


All other financial statements and schedules have been omitted since the required information is not present or not present in amounts sufficient to require submission of the schedule, or because the information required is included in the above listed financial statements or the notes thereto.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Stockholders of eLottery, Inc.:

We have audited the accompanying consolidated balance sheets of eLottery, Inc. and Subsidiary (a Delaware corporation in the development stage, formerly known as Unistar Gaming Corp. (see Note 1)) as of December 31, 1997 and 1996, and the related consolidated statements of operations, cash flows and divisional control for each of the three years in the period ended December 31, 1997 and for the period from inception (July 29, 1993) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of eLottery, Inc. and Subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 and for the period from inception to December 31, 1997, in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP
Stamford, Connecticut
August 28, 1998, except with
respect to certain matters
described in Notes 1, 3, 4, 5, 9 and 10, as to which the date is December 17, 1998
                         eLottery, Inc. and Subsidiary
                          Consolidated Balance Sheets
                         (A Development Stage Company)

                                                   December 31,
                                                1997          1996
                                            ----------     ----------
ASSETS
Current Assets
      Notes receivable....................$          -   $      9,000
                                           -----------   ------------
      Total Current Assets................           -          9,000

Property & Equipment, net.................      24,000         17,000
Intangible Assets, net (Note 10)..........  15,841,000     15,841,000
Advances to NIL (Note 10).................   2,779,295        667,587
Investment in IGT.........................     700,000        700,000
Other Assets..............................
      System Hardware and Software........   3,413,768        487,130
      Other (Note 10).....................    1,332,361       436,305
                                           ------------   -----------
                                             4,746,129        923,435

            TOTAL ASSETS.................  $24,090,424    $18,158,022
                                           ===========    ===========

LIABILITIES AND DIVISIONAL CONTROL

LIABILITIES...............................
Current Liabilities.......................
      Current portion of capital
       lease obligations                   $   107,484    $         -
      Accounts payable and accrued
       liabilities                             805,378      1,076,215

                                               912,862      1,076,215
                                           ------------   -----------

Long-Term Capital Lease Obligations.......     433,068              -
                                           ------------   -----------
                                             1,345,930      1,076,215

DIVISIONAL CONTROL........................
Investment in eLottery....................  24,310,263     17,837,389
Deficit Accumulated During the
Development Stage                           (1,565,769)      (755,582)
                                           ------------   -----------
                                            22,744,494     17,081,807
                                           ------------   -----------

            TOTAL LIABILITIES AND
                DIVISIONAL CONTROL.......  $24,090,424    $18,158,022
                                           ===========    ===========


The accompanying notes are an integral part of these consolidated balance sheets.

                         eLottery, Inc. and Subsidiary
                     Consolidated Statements of Operations
                         (A Development Stage Company)

                                                                                 Cumulative
                                                                                from Inception
                                Pre-acquisition       Post-acquisition          (July 29, 1993)
                                 Year-Ended             Year-Ended                 through
                                 December 31,           December 31,             December 31,
                                    1995             1996          1997             1997
                                 -------------     --------       ------         -----------
Revenues........................$         -     $       -       $      -        $         -


Cost of Revenues................          -             -              -                  -
      Gross Profit..............$         -     $       -       $      -        $         -


Operating Expenses:
     Payroll and related........    409,043       460,499         629,287         1,840,925
     Other selling, general and
       administrative             2,036,137       288,331         227,416         3,693,758
     Depreciation and
       amortization                   5,767         2,226           4,100            14,323
     Allocation of corporate
       expenses                           -             -         313,044           313,044
     Expenses charged to NIL....          -             -        (366,677)         (366,677)

Operating Loss.................. (2,450,947)     (751,056)       (807,170)       (5,495,373)

Other Expenses..................   (156,549)       (4,526)         (3,017)         (200,002)

Net Loss........................$(2,607,496)    $(755,582)      $(810,187)      $(5,695,375)



The accompanying notes are an integral part of these consolidated financial statements.

                            eLottery, Inc. and Subsidiary
                        Consolidated Statements of Cash Flows
                          (A Development Stage Company)
                                                                                       Cumulative
                                                                                      from Inception
                                      Pre-acquisition       Post-acquisition          (July 29, 1993)
                                       Year-Ended             Year-Ended                 through
                                       December 31,           December 31,             December 31,
                                          1995             1996          1997             1997
                                       -------------     --------       ------         -----------
Cash Flows from Operating
  Activities:
    Net Loss....................       $  (2,607,495)   $   (755,582)   $ (810,187)   $ (5,695,375)
    Adjustment to reconcile
      net loss to net cash used
      by operating activities:
      Depreciation and
       amortization                            5,767           2,226         4,100          14,323
      Other .................                 13,700               -             -         121,507
      Changes in working
       capital items:
        Accounts payable
         and accruals                       (472,799)       (503,319)      (10,592)       (655,667)
        Other working capital
         items, net                           (9,750)            660         9,000             (90)
Net Cash Used by Operating
  Activities                              (3,070,577)     (1,256,015)     (807,679)     (6,215,302)

Cash Flows from Investing
  Activities:
   Capital Expenditures.........                   -        (501,098)   (2,326,612)     (2,827,710)
   Distributions to CDA.........                   -        (325,000)     (300,000)       (625,000)
   Funding of NIL operations....                   -        (342,587)   (1,811,708)     (2,154,295)
   Funding for NIL building and
     pre-acquisition
     legal expenses.............                   -      (1,863,056)   (1,109,173)     (2,972,229)
   Investment in IGT............                   -        (700,000)            -        (700,000)
   Other........................                   -               -       (47,128)         69,432)
Net Cash Used by Investing
  Activities                                       -      (3,731,741)   (5,594,621)     (9,348,666)


Cash Flows from Financing
  Activities:
   Repayment of Capital Lease
     Obligations                                   -               -       (70,574)        (70,574)
   Funding from Executone.....             3,136,889       4,913,810     6,472,874      15,634,542
Net Cash Provided by Financing
  Activities                               3,136,889       4,913,810     6,402,300      15,563,968

Net (Decrease) Increase in Cash               66,312         (73,946)            -               -
Cash, beginning of period                      7,634          73,946             -               -
Cash, end of period.............        $     73,946    $          -    $        -    $          -


The accompanying notes are an integral part of these consolidated financial statements.

                         eLottery, Inc. and Subsidiary
                 Consolidated Statements of Divisional Control
                         (A Development Stage Company)


                                                      Deficit
                                                   Accumulated
                                                    During the
                                     Investment    Development
                                     in eLottery      Stage         Total
                                     -----------   ------------ -----------
Pre-Acquisition
Balances at Inception
  (July 29, 1993)                    $        -   $         -   $         -

Funding from Predecessor Owner......  4,080,665             -     4,080,665
Net Loss............................          -    (4,129,606)   (4,129,606)
                                    -----------------------------------------
Balances at December 18, 1995.......$ 4,080,665   $(4,129,606)  $   (48,941)
                                    =========================================

Post-Acquisition
Balances at December 31, 1995 (*)...$12,711,000   $         -   $12,711,000

Funding from Executone..............  5,126,389             -     5,126,389
Net Loss............................          -      (755,582)     (755,582)
                                    -----------------------------------------
Balances at December 31, 1996....... 17,837,389      (755,582)   17,081,807

Funding from Executone..............  6,472,874             -     6,472,874
Net Loss............................          -      (810,187)     (810,187)
                                    -----------------------------------------
Balances at December 31, 1997.......$24,310,263   $(1,565,769)  $22,744,494
                                    =========================================



(*) There was no activity from the acquisition date, December 19, 1995, through December 31, 1995.


The accompanying notes are an integral part of these consolidated financial statements.

                         eLottery, Inc. and Subsidiary
                  Notes to Consolidated Financial Statements
                         (A Development Stage Company)

Note 1 - The Company

Nature of the Business. On December 19, 1995, EXECUTONE Information Systems, Inc. ("Executone') acquired 100% of the common stock of Unistar Gaming Corp. for common and preferred stock with a combined value of $12.7 million. In January 1999, Unistar Gaming Corp. changed its name to eLottery, Inc. ("eLottery"). Any reference herein to eLottery shall be deemed to include business conducted under the name Unistar Gaming Corp. eLottery's wholly-owned subsidiary, UniStar
Entertainment, Inc. ("UniStar Entertainment") has an exclusive five-year management agreement (the "NIL Agreement") with the Coeur d'Alene Tribe of Idaho (the "CDA" or the "Tribe"), which was the primary asset acquired, to provide design, development, financial and management services to the National Indian Lottery (the "NIL"). The NIL was operational beginning in January 1998. However, in response to an adverse legal opinion on December 17, 1998 (See Notes 9 and 10), eLottery and the CDA terminated the operations of the NIL and the US Lottery telephone and Internet operations managed by eLottery.

Although the NIL operations have been terminated, its operation enabled eLottery to design and develop both the business and gaming systems necessary for telephone and Internet lottery activities. As a result, eLottery is now actively marketing its technology and systems to state and international lotteries that decide to sell their tickets over the Internet, by telephone or through networked electronic lottery terminals.

Since December 19, 1995, eLottery has operated as a division of Executone.

Development Stage Risks. eLottery is in the development stage and its activities to date have been primarily related to the organization of the company, developing the business and gaming systems necessary to operating a national telephone lottery and the uslottery.com Internet site and preparing a marketing plan for selling its technology to entities licensed to sell lottery tickets. With the termination of operations of the NIL, eLottery expects to derive its future revenues from the sale or licensing of the technology it has developed. eLottery has yet to record any revenue.

Since this is the first venture of its kind, there are currently several legal challenges in process, along with potential federal legislation addressing Internet commerce (See Notes 9 and 10). There can be no assurance that any of the remaining legal challenges will be resolved in eLottery's favor, potentially resulting in legal liabilities to eLottery. Additionally, changes in federal law could impact the nature and extent of Internet commerce, which could limit eLottery's ability to market its technology. Any of these events could have a material adverse effect on the financial condition or results of operation of the business. If these issues were not resolved in the manner anticipated by eLottery, management would have to evaluate the extent of impairment of its investment in the business and gaming systems

Note 2 - Spin-off of eLottery

On August 12, 1998, the Board of Directors of Executone approved the spin off of eLottery to the common and preferred shareholders of Executone. The transactions will occur as follows: (a) Executone will distribute one share of common stock, par value $0.01 per share ("eLottery Common Stock"), of eLottery, Inc., a wholly-owned subsidiary of Executone ("eLottery") for every five (5) shares of Executone Common Stock owned as of the Record Date. Executone will distribute (the "Distribution") that number of shares of eLottery Common Stock such that, as of the date of the Distribution (the "Distribution Date"), the holders of Executone Common Stock will own 85% of the outstanding shares of eLottery Common Stock. (b) The holders (the "Executone Preferred Holders") of Executone Cumulative Convertible Preferred Stock, Series A (the "Executone Series A Preferred Stock"), and Executone Cumulative Contingently Convertible Preferred Stock, Series B (the "Executone Series B Preferred Stock" and, together with the Executone Series A Preferred Stock, the "Executone Preferred Stock"), have entered into a Share Exchange Agreement , dated August 12, 1998, as amended, with Executone and eLottery pursuant to which the Executone Preferred Holders will receive as of the Distribution Date, in exchange for their shares of Executone Preferred Stock, 15% of the outstanding shares of eLottery Common Stock and all of the outstanding shares of eLottery's Cumulative Convertible Preferred Stock, Series A, which may be converted, subject to achievement by the Company of certain net income and revenue levels, into that number of shares of eLottery Common Stock such that, upon conversion, the Executone Preferred Holders will own 34% of the outstanding shares of eLottery Common Stock, excluding any additional shares of eLottery Common Stock issued after the Distribution Date. As a result of these transactions, eLottery will become an independent, publicly-traded company. The accounting for this transfer of assets and liabilities will be reflected at their historical carrying value.

Prior to the transactions described above, eLottery has operated as a division of Executone since it was acquired by Executone on December 19, 1995. During the period of ownership, Executone has provided all funding for eLottery's operations. Executone has agreed to continue to provide financial support to eLottery until the Distribution Date, which support will not exceed an average sum of $1.5 million per quarter in accordance with the terms of Exchange Agreement. Executone will also provide to eLottery, pursuant to the terms of the Exchange Agreement, at the Exchange Closing Date, $3.0 million in cash, plus an additional amount in cash based upon when the Distribution is to be consummated as follows:

   Distribution Consummated    Cash Payable by
   By:                         Executone

   March 31, 1999............  $2.5 million
   April 30, 1999............  $2.0 million
   May 31, 1999..............  $1.5 million
   June 30, 1999.............  $1.0 million

If the Distribution is consummated after June 30, 1999, then the additional amount of cash shall be $500,000. At the Exchange Closing Date, Executone also will assume responsibility for, and pay when due, expenses incurred by eLottery but not yet paid, provided, however, that the maximum of such expenses shall not exceed $500,000. The purpose of this contribution from Executone is to provide eLottery with sufficient funds to continue as a going concern until eLottery achieves a break-even cash position.

The Consolidated Financial Statements included herein may not necessarily be indicative of the results of operations, financial position and cash flows of eLottery in the future or had it operated as a separate independent company during the periods presented. The Consolidated Financial Statements included herein do not reflect any changes that may occur in the financing and operations of eLottery as a result of the spin-off.

Note 3 - Summary of Significant Accounting Policies

Basis of Presentation. The accompanying consolidated financial statements include the accounts of eLottery and UniStar Entertainment. In consolidating the accompanying financial statements, all significant intercompany transactions have been eliminated. eLottery was allocated $313,044 in overhead costs related to Executone's administrative costs during the year ended December 31, 1997 that are included in operating expenses in the Consolidated Statements of Operations (see Note 8). Such costs were not allocated during 1996 or 1995 as they were not material at that stage of business development. The expenses allocated to eLottery for these services are not necessarily indicative of the expenses that would have been incurred if eLottery had been a separate, independent entity and had otherwise managed these functions. Subsequent to the spinoff, eLottery will be required to manage these functions and will be responsible for the expenses associated with the management of a public corporation.

In July 1997, eLottery began charging the NIL for shared activity expenses. Shared activity expenses represented all expenses incurred by eLottery which were direct expenses on behalf of the NIL, and consisted primarily of payroll, fringe benefit and travel-related costs for three employees whose time was devoted 100% to the NIL. Such charges reduced eLottery operating expenses on the statement of operations and increased the Advance to NIL on the balance sheet (See Note 10). These expenses will be eLottery expenses when eLottery becomes a stand-alone entity.

Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Pre-acquisition Financial Data. Executone acquired eLottery on December 19, 1995. Such acquisition was accounted for using the purchase method. Accordingly, the assets and liabilities acquired were recorded on the balance sheet at their fair market values, resulting in the recording of an intangible asset of approximately $15.8 million as of the acquisition date. During the period prior to its acquisition by Executone, eLottery was in its early development stages.

The expenditures made by the previous owners were primarily expenses relating to the startup of the business, including legal, lobbying, consulting and other professional fees, along with payroll, travel and other related expenses. These were reflected in the pre-acquisition statement of operations. Subsequent to the acquisition, eLottery's expenditures comprised primarily development costs for software and hardware, building costs and reimbursable advances to the NIL, all of which were recorded on the balance sheet (See Note 10). As a result of purchase accounting and the change in the nature of the business after the acquisition by Executone, financial data for the periods prior to Executone's purchase of eLottery on December 19, 1995 is not comparable to periods subsequent to the acquisition. See below for a discussion of the accounting treatment for each category of these costs.

In addition, the Consolidated Statement of Cash Flows for the year ended December 31, 1995 is based upon cash flows during the pre-acquisition period of January 1, 1995 through December 18, 1995. Other than the acquisition, which was a noncash transaction, there was no eLottery activity from December 19, 1995 through December 31, 1995.

The pre-acquisition financial data has not been restated to conform to the post-acquisition presentation.

Computer Hardware and Software. The costs of developing of the gaming and business software systems for the operation of the NIL, which includes the games themselves, the banking interface, the game reporting system and the financial accounting systems, are all assets of eLottery and are classified in Other Assets on the Consolidated Balance Sheets (See Note 5). On January 1, 1998, these expenditures were reclassified to Property & Equipment and are being depreciated over a five-year period.

Intangible Assets. Intangible assets represent the excess of the purchase price of eLottery over the fair value of the net liabilities assumed. Intangibles amortization began January 1, 1998 with the commencement of the NIL Agreement. The carrying value of intangibles is evaluated periodically in accordance with the provisions of SFAS No. 121 Accounting for the Impairment of Long-Lived Assets, by projecting future undiscounted net cash flows of the underlying business. If the sum of such cash flows is less than the book value of the long-lived assets, including intangibles, projected future cash flows are discounted and intangibles are adjusted accordingly. As of December 17, 1998, eLottery has determined that its intangibles are impaired and will be written down to zero during the fourth quarter of 1998 (See Note 10).

Advances to NIL. In accordance with the NIL Agreement, eLottery was responsible for providing operating capital to fund the development of the NIL including, but not limited to, the construction of the building to house the reservation operation center, computer and related software costs to build both the telecommunications and on-line Internet systems, lobbying and legal fees, advertising and promotional expenses, eLottery shared activity expenses and other operational costs. The first $8.5 million of such expenditures were not reimbursable to eLottery. Such costs consisted of eLottery assets, including computer hardware and software costs, the investment in IGT, NIL startup costs and amounts expended by eLottery on behalf of the NIL. Any sums advanced above the $8.5 million requirement were recorded as advances from eLottery were to be reimbursed to eLottery from NIL net profits. As of December 17, 1998, eLottery has determined that Advances to NIL are impaired and will be written down to zero during the fourth quarter of 1998 (See Note 10).

Investment in IGT. eLottery owns 233,333 shares (a 2.2% ownership interest) of IGT (subsequently renamed Virtual Gaming Technologies and referred to herein as "IGT"). The investment in IGT is recorded at cost. The fair value of this investment is in excess of its carrying value as of August 28, 1998 and is approximately [$1.3 million.]

Divisional Control. Historically, eLottery operated as a division of Executone. Accordingly, all operating, financing and investing activities of eLottery were funded through interdivisional transactions with Executone. The accompanying financial statements reflect this activity in the divisional control account. There has been no direct interest income or expense allocated to eLottery by Executone with respect to net liabilities or receivables. Prior to 1996, eLottery was funded by its previous owners.

Income Taxes. The taxable income of eLottery is included in the consolidated federal and state income tax returns of Executone. As a result, eLottery did not record a provision for income taxes in its historical financial statements. Due to the lack of any historical earnings and given that eLottery has only generated taxable losses since its inception, the accompanying Consolidated Statements of Operations reflect no current or deferred tax benefit for these losses (see Note 7).

Earnings Per Share. Earnings per share have been omitted from the Consolidated Statements of Operations since such information is not meaningful and eLottery is not an entity with its own capital structure.


Noncash Investing and Financing Activities. The following noncash investing and financing activities took place during the three years ended December 31, 1997:

                                            1997        1996          1995
                                         ----------------------------------
   Net assets acquired for Executone
       common and preferred stock........$    ---  $     ---   $12,711,000
   Capital leases for equipment
       acquisitions...................... 611,126        ---           ---

Refer  to  the  Consolidated   Statements  of  Cash  Flows  for  information  on
cash-related operating, investing and financing activities.


New Accounting Pronouncements. In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities (SOP 98-5). SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. In addition, the pronouncement requires that, effective January 1, 1999, previously capitalized start-up costs be expensed and classified as a cumulative effect of a change in accounting principle. Approximately $2.0 million in such costs, currently classified as other assets and intangible assets, would have been written off as of January 1, 1999 in accordance with the initial adoption of SOP 98-5. However, due to the termination of NIL operations, management has concluded that these costs will be written off during the fourth quarter of 1998.


Note 4 - Advances to NIL

Certain eLottery expenditures to fund the NIL were reimbursable in accordance with the NIL Agreement. These expenditures were recorded as Advances to NIL and included payroll and related costs, lobbying and legal fees, advertising and promotional expenses, eLottery shared activity expenses and other operational costs. eLottery shared activity expenses were direct NIL-related expenses incurred by eLottery which, effective July 1, 1997, were charged to the NIL. These costs included payroll and related costs for eLottery management personnel, as well as certain professional and other miscellaneous fees. Prior to July 1, 1997, such costs were included in eLottery's consolidated financial results. As of December 17, 1998, eLottery has determined that Advances to NIL are impaired and will be written down to zero during the fourth quarter of 1998 (See Note 10).

Startup costs relating to the development of additional applications for its technologies and services were not chargeable to the NIL and are not shared activity expenses.


Note 5 - Other Assets

Other assets consists of the following for the years ended December 31, 1997 and 1996:

                                          1997             1996
                                       ---------      ------------
      System Hardware and Software.....$3,413,768       $487,130
      NIL Building Costs............... 1,072,654        223,726
      Executive Life Insurance
        & Other........................   259,707        212,579
                                       ------------     ---------
                                       $4,746,129       $923,435


With the commencement of the NIL Agreement in January 1998, Systems Hardware and Software expenditures were reclassified to Property and Equipment and are being depreciated over a five-year period. As of December 17, 1998, eLottery has determined that the NIL building costs are impaired and will be written down to zero during the fourth quarter of 1998 (See Note 10).


Note 6 - Capital Lease Obligations

In 1997, eLottery has entered into capital lease arrangements for computer equipment with a net book value of approximately $540,000 at December 31, 1997. These leases have been capitalized using implicit interest rates which range from 8.4% to 9.5%.

The future  maturities  of  long-term  debt at December 31, 1997 are as follows:
$107,484 in 1998;  $117,674 in 1999; $128,831 in 2000; $141,048 in 2001; $45,515
in 2002.

For the year ended December 31, 1997, cash payments for interest expense on indebtedness were not material.

Note 7 - Income Taxes

Since eLottery has yet to generate any current revenue and has no historical earnings to support the realization of any current or deferred tax benefits, no current or deferred tax benefit has been recorded on the Statements of Operations for income taxes applicable to the net loss. eLottery does have certain deferred tax assets which represent future tax deductions, but they can only be utilized if eLottery generates sufficient future taxable income. As of December 31, 1997, a valuation allowance has been provided for the entire deferred tax asset.


The components of and changes in the net deferred tax asset are as follows:

                                                  Deferred
                                      Dec. 31,    (Expense)     Dec. 31
                                        1996       Benefit        1997

Net operating losses...............$    134,848  $   794,138  $   928,986
Deferred startup costs.............   2,895,833      324,075    3,219,908
                                   ------------  -----------  -----------
                                      3,030,681    1,118,213    4,148,894
Valuation allowance................  (3,030,681)  (1,118,213)  (4,148,894)
                                   ------------  -----------  -----------
Deferred tax asset.................$          -  $         -  $         -
                                   ============  ===========  ===========


As of December 31, 1997, eLottery has net operating loss carryforwards (NOLs), subject to review by the Internal Revenue Service, available to offset future income for tax return purposes of approximately $2.3 million. The NOLs expire as follows: $337,000 in 2011; $1,985,000 in 2012.

For the years ended December 31, 1997 and 1996, eLottery's startup costs are being deferred for tax purposes and will be amortized in the future, as taxable income is generated. The amounts included in Executone's NOLs primarily represent the deductibility of software development costs for tax purposes, which were capitalized for financial reporting purposes.


Note 8 - Related Party Transactions

Certain services are provided to eLottery by Executone including corporate management, legal, accounting, treasury, payroll, benefit administration, insurance, usage of computer systems, and office space at Executone's corporate office. During 1997, based upon a specific review of the corporate expenses incurred by Executone, $313,044 of such administrative costs were allocated to eLottery.

Certain software development services have been provided to eLottery by a firm, one of whose principals is related to an officer of eLottery. As of December 31, 1997, eLottery had incurred $193,000 in fees from this firm.

Subsequent to the Distribution, certain services will be provided to eLottery by Executone under the terms of the Master Services Agreement. The services will include legal, payroll and benefit administration, office space at Executone's corporate office in Milford, CT, computer and various financial, accounting and tax services. eLottery will compensate Executone for these services at rates established in the Master Services Agreement, with such rate being equal to Executone's cost of providing each service, plus allocable overhead. Executone will provide these services for a period of 120 days after the separation of eLottery from Executone. Services can be extended beyond 120 days on a monthly basis by written agreement between the parties.


Note 9 - Commitments and Contingencies

eLottery, in its attempts to fulfill its responsibilities in accordance with the NIL Agreement, faced certain risks.

On October 16, 1995, the CDA filed an action entitled Coeur d'Alene Tribe v. AT&T Corp. in the Tribal Court, located in Plummer, Idaho (Case No. C195-097):
(i) requesting a ruling that the NIL is legal under the federal Indian Gaming Regulatory Act of 1988 ("IGRA"), that IGRA preempts state laws on the subject of

Indian gaming, that Section 1084 is inapplicable and that therefore the states lack authority to issue Section 1084 notification letters to any long-distance carrier; and (ii) seeking an injunction preventing AT&T from refusing to provide telephone service to the NIL. The CDA position was based on its view that all NIL gaming activity was occurring on "Indian lands" as required by IGRA. On February 28, 1996, the Tribal Court ruled: (i) that all requirements of IGRA have been satisfied; (ii) that Section 1084 is inapplicable and the states lack jurisdiction to interfere with the NIL; and (iii) that AT&T cannot refuse service to the NIL. This ruling and a related order dated May 1, 1996 were subsequently appealed to the Tribal Appellate Court, which on July 2, 1997 affirmed the lower Tribal Court's May 1, 1996 ruling and analysis upholding the CDA's right to conduct the NIL telephone lottery. On August 22, 1997, AT&T filed a complaint for declaratory judgment against the CDA in the U. S. District Court for the District of Idaho, to obtain a federal court ruling on the validity and enforceability of the Tribal Court ruling. The District Court heard argument on December 8, 1998 on the cross motions for summary judgment filed by the Tribe and AT&T and the brief of 19 state attorneys general appearing as amici. On December 17, 1998, that Court issued an opinion and order denying the motions and counter-claims of the Tribe and granting declaratory judgment in favor of AT&T upholding the position of AT&T and the amici and overruling the decisions of the Tribal Courts. In response to that decision, eLottery and the Tribe terminated operations of the NIL and the US Lottery to every state where it had been offered.

On September 14, 1998, the CDA, eLottery and representatives of the U.S. Department of Justice had discussions regarding a declaratory judgment to be sought jointly from the U.S. District Court for the District of Idaho as to whether the operation of the NIL is legal under 18 U.S.C. ss.ss.1952 and 1955. eLottery is informed that the Department of Justice views such operation to be in violation of such statutes. The Department of Justice proposed that the parties file a joint stipulation of facts and cross-motions for summary judgment in the declaratory judgment action. eLottery has not yet determined whether any such joint stipulation and action for declaratory judgment is in its best interests. On December 17, 1998, the Idaho Federal District Court issued an opinion and order granting declaratory judgment in favor of the action styled AT&T v. Coeur D' Alene Tribe. In response to that decision, eLottery and the Tribe terminated operation of the NIL and the US Lottery. In light of the ruling of the U.S. District Court of Idaho and the termination of the NIL and the US Lottery, eLottery has requested confirmation from the Department of Justice that no further action will be taken.

On May 28, 1997, the Attorney General of the State of Missouri brought an action in the Circuit Court of Jackson County, Missouri, against the CDA and UniStar Entertainment seeking to enjoin the NIL games offered by the CDA over the Internet and managed by UniStar Entertainment. The complaint also sought civil penalties, attorneys fees and court costs. The complaint alleges that the NIL violates Missouri anti-gambling laws and that the marketing of the games violates the Missouri Merchandising Practices Act. UniStar Entertainment and the CDA removed the case to the U.S. District Court for the Western District of Missouri, which denied the State's subsequent motion to remand back to the state court. The court also subsequently granted a motion to dismiss the CDA from this case based on sovereign immunity. The court preliminarily denied a motion to dismiss UniStar Entertainment based on sovereign immunity, although the court indicated it might reconsider that decision. UniStar Entertainment filed a motion for reconsideration of its motion for dismissal. The State of Missouri has appealed the dismissal of the CDA to the Eighth Circuit Court of Appeals.

On January 28, 1998, the State of Missouri sought to dismiss voluntarily the existing federal case against UniStar Entertainment and the next day filed a new action against Executone, UniStar Entertainment and two tribal officials, with essentially the same allegations, in state court. The State obtained a temporary restraining order from a state judge against Executone, UniStar Entertainment and two tribal officials enjoining the marketing of the NIL Internet and telephone lotteries in the State of Missouri. On February 5, 1998, the U.S. District Court for the Eastern District of Missouri ruled that this second case also should be heard in federal court, transferred the second case to the Western District of Missouri where the original case had been filed, and dissolved the state court's temporary restraining order. A motion to dismiss the second case based on the sovereign immunity of all the defendants and a motion to abstain in favor of the jurisdiction of the Coeur d'Alene Tribal Court are pending. The State of Missouri has appealed to the Eighth Circuit the denial of its motion to remand the case to state court or, in the alternative, to seek a preliminary injunction.

On January 6, 1999, the Eighth Circuit dismissed Missouri's appeal from the Eastern District of Missouri. In the same opinion, the Eight Circuit vacated the decisions from the Western District of Missouri as to the CDA and remanded that case to the Western District for a hearing on whether the Internet games of the NIL are gaming activities "on Indian lands." The Eighth Circuit also held valid

Missouri's voluntary dismissal of UniStar Entertainment from the Western District lawsuit. On January 20, 1999, the CDA filed a motion for reconsideration and suggestion for rehearing en banc of the portion of the Eight Circuit's opinion regarding the CDA. In light of the termination of the NIL and the US Lottery, eLottery anticipates seeking dismissal of the Circuit and Missouri actions.

On September 15, 1997, the State of Wisconsin, by its Attorney General, filed an action in the Wisconsin State Circuit Court for Dane County against Executone, UniStar Entertainment and the CDA, to permanently enjoin the NIL offered by the CDA on the Internet. The complaint alleges that the offering of the NIL violates Wisconsin anti-gambling laws and that legality of the NIL has been misrepresented to Wisconsin residents in violation of state law. In addition to an injunction, the suit seeks restitution, civil penalties, attorneys' fees and court costs. Executone, UniStar Entertainment and the CDA have removed the case to the U.S. District Court in Wisconsin. On February 18, 1998, the District Court dismissed the CDA from the case based on sovereign immunity and dismissed Executone based on the State's failure to state a claim against Executone. The State of Wisconsin has appealed the dismissal of the CDA to the Seventh Circuit Court of Appeals. A motion to dismiss the case against UniStar Entertainment on the basis of sovereign immunity were denied. UniStar Entertainment has appealed the denial of its motion to dismiss to the Seventh Circuit Court of Appeals. In light of the termination of the NIL and the US Lottery, eLottery anticipates seeking dismissal of this action.

Note 10 - Subsequent Events - Impairment of Long-lived Assets

On December 17, 1998, the United States District Court for the District of Idaho ruled in the case of Coeur d'Alene Tribe vs. AT&T that the orders previously issued by the Tribal Court upholding the legality of the US Lottery were erroneous (see Note 9 for a description of the litigation). In response to that decision, eLottery and the Tribe have terminated operation of the NIL and the US Lottery. As a result of this unfavorable legal outcome, eLottery has reevaluated certain of its assets in accordance with the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets. Based upon such review, management has determined that both the intangibles and the advances to the NIL have been impaired as of the date of this legal decision and will be written down to zero during the fourth quarter of 1998. As of September 30, 1998, intangibles and advances to NIL were $12,977,582 and $12,872,544, respectively. eLottery has also determined that NIL startup costs (primarily post-acquisition building costs) included in other assets is impaired. These amounts would have been written off as of January 1, 1999 in accordance with the initial adoption of SOP 98-5. However, due to the termination of NIL operations, management has concluded that it should be written off during the fourth quarter of 1998. NIL startup costs included in other assets as of September 30, 1998 were approximately $0.7 million.

The remaining assets primarily represent system hardware and software costs. In the opinion of management, these costs will be recoverable in the future as eLottery continues to pursue the sale of its technology and systems to state and international lotteries that decide to sell their tickets over the Internet, by telephone or through networked electronic lottery terminals.

                         eLottery, Inc. and Subsidiary
                          Consolidated Balance Sheets
                         (A Development Stage Company)
                                  (Unaudited)


                                                        September 30,
                                        -------------------------------------
                                         Pro Forma
                                           1998
                                         (Note 1)      1998           1997
                                       -----------  ----------    -----------
ASSETS
Current Assets
      Prepaids and other current
        assets                         $         -  $     1,625   $         -
                                       -----------  -----------   -----------

            Total Current Assets                 -        1,625             -
Property & Equipment, net..............  4,022,279    4,022,279        17,349
Intangible Assets (Note 1).............          -   12,977,582    15,841,000
Advances to NIL (Note 1)...............          -   12,872,544     1,930,064
Investment in IGT......................    700,000      700,000       700,000
Other Assets (Note 1)..................    725,228    1,397,191     3,745,335
                                       -----------  -----------   -----------
            TOTAL ASSETS               $ 5,447,507  $31,971,221   $22,233,748
                                       ===========  ===========   ===========

LIABILITIES AND DIVISIONAL CONTROL

LIABILITIES
Current Liabilities
      Current portion of capital
        lease obligations              $   115,248  $   115,248   $    92,677
      Accounts payable and accrued
        liabilities                      1,853,475    1,853,475       531,581
                                         1,968,723    1,968,723       624,258

Deferred Income (Note 1)...............          -    2,324,556             -
Long-Term Capital Lease Obligations        345,076      345,076       397,844
                                       -----------  -----------   -----------
                                         2,313,799    4,638,355     1,022,102

DIVISIONAL CONTROL
Investment in eLottery................. 29,844,317   29,844,317    22,616,597
Deficit Accumulated During the
  Development Stage                    (26,710,609)  (2,511,451)   (1,404,951)
                                         3,133,708   27,332,866    21,211,646
                                       -----------  -----------   -----------

            TOTAL LIABILITIES AND
                DIVISIONAL CONTROL.....$ 5,447,507  $31,971,221   $22,233,748
                                       ===========  ===========   ===========


The accompanying notes are an integral part of these consolidated balance sheets.

                         eLottery, Inc. and Subsidiary
                     Consolidated Statements of Operations
                         (A Development Stage Company)
                                  (Unaudited)
                                                                      Cumulative
                                                                    from Inception
                                       Nine-Month Periods Ended    (July 29, 1993)
                                             September 30,             through
                                         1997         1998          September 30,
1998

   Revenues...........................$        -   $        -      $          -

   Cost of Revenues ..................         -            -                 -
                                        ---------    ---------       -----------
         Gross Profit.................         -            -                 -

   Operating Expenses:
      Payroll and related.............   472,284      449,099         2,290,024
      Other selling, general and
        administrative     162,129       661,944    4,355,702
      Depreciation and amortization...     3,075      668,998           683,321
      Allocation of corporate expenses   175,231            -           313,044
      Expenses charged to NIL.........  (166,366)    (834,766)       (1,201,443)
                                        ---------    ---------       -----------

   Operating Loss.....................  (646,353)    (945,275)       (6,440,648)

   Other Expenses.....................    (3,016)        (407)         (200,409)
                                        ---------    ---------       -----------

   Net Loss...........................$ (649,369)  $ (945,682)     $ (6,641,057)
                                        =========    =========       ===========


The accompanying notes are an integral part of these consolidated financial statements.

                         eLottery, Inc. and Subsidiary
                     Consolidated Statements of Cash Flows
                         (A Development Stage Company)
                                  (Unaudited)


                                                                      Cumulative
                                                                    from Inception
                                       Nine-Month Periods Ended    (July 29, 1993)
                                             September 30,             through
                                         1997         1998          September 30,
1998

Cash Flows from Operating Activities:
   Net Loss ........................    $   (649,369)   $    (945,682)   $ (6,641,057)
   Adjustment to reconcile net
     loss to net cash used by
     operating activities:
   Depreciation and amortization....           3,075          668,998         683,321
     Other .........................               -                -         121,507
     Changes in working capital items
        Accounts payable and accruals        (89,293)       1,593,715         938,048
        Other working capital items,
          net                                  9,000           (1,625)         (1,715)
Net Cash Used by Operating Activities       (726,587)       1,315,406      (4,899,896)

Cash Flows from Investing Activities:
   Capital Expenditures.............      (1,301,045)      (1,519,584)     (4,347,294)
   Distributions to CDA.............        (225,000)        (225,000)       (850,000)
Funding of NIL operations...........      (1,037,477)      (4,169,521)     (6,323,816)
   Funding for NIL building and
     pre-acquisition legal
     expenses.......................      (1,424,215)        (545,618)     (3,517,847)
   Investment in IGT................               -                -        (700,000)
   Other............................         (23,061)        (309,509)       (378,941)
Net Cash Used by Investing Activities     (4,010,798)      (6,769,232)    (16,117,898)

Cash Flows from Financing Activities:
   Repayment of Capital Lease
     Obligations                             (41,823)         (80,228)       (150,802)
   Funding from Executone........          4,779,208        5,534,054      21,168,596
Net Cash Provided by Financing
  Activities                               4,737,385        5,453,826      21,017,794
Net (Decrease) Increase in Cash.....               -                -               -
Cash, beginning of period                          -                -               -
Cash, end of period.................    $          -    $           -   $           -

The accompanying notes are an integral part of these consolidated financial statements.

                         eLottery, Inc. and Subsidiary
             Notes to Unaudited Consolidated Financial Statements
                 Nine Months Ended September 30, 1998 and 1997
                                  (Unaudited)

Note 1 - The Consolidated Balance Sheets at September 30, 1998 and 1997 and the Consolidated Statements of Operations and Cash Flows for the nine-month periods ended September 30, 1998 and 1997 have not been audited, but have been prepared in conformity with the accounting principles applied in the eLottery, Inc. and Subsidiary ("eLottery") audited consolidated financial statements as of December 31, 1997 and 1996 and for the three years in the period ended December 31, 1997. In the opinion of management, this information includes all material adjustments necessary for a fair presentation. The results for the nine-month periods are not necessarily indicative of the results expected for the year.


These consolidated financial statements should be read in conjunction with the audited financial statements and notes as of December 31, 1997 and 1996 and for the three years in the period ended December 31, 1997.


In response to the legal decision issued December 17, 1998 in Coeur d'Alene Tribe vs. AT&T (see Notes 9 and 10 in the Notes to Consolidated Financial Statements as of December 31, 1997 and 1996 and for the three years in the period ended December 31, 1997 for a description of the litigation), eLottery and the CDA have terminated operation of the NIL and the US Lottery. As a result, eLottery has reevaluated certain of its assets in accordance with the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets. Based upon such review, management has determined that both the intangibles and the advances to the NIL have been impaired as of the date of this legal decision and will be written down to zero during the fourth quarter of 1998. As of September 30, 1998, intangibles and advances to NIL were $12,977,582 and $12,872,544, respectively. eLottery has also determined that NIL startup costs (primarily post-acquisition building costs) included in other assets is impaired. These amounts would have been written off as of January 1, 1999 in accordance with the initial adoption of SOP 98-5. However, due to the termination of NIL operations, management has concluded that it should be written off during the fourth quarter of 1998. NIL startup costs as of September 30, 1998 included in other assets were approximately $0.7 million. The impact of these adjustments, had they been made as of September 30, 1998, has been presented on the face of the consolidated balance sheet in a column entitled "Pro Forma 1998."

eLottery is in the development stage and its activities to date have been primarily related to the organization of the company, developing the business and gaming systems necessary to operating a national telephone lottery and the on-line uslottery.com Internet site, and preparing a marketing plan for selling its technology to entities licensed to sell lottery tickets. With the termination of operations of the NIL, eLottery expects to derive its future revenues from the sale or licensing of the technology it has developed. eLottery has yet to record any revenue. See Note 1 in the audited financial statements and notes as of December 31, 1997 and 1996 and for the three years in the period ended December 31, 1997 for a discussion of development stage risks.

Advances to NIL as of September 30, 1998, include approximately $1.5 million of costs incurred by the NIL, which are not yet funded by eLottery.

Note 2 - eLottery reclassified $4.6 million of assets from Other Assets to Property & Equipment during the nine-month period ended September 30, 1998 and commenced depreciating the assets over a five-year period. Property & Equipment consists of the following at September 30, 1998 and 1997:

                                          1998           1997
                                       ---------      --------
      Computer Hardware ..............$  825,461      $      -
      Computer Software............... 3,485,416             -
      Office Phone System.............   129,068             -
      Other...........................   200,334        22,650
                                      ------------  ----------
                                       4,640,279        22,650
      Less: Accumulated Depreciation..  (618,000)       (5,301)
                                      $4,022,279     $  17,349
                                      ==========     =========

Depreciation expense for the nine-month period ended September 30, 1998 was $612,699. Intangibles amortization for the nine-month period ended September 30, 1998 was $50,998.

Note 3 - During the three-month period ended June 30, 1998, certain provisions in the NIL Agreement were clarified based upon the then-operational status of the NIL. These provisions related to the reclassification of certain costs from a non-reimbursable asset category to a reimbursable category to eLottery by the NIL. Accordingly, $5.0 million was reclassified to Advances to NIL representing additional amounts reimbursable from the NIL, offset by a $2.8 million reduction in intangibles (reflecting pre-acquisition costs) and $2.2 million in deferred income (reflecting post-acquisition costs previously expensed by eLottery prior to 1998).

Note 4 - In order to facilitate Executone's business plan in connection with the Distribution, Executone has offered to Michael W. Yacenda and Robert Hopwood, participants in the Stock Plan, a retention and incentive program effective as of September 15, 1998 (the "Transition and Retention Plans"). The Transition and Retention Plans extend the Stock Loans of Messrs. Yacenda and Hopwood, the aggregate amount of which is $1.8 million, including $400,000 in interest advanced to Messrs. Yacenda and Hopwood, to the earlier of March 31, 2001, or the date on which their respective employment with eLottery terminates. Under the Transition and Retention Plans, Messrs. Yacenda and Hopwood earn forgiveness of their respective Stock Loans over time. eLottery has agreed to advance to Messrs. Yacenda and Hopwood the interest on such loans that accrues after the Distribution Date as it comes due. Executone previously had agreed to guarantee the Stock Loans. If Messrs. Yacenda or Hopwood resign while there exists an outstanding balance on their respective Stock Loans, then the resigning employee is liable for that portion of such Stock Loan that has not been forgiven. If Messrs. Yacenda and Hopwood remain employed with eLottery and the full benefit under the Transition and Retention Plans vests, then, pursuant to the Exchange Agreement, eLottery and Executone will share equally in any liability incurred under the Transition and Retention Plans. If Messrs. Yacenda or Hopwood resign from eLottery, eLottery will indemnify Executone for 50% of any liability it incurs as a result of such guarantee. If eLottery terminates the employment of Messrs. Yacenda or Hopwood, eLottery will indemnify Executone for 100% of any liability it incurs as a result of such guarantee.

    No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that information contained herein is correct as of any time subsequent to the date hereof.

                               TABLE OF CONTENTS
                                       Page

PROSPECTUS SUMMARY.......................1
RISK FACTORS.............................8
THE DISTRIBUTION........................14
FEDERAL INCOME TAX CONSEQUENCES.........16
DISTRIBUTION POLICY.....................17
CAPITALIZATION..........................17
eLOTTERY, INC. UNAUDITED CONSOLIDATED
     PRO FORMA FINANCIAL INFORMATION....18
eLOTTERY, INC. SELECTED HISTORICAL
     CONSOLIDATED FINANCIAL
     INFORMATION........................21
MANAGEMENT'S DISCUSSION AND ANALYSIS
     OF FINANCIAL CONDITION AND RESULTS
     OF OPERATIONS......................23
ARRANGEMENTS BETWEEN EXECUTONE AND
     eLOTTERY RELATING TO THE
     DISTRIBUTION.......................29
BUSINESS................................31
MANAGEMENT OF eLOTTERY..................44
CERTAIN RELATIONSHIPS AND RELATED
     TRANSACTIONS.......................46
EXECUTIVE COMPENSATION..................47
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
      OWNERS OF eLOTTERY COMMON STOCK
      AND eLOTTERY PREFERRED STOCK......51
DESCRIPTION OF eLOTTERY CAPITAL STOCK...53
CERTAIN ANTITAKEOVER EFFECTS OF CERTAIN
     PROVISIONS OF THE eLOTTERY
     CERTIFICATE, THE eLOTTERY BYLAWS,
     THE eLOTTERY RIGHTS PLAN AND THE
     GENERAL CORPORATION LAW OF
     DELAWARE...........................57
LIABILITY AND INDEMNIFICATION OF
     DIRECTORS AND OFFICERS.............60
PLAN OF DISTRIBUTION....................60
LEGAL MATTERS...........................61
EXPERTS.................................61
INDEX TO FINANCIAL STATEMENTS..........F-1

     Until __________ __, 199_ (25 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotment or subscriptions.






                               9,967,824 Shares







                                eLOTTERY, INC.



                                 Common Stock







                          --------------------------


                                  PROSPECTUS
                                --------------








                          , 1999

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13.  Other Expenses of Issuance and Distribution

      Set forth below is an estimate of the approximate amount of the fees and expenses payable by the Registrant in connection with the issuance and distribution of the eLottery Common Stock.

Securities and Exchange Commission, registration fee..............   $______
NASD filing fee...................................................    ______
[Nasdaq Stock Market] listing fee.................................    ______
Printing and mailing..............................................    ______
Accountant's fees and expenses....................................    ______
Counsel fees and expenses.........................................    ______
Miscellaneous.....................................................    ______
    Total.........................................................   $______


Item 14.  Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement or otherwise.


      The Amended and Restated Certificate of Incorporation of the Registrant (the "Certificate") provides that each person who was or is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was or has agreed to become a director or officer of the Registrant or is or was serving or has agreed to serve at the request of the Registrant as a director, officer, trustee, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in any such capacity, shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the DGCL against all costs, expenses (including, but not limited to, attorneys' fees), judgments, fines, penalties, damages, losses, liabilities and amounts paid in settlement that are actually and reasonably incurred in defending any such proceeding in advance of its final disposition, such advances to be paid by the Registrant within 30 days after the receipt by the Registrant of a written statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that it shall be a condition precedent to the advance payment of such expenses that there shall have been delivered to the Registrant a written undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified hereunder or otherwise. No bond or other security shall be required. The Registrant shall not be obligated to reimburse the costs of any settlement to which it has not agreed.

      No  amendment,  termination  or  repeal  of such  provision  or any of the relevant  provisions of the DGCL or any other  applicable  laws shall in any way diminish the rights of any director or officer of the Registrant to indemnification or to the advancement of costs and expenses under such provision with respect to any proceeding arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

      If such provision or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, the Registrant shall nevertheless indemnify, and advance costs and expenses to, each director or officer of the Registrant as to any costs, expenses (including, but not limited to, attorneys' fees), judgments, fines, penalties, damages, losses, liabilities and amounts paid in settlement with respect to any proceeding, to the full extent permitted by any applicable portion of such provision that shall not have been invalidated and to the fullest extent permitted by law.

      If the DGCL is amended after the filing of the Certificate with the Delaware Secretary of State to further expand the indemnification permitted to directors and officers of the Registrant, then the Registrant shall indemnify such persons to the fullest extent permitted by the DGCL, as so amended.


      The DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.


      The Certificate also provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for any monetary damages for breaches of fiduciary duty as a director provided that this provision shall not eliminate or limit the liability of a directors: (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (ii) under Section 174 of the DGCL; or (iv) or any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the initial filing of the Certificate to further eliminate or limit the personal liability of directors, then the liability of a Director of the Registrant shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. No amendment, termination or repeal of such provision shall in any way diminish any right or protection of a director of the Registrant that existed at the time of the final adoption of such amendment, termination or repeal.


      The Reorganization Agreement provides for indemnification by Executone of the Registrant, its Directors and officers, and by the Registrant of Executone, its Directors and officers for certain liabilities, including certain liabilities arising in connection with the Distribution.


Item 15.  Recent Sales of Unregistered Securities

      On December 19, 1995, Executone acquired 100% of the eLottery Common Stock with a combined value of for Executone Common Stock and Executone Preferred Stock with a combined value of $12.7 million. Registrant issued these shares of eLottery Common Stock in reliance on an exemption from registration under
Section 4(2) of the Securities Act.

      On August 12, 1998, Registrant entered into a Share Exchange Agreement pursuant to which Registrant will issue at the Distribution Date eLottery Common Stock and eLottery Preferred Stock with a combined value ranging between approximately $4.0 million and $5.4 million, based on the estimate of the Executone Board, to holders of Executone Preferred Stock as described in the Prospectus. Registrant will issue these shares of eLottery Common Stock and eLottery Preferred Stock in reliance on an exemption from registration under
Section 4(2) of the Securities Act.

Item 16.  Exhibits and Financial Statement Schedules

      (a) Financial Statements. All other schedules are omitted because the required information is not applicable or the information required has been disclosed in the financial statements and related notes included in the Prospectus.

      (b)   Exhibits

      Exhibit No. Description
       3.1*       Amended and Restated Certificate of Incorporation of the
                  Registrant
       3.2*       Bylaws of the Registrant
       4.1        Form of Common Stock Certificate
       4.2        Form of Stockholder Rights Agreement between Registrant and
                  _________________ .
       5.1        Opinion of Hunton & Williams
       8.1        Tax Opinion of Hunton & Williams
      10.1*       Share  Exchange  Agreement,  dated  August 12,  1998,  between
                  Executone, Registrant and Watertone Holdings L.P., Cooper Life
                  Sciences,  Inc.,  John C.  Shaw,  Richard  Bartlett,  Jerry M.
                  Seslowe, 10-26 S. William Street Associates, Louis K.
                  Adler and Resource Holdings Ltd.
      10.1(a)**   Amendment,   dated   December  22,  1998,  to  Share  Exchange
                  Agreement dated August 12, 1998, between Executone, Registrant and Watertone Holdings L.P., Cooper Life Sciences,  Inc., John
                  C. Shaw, Richard Bartlett,  Jerry M. Seslowe, 10-26 S. William
                  Street Associates, Louis K. Adler and Resource Holdings Ltd.
      10.2*       Form of Reorganization Agreement between Registrant and
                  Executone
      10.3*       Form of Master Services Agreement between Registrant and
                  Executone
      10.4*       Form of Tax Sharing Agreement between Registrant and
                  Executone
      10.6*       eLottery, Inc. Stock Option Plan
      10.7*       Employment Agreement, dated August 31, 1998, between
                  Registrant and Michael W. Yacenda
      10.8*       Employment Agreement, dated August 31, 1998, between
                  Registrant and Robert W. Hopwood
      10.9*       Employment Agreement, dated August 31, 1998, between
                  Registrant and Charles A. Degliomini
      10.10*      Transition and Retention Plan of Michael W. Yacenda
      10.11*      Transition and Retention Plan of Robert W. Hopwood
      10.12*      NIL Agreement, dated January 16, 1995, between UniStar
                  Entertainment and the National Indian Lottery

      10.14       Financial Advisory Agreement, dated _______, between
                  Registrant and Resource Holdings Ltd.
      10.15*      Securities Purchase Agreement, dated September 5, 1996,
                  between UniStar Entertainment, Inc. and Virtual Gaming
                  Technologies, Inc. (formerly Internet Gaming Technologies,
                  Inc.).
      10.16*      Common  Stock  Purchase  Warrant  for  the  purchase  of up to
                  200,000 shares of common stock,  $.00001 par value, of Virtual
                  Gaming Technologies, Inc.
      10.17*      Agreement, dated February 11, 19997, between UniStar
                  Entertainment, Inc. and CasinoWorld Holdings, Ltd.
      21.1*       Subsidiaries of eLottery
      23.1*       Consent of Hunton & Williams
      23.2**      Consent of Arthur Andersen LLP
      24.1        Power of Attorney (included on signature page)
      27.1*       Financial Data Schedule for the Six-Month Period Ended June
                  30, 1998
      27.2*       Financial  Data Schedule for the Year Ended December 31, 1997
      99.1*       Consent of Robert A. Berman to be named as a Director nominee
                  99.2* Consent of Stanley M. Blau to be named as a Director nominee 99.3* Consent of Alan Kessman to be named as a
                  Director nominee 99.4* Consent of Jerry M. Seslowe to be named as a Director nominee 99.5* Consent of Michael W. Yacenda to be named as a Director nominee
      99.6**      Consent of Philip Gunn to be named as a Director nominee

* Previously Filed
**Filed herewith

Item 17. Undertakings

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 14 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

                                  SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Milford, State of Connecticut, on the 25th day of January, 1999.

                                 eLOTTERY, INC.
                                 a Delaware corporation
                                 (Registrant)


                             By: /s/ Michael W. Yacenda
                                 -------------------------------------------
                                 Michael W. Yacenda
                                 President, Treasurer, Principal Executive
                                 Officer, Principal Financial Officer
                                 and Principal Accounting Officer


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on the 25th day of January, 1999 in the capacities indicated.

Signature                                    Title




/s/ Alan Kessman                         Director and Vice Chairman
------------------------------
Alan Kessman

/s/ Michael W. Yacenda                   Director, President, Treasurer
------------------------------           Principal Executive Officer,
Michael W. Yacenda                       Principal Financial Officer
                                         and Principal Accounting Officer

                                 EXHIBIT INDEX

Exhibit   Document                                    Sequentially Numbered Page

3.1*      Amended and Restated Certificate of Incorporation of the Registrant

3.2*      Bylaws of the Registrant

4.1       Form of Common Stock Certificate

4.2 Form of Stockholder Rights Agreement between Registrant and _________________.

5.1       Opinion of Hunton & Williams

8.1       Tax Opinion of Hunton & Williams

10.1* Share Exchange Agreement, dated August 12, 1998, between Executone, Registrant and Watertone Holdings L.P., Cooper Life Sciences, Inc., John C. Shaw, Richard Bartlett, Jerry M. Seslowe, 10-26 S. William Street Associates, Louis K. Adler and Resource Holdings Ltd.

10.1(a)** Amendment,  dated December 22, 1998, to Share Exchange Agreement dated
          August 12, 1998, between Executone, Registrant and Watertone Holdings L.P., Cooper Life Sciences, Inc., John C. Shaw, Richard Bartlett, Jerry M. Seslowe, 10-26 S. William Street Associates, Louis
          K. Adler and Resource Holdings Ltd.

10.2*     Form of Reorganization Agreement between Registrant and Executone

10.3*     Form of Master Services Agreement between Registrant and Executone

10.4*     Form of Tax Sharing Agreement between Registrant and Executone

10.6*     eLottery, Inc. Stock Option Plan

10.7* Employment Agreement, dated August 31, 1998, between Registrant and Michael W. Yacenda

10.8* Employment Agreement, dated August 31, 1998, between Registrant and Robert W. Hopwood

10.9* Employment Agreement, dated August 31, 1998, between Registrant and Charles A. Degliomini

10.10*    Transition and Retention Plan of Michael W. Yacenda

10.11*    Transition and Retention Plan of Robert W. Hopwood

10.12* NIL Agreement, dated January 16, 1995, between UniStar Entertainment and the National Indian Lottery

10.14 Financial Advisory Agreement, dated _______, between Registrant and Resource Holdings Ltd.

10.15* Securities Purchase Agreement, dated September 5, 1996, between UniStar Entertainment, Inc. and Virtual Gaming Technologies, Inc. (formerly Internet Gaming Technologies, Inc.).

10.16* Common Stock Purchase Warrant for the purchase of up to 200,000 shares of common stock, $.00001 par value, of Virtual Gaming Technologies, Inc.

10.17* Agreement, dated February 11, 19997, between UniStar Entertainment, Inc. and CasinoWorld Holdings, Ltd.

21.1*     Subsidiaries of eLottery

23.1*     Consent of Hunton & Williams

23.2**    Consent of Arthur Andersen LLP

24.1      Power of Attorney (included on signature page)

27.1*     Financial  Data Schedule for the Six-Month Period Ended June 30, 1998

27.2*     Financial Data Schedule for the Year Ended December 31, 1997

99.1*     Consent of Robert A. Berman to be named as a Director nominee

99.2*     Consent of Stanley M. Blau to be named as a Director nominee

99.3*     Consent of Alan Kessman to be named as a Director nominee

99.4*     Consent of Jerry M. Seslowe to be named as a Director nominee

99.5*     Consent of  Michael W. Yacenda to be named as a Director nominee

99.6**    Consent of Philip Gunn to be named as a Director nominee

* Previously Filed
**Filed herewith